UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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INTERCONTINENTAL EXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERCONTINENTAL EXCHANGE, INC.

NOTICE OF 2017 ANNUAL MEETING

AND

PROXY STATEMENT

March [    ], 2017

Dear Stockholder:

On behalf of the Board of Directors and management of Intercontinental Exchange, Inc., I am pleased to invite you to the 2017 Annual Meeting of Stockholders. The Annual Meeting will be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305 on Friday, May 19, 2017 at 8:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. Our Board of Directors and senior officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

Again this year, we are delivering proxy materials for the Annual Meeting under the Securities and Exchange Commission’s “Notice and Access” rules. These rules permit us to furnish proxy materials, including the attached Proxy Statement and our 2016 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy, and other natural resources and to lower printing and distribution expenses paid by Intercontinental Exchange. Our stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to access and review all of our proxy materials on the Internet, and will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote telephonically or electronically using the telephone and Internet voting procedures described on the proxy card at your earliest convenience.

Sincerely,

Jeffrey C. Sprecher Chairman and Chief Executive Officer Intercontinental Exchange, Inc.

Intercontinental Exchange, Inc.

5660 New Northside Drive, Third Floor

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2017

NOTICE HEREBY IS GIVEN that the 2017 Annual Meeting of Stockholders of Intercontinental Exchange, Inc. will be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305 on Friday, May 19, 2017 at 8:30 a.m., local time, for the purposes of considering and voting upon:

1.	The election of eleven directors to serve until the 2018 Annual Meeting of Stockholders;

2.	An advisory resolution to approve our executive compensation;

3.	An advisory vote on the frequency of future advisory votes on executive compensation;

4.	The approval of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan;

5.	The approval of an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit;

6.	The approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries;

7.	The approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014;

8.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

9.	A stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations, if properly presented at the Annual Meeting; and

10.	Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 21, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

If you hold your shares of common stock through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your ownership as of March 21, 2017.

A list of stockholders entitled to vote at the 2017 Annual Meeting of Stockholders will be available for inspection upon request of any stockholder for any purpose germane to the meeting at our principal executive offices, 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328, during the ten days prior to the meeting, during ordinary business hours, and at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305, during the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY VOTE BY TELEPHONE OR INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR BY MAIL IF YOU RECEIVE A PRINTED PROXY CARD.

By Order of the Board of Directors,

Jeffrey C. Sprecher
Chairman and Chief Executive Officer

Atlanta, Georgia

March [    ], 2017

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 19, 2017

We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet and how to vote, as well as instructions on obtaining a paper copy of the proxy materials.

For additional information, see Additional Information – Voting Instructions and

Frequently Asked Questions below.

To Vote by Internet and to Receive Materials Electronically

Read the Proxy Statement.

Go to the website www.proxyvote.com that appears on your proxy card.

Enter the control number found on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by Intercontinental Exchange, Inc.

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Page

NON-EMPLOYEE DIRECTOR COMPENSATION	46
Director Compensation Table	48

COMPENSATION COMMITTEE REPORT	49

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION	50
Directors’ Recommendation	50

PROPOSAL 4—APPROVAL OF THE INTERCONTINENTAL EXCHANGE, INC. 2017 OMNIBUS EMPLOYEE INCENTIVE PLAN	51
Summary of the 2017 Employee Plan	53
Overview	53
Administration	53
Eligibility	54
ICE Common Stock Available for Awards under the Plan	54
Type of Awards	55
Change in Control	56
Performance Awards	56
U.S. Federal Income Tax Implications of Awards	57
Transfer Restrictions	58
Clawback/Recoupment	59
Amendment and Termination	59
New Plan Benefits	59
Directors’ Recommendation	59

EQUITY COMPENSATION PLAN INFORMATION	60

PROPOSAL 5—APPROVAL OF AN AMENDMENT TO THE INTERCONTINENTAL EXCHANGE, INC. 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN TO ADD AN AGGREGATE ANNUAL COMPENSATION LIMIT	61
Summary of the 2013 Director Plan	61
Administration	61
Eligibility	61
ICE Common Stock Available for Awards under the Plan	61
Type of Awards	62
Change in Control	62
Section 162(m) of the Code	62
U.S. Federal Income Tax Implications of Awards	62
New Plan Benefits	63
Directors’ Recommendation	63

PROPOSALS RELATING TO ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	64

PROPOSAL 6—APPROVAL OF THE ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO UPDATE AND STREAMLINE REFERENCES TO OUR NATIONAL SECURITIES EXCHANGE SUBSIDIARIES, THEIR MEMBERS, AND THE HOLDING COMPANIES THAT CONTROL SUCH EXCHANGES, AND DELETE REFERENCES TO CERTAIN OTHER SUBSIDIARIES	64
General	64
Review and Approval by the SEC	65
Vote Required	65
Directors’ Recommendation	65

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PROPOSAL 7—APPROVAL OF THE ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE AN OBSOLETE PROVISO CROSS-REFERENCING A SECTION OF OUR BYLAWS THAT WAS DELETED AFTER THE SALE OF THE EURONEXT BUSINESS IN 2014	66
General	66
Review and Approval by the SEC	66
Vote Required	67
Directors’ Recommendation	67

AUDIT MATTERS	68

AUDIT COMMITTEE REPORT	68

PROPOSAL 8—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017	69

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES	69
Audit and Non-Audit Fees	69
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	70

OTHER PROPOSALS FOR YOUR CONSIDERATION	71

PROPOSAL 9—STOCKHOLDER PROPOSAL REGARDING THE PREPARATION OF A REPORT ASSESSING ENVIRONMENTAL, SOCIAL AND GOVERNANCE MARKET DISCLOSURE EXPECTATIONS	71
Supporting Statement	71
Statement by Our Board of Directors Against the Stockholder Proposal	72
Directors’ Recommendation	74

ADDITIONAL INFORMATION	75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	77
Relationships with Our Stockholders	77
Other	78

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	78

VOTING INSTRUCTIONS AND FREQUENTLY ASKED QUESTIONS	78

INCORPORATION BY REFERENCE	87

STOCKHOLDERS’ PROPOSALS FOR 2018 ANNUAL MEETING	88
Proxy Access	89

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING	89

EXHIBIT A—FORM OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTERCONTINENTAL EXCHANGE, INC.	A-1

EXHIBIT B—CERTAIN DEFINITIONS RELATED TO OUR OWNERSHIP AND VOTING LIMITATIONS	B-1

EXHIBIT C—INTERCONTINENTAL EXCHANGE, INC. 2017 OMNIBUS EMPLOYEE INCENTIVE PLAN	C-1

EXHIBIT D—INTERCONTINENTAL EXCHANGE, INC. 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN	D-1

EXHIBIT E—AMENDMENT TO INTERCONTINENTAL EXCHANGE, INC. 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN	E-1

iii

INTRODUCTION

This Proxy Statement is furnished to the stockholders of Intercontinental Exchange, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2017 Annual Meeting of Stockholders and at any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305 on Friday, May 19, 2017 at 8:30 a.m., local time. The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is March [    ], 2017.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “Intercontinental Exchange,” “ICE” and the “Company” refer to Intercontinental Exchange, Inc.

EXECUTIVE SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read our entire Proxy Statement carefully before casting your vote.

Matters to be Voted on at Our Annual Meeting

	Board Recommendation	Vote Required	For more detail, see page:
1. Election Of Directors	FOR each Director	Majority of votes cast	6

2. Advisory Resolution To Approve Executive Compensation	FOR	Majority of votes cast	21

3. Advisory Vote On Frequency Of Future Executive Compensation Votes	FOR an Annual Vote	Majority of votes cast	50

4. Approval Of The Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan	FOR	Majority of votes cast	51

5. Approval Of An Amendment To The Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan To Add An Aggregate Annual Compensation Limit	FOR	Majority of votes cast	61

6. Approval Of Our Fourth Amended And Restated Certificate Of Incorporation To Update and Streamline References To Our National Securities Exchange Subsidiaries, Their Members, And The Holding Companies That Control Such Exchanges, And Delete References To Certain Other Subsidiaries	FOR	Holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon	64

7. Approval Of Our Fourth Amended And Restated Certificate Of Incorporation To Remove An Obsolete Proviso Cross-Referencing A Section Of Our Bylaws That Was Deleted After The Sale Of The Euronext Business In 2014	FOR	Holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon	66

8. Ratification Of Ernst & Young LLP As Our Independent Registered Public Accounting Firm	FOR	Majority of votes cast	69

9. Stockholder Proposal Regarding Preparation Of A Report Assessing ESG Market Disclosure Expectations	AGAINST	Majority of votes cast	71

The approval of each of Proposal 6 and Proposal 7 is required to approve the adoption of our Fourth Amended and Restated Certificate of Incorporation. Accordingly, each of Proposal 6 and Proposal 7 is dependent on, and cross-conditioned upon, the approval of each such proposal, and none of such proposals will be implemented unless they are all approved at the Annual Meeting. The approval of Proposal 6 and Proposal 7 collectively shall constitute the requisite approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation, attached to this Proxy Statement as Exhibit A, as required under Delaware law.

Record Date for Voting and Shares Outstanding

We had [            ] shares of our common stock, $0.01 par value per share (the “Common Stock”), outstanding as of March 21, 2017, the record date for determining holders of our Common Stock entitled to vote at the Annual Meeting.

Corporate Governance Developments and Highlights

The current directors that are nominated for re-election will serve a one-year term expiring at the next annual meeting of stockholders. Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that ten of our eleven director nominees are independent under the listing standards of the New York Stock Exchange LLC (“NYSE”) and the governance guidelines and independence policy adopted by our Board of Directors.

Our Board of Directors continues to be led by Mr. Jeffrey C. Sprecher, who serves as Chairman of our Board of Directors, and Mr. Frederic V. Salerno, who has been elected as lead independent director for 2017. Mr. Salerno has served as the lead independent director of our Board of Directors since 2008. As lead independent director, Mr. Salerno presides at all executive sessions of the non-management directors and helps set the agenda for our Board of Director meetings.

There have been several important developments regarding the composition of our Board of Directors and governance matters.

•

The Board of Directors has nominated eleven director nominees. The Board of Directors believes that the eleven director nominees collectively have the expertise and diversity of experience to effectively oversee and guide our business.

•

As part of the Board of Directors focus on board refreshment, including a focus on diversity as well as a focus on succession for Board leadership positions, three of our long standing directors did not stand for re-election in 2016. We added three new directors to our Board of Directors in the last seven months to fill specific needs deemed important by our Nominating and Corporate Governance Committee and our shareholders.

•	We have added additional skill sets and diversity to our Board of Directors, which include:

•	Thomas Noonan joined our Board of Directors in September 2016 and brings deep cyber security expertise to our Board of Directors.

•	Ann Cairns joined our Board of Directors in March 2017 and brings additional risk expertise to our Board of Directors. Ms. Cairns also chairs the board of our subsidiary, ICE Clear Europe.

•	Duriya Farooqui joined our Board of Directors in March 2017 and brings experience in public service, international policy and economic development.

•	As detailed above, we have recently added two female directors to the Board bringing additional gender diversity to our Board of Directors. They each bring fresh ideas and unique skills to the Board.

•

Among the current independent director nominees, four of the nominees have fewer than five years of service on our Board of Directors and one nominee has between five and ten years of experience on our Board of Directors.

•	The Nominating and Corporate Governance Committee engaged a third-party recruiting firm to help us in our search for diverse board candidates with particular skill sets that we deem important.

•

In January 2016, our Board of Directors approved an amendment and restatement of our bylaws to implement proxy access. The bylaws became effective upon the approval of the Securities and Exchange Commission (the “SEC”) on May 6, 2016. Our bylaws now provide that a stockholder, or group of up to 20 stockholders, who has held 3% of our outstanding Common Stock for at least three years may nominate and include in our annual meeting proxy materials up to the greater of two director nominees or 20% of our Board.

•

On August 1, 2016, our Board of Directors approved pursuing an effective forward stock split by way of a stock dividend contingent upon both the approval of the adoption of the Third Amended and Restated Certificate of Incorporation by the stockholders and by the SEC. On November 3, 2016, the 5-for-1 split of our Common Stock was effected in the form of a four share stock dividend per share of Common Stock to stockholders of record as of the close of market on October 27, 2016. The new shares began trading on a split-adjusted basis on November 4, 2016. All share numbers and option price values in this Proxy Statement have been adjusted to reflect the stock split.

•

On March 3, 2017, our Board of Directors approved and declared advisable (i) a further amendment and restatement to our Seventh Amended and Restated Bylaws (“Bylaws”) to replace references to the Vice Chairman with references to the Lead Independent Director and to update and streamline references to our subsidiaries and processes for our meetings of stockholders and stockholder proposals, and (ii) our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, delete references to certain other subsidiaries and remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014. As the owner of national securities exchanges (including the New York Stock Exchange), we are required to obtain approval from the SEC for any amendments to our governing documents, and such governing documents were submitted to the SEC on March 15, 2017. Our Fourth Amended and Restated Certificate of Incorporation will, if approved by the SEC and adopted by our Stockholders at this Annual Meeting, become effective at the time stated in such filing with the Secretary of State of the State of Delaware. At such time, the Bylaws, assuming approval by the SEC, will also become effective.

Highlights of Our 2016 Performance

ICE continued to deliver strong annual operating results as evidenced by the following 2016 performance highlights:

•	Eleventh consecutive year of record revenue and adjusted earnings, including record financial results each year as a public company;

•	Record 2016 consolidated revenues less transaction-based expenses of $4.5 billion and 2016 adjusted diluted earnings per share of $2.78, up 14% year-over-year[1];

•	Returned over $450 million to stockholders through dividends and share repurchases, increased 2017 quarterly dividend by 18% relative to 2016;

•

Three-year total shareholder return in excess of 30% (based on stock price increase from $224.92 ($44.98 adjusted for 5-for-1 stock split) on December 31, 2013 to $56.42 on December 31, 2016, plus quarterly dividend payments); and

•	Expanded and strengthened markets served and our range of data and risk management services through organic growth and strategic acquisitions.

Compensation Developments and Highlights

We continue to maintain a well-balanced and performance-based executive compensation program, including:

•	More than 85% of named executive officer (“NEO”) targeted compensation delivered through variable, performance-based compensation programs;

•

In 2017, we introduced a performance-based restricted stock unit that is tied to our three-year TSR performance against the S&P 500 to introduce a longer-term measure in our performance based share awards;

•	More than 60% of NEO targeted compensation delivered through equity compensation programs;

•	Annual cash bonus opportunity and performance-based restricted stock units capped at 200% of the established target opportunity;

•	Mandatory and competitive stock ownership requirements;

•	A compensation clawback policy;

•	Anti-hedging and anti-pledging policy requirements;

•

Change in control protection that requires a “double-trigger” (i.e., there must be a change in control and the executive’s employment is terminated) for payment (including equity awards) to be provided; and

•	No Internal Revenue Code Section 280G “golden parachute” excise tax gross-up provisions in employment agreements with our NEOs.

In February 2017, annual bonuses for 2016 performance were paid at 100% of target for our NEOs. Additionally, in February 2017, performance achievement for the performance-based restricted stock units

[1]	Adjusted EPS is a non-GAAP metric. Please refer to the section titled “Non-GAAP Financial Measures” in ICE’s Annual Report on Form 10-K filed with the SEC on February 7, 2017 for the equivalent GAAP term and reconciliation to the GAAP term.

granted in January 2016 was calculated at above target levels due to our 2016 EBITDA2 growth outperforming our pre-established goals; payouts were adjusted to 111.5% of target as a result for our executives, including our NEOs. ICE had historically used a one-year EBITDA performance measure for the performance-based restricted stock unit plan. Beginning in 2017, we are introducing a performance-based restricted stock unit that is tied to our three-year TSR performance against the S&P 500 to introduce a longer-term measure in our performance based share awards. We will still issue some portion of long-term incentive awards through the traditional one-year EBITDA share awards. Each of these items is discussed in more detail below in Compensation Matters — Compensation Discussion & Analysis.

We believe that our mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs. We also believe that providing the majority of our NEOs’ compensation in the form of long-term equity awards, when combined with our clawback policy and stock ownership requirements, both of which are described below, has the additional benefit of discouraging employees from taking inappropriate risks.

You should review Compensation Matters — Compensation Discussion & Analysis and Compensation Matters — Executive Compensation below and the compensation-related tables for a complete understanding of our compensation program, including a detailed review of the philosophy, process, considerations, and analysis involved in the determination of compensation granted or paid to our NEOs in 2016.

[2]	EBITDA is earnings before interest and other non-operating income and expense, taxes, depreciation and amortization, which is a non-GAAP financial measure, and serves as a performance target for ICE. For information on the calculation of EBITDA, please see Compensation Matters — Compensation Discussion & Analysis — Elements of Compensation below.

CORPORATE GOVERNANCE

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Under our current Amended and Restated Certificate of Incorporation and Bylaws, our Board of Directors sets the number of directors who may serve on the Board of Directors through resolutions adopted by a majority of the directors then in office. The size of our Board of Directors is currently set at 11 directors and presently consists of 11 directors. We have nominated all of our current directors for re-election at the Annual Meeting of Stockholders. All of our nominees, if elected, will serve for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

Each of our directors is elected by majority vote in an uncontested election. A director who fails to receive a majority of “for” votes cast by stockholders entitled to vote will be required to tender his or her resignation to our Board of Directors. Our Nominating and Corporate Governance Committee will then act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by our Board of Directors. Our Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. Our Board of Directors and our Nominating and Corporate Governance Committee may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Nominees for Election as Directors at the 2017 Annual Meeting

On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the persons named below for election as directors at the Annual Meeting of Stockholders, each to serve for a one-year term expiring at the next annual meeting of stockholders in 2018. All of the nominees currently are members of the Board of Directors. Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that each of our non-employee directors is independent in accordance with NYSE listing standards and our Board of Directors Governance Guidelines as described below under Corporate Governance — Structure and Role of Our Board — Independent Non-Employee Directors.

Each of the nominees has confirmed that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors. Proxies cannot be voted for a greater number of directors than the eleven nominees named in this Proxy Statement. For a discussion of our policy regarding qualification and nomination of director candidates, see Corporate Governance — Structure and Role of Our Board — Nomination of Directors below.

Set forth below are the nominees’ names, biographical information, age, summary of qualifications and the year in which each director joined our Board of Directors:

Name	Biographical Information
Ann M. Cairns Age: 60 Director since: 2017	Ms. Ann Cairns is President, International Markets for Mastercard, where she is responsible for the management of all markets and customer-related activities outside North America; a role she has held since August 2011. She currently serves as Chair of ICE Clear Europe, our subsidiary. From 2008 to 2011, she was Managing Director and Head of the Financial Industry Services group for Europe with Alvarez & Marsal in London where she oversaw the European liquidation of Lehman Brothers Holdings International. Prior to that, Ms. Cairns was Chief Executive Officer, Transaction Banking at ABN-AMRO in London, from 2002 to 2008. At the start of her career, she spent time as an award-winning research engineer, culminating as the Head of Offshore Engineer-Planning for British Gas and was the first woman qualified to go offshore in Britain. Ms. Cairns joined the AstraZeneca Board of Directors in 2014 and will end her term as a director of AstraZeneca in April 2017. She received a Bachelor of Science in Pure Mathematics at Sheffield University and a Master of Science in Statistics from Newcastle University, UK. In light of Ms. Cairns’ expansive experience across international business, risk management and financial sectors, as well as business acumen as a global executive that has led operations in Europe, U.S. and Japan, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Cairns should be re-elected to our Board.

Charles R. Crisp Age: 69 Director since: 2002	Mr. Crisp is the retired President and Chief Executive Officer of Coral Energy, a Shell Oil affiliate responsible for wholesale gas and power activities. He served in this position from 1999 until his retirement in October 2000, and was President and Chief Operating Officer from January 1998 through February 1999. Prior to that, he served as President of the power generation group of Houston Industries from 1996 to 1997, he served as President and Chief Operating Officer of Tejas Gas Corporation from 1988 to 1996, he served as a Vice President, Executive Vice President and President at Houston Pipeline Co. from 1985 to 1988, he served as Executive Vice President of Perry Gas Co. Inc. from 1982 to 1985 and he was with Conoco, Inc., where he held various positions in engineering, operations and management from 1969 to 1982. Mr. Crisp serves on the Board of Directors of ICE Futures U.S. and ICE Trade Vault, LLC, our subsidiaries. In addition, he serves as a director of EOG Resources, Inc. and Targa Resources, Corp. Prior to the acquisition of AGL Resources, Inc. by Southern Company, he served on the public company board of AGL Resources from 2003 to 2016 and he currently serves on the Southern Company Gas subsidiary board of Southern Company. He holds a B.S. degree in Chemical Engineering from Texas Tech University and completed the Program for Management Development at Harvard Graduate School of Business. In light of Mr. Crisp’s broad knowledge of the energy markets and related businesses, his service on the boards of other public companies and the experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Crisp should be re-elected to our Board.

Name	Biographical Information
Duriya M. Farooqui Age: 40 Director since: 2017	Ms. Farooqui is Executive Director of Atlanta Committee for Progress (ACP), a coalition of leading CEOs focused on critical issues for Atlanta; a role she has held since May 2016. This unique public-private partnership focuses on priorities for the City in collaboration with the Mayor of Atlanta. Ms. Farooqui was a principal at Bain & Company from 2014 to 2016. She served the City of Atlanta through several leadership positions including, Chief Operating Officer from 2011 to 2013, Deputy Chief Operating Officer from 2010 to 2011 and Director from 2007 to 2009. At the start of her career, she worked with the Center for International Development at Harvard University, The World Bank, and the Center for Global Development. She serves on the Boards of the Woodruff Arts Center and the International Women’s Forum of Georgia. Ms. Farooqui holds an M.P.A. in International Development from the Kennedy School of Government at Harvard University, and a B.A. in Economics and Mathematics from Hampshire College. In light of Ms. Farooqui’s experience in public service, international policy and economic development, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Farooqui should be re-elected to our Board.

Jean-Marc Forneri Age: 57 Director since: 2002	Mr. Forneri is founder and senior partner of Bucephale Finance, a boutique M&A firm specializing in large transactions for French corporations, foreign investors and private equity firms. For the seven years prior to Bucephale’s founding, he headed the investment banking business of Credit Suisse First Boston in Paris. He was Managing Director and Head of Credit Suisse First Boston France S.A., and Vice Chairman, Europe. Prior to that, he was a Partner of Demachy Worms & Cie Finance from 1994 to 1996, where he was in charge of investment banking activities of Group Worms. He is also a director of Safran SA and Balmain SA, and is Chairman of the Supervisory Board of Grand Port Maritime de Marseille. He holds a B.S. in Political Science from the Ecole Nationale d’Adminstration. In light of his extensive financial services background, merger and acquisition experience and international business experience, as well as the contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Forneri should be re-elected to our Board.

Name	Biographical Information
The Right Hon. the Lord Hague of Richmond Age: 56 Director since: 2015	Lord Hague is the Chairman of the United for Wildlife Taskforce, Chairman for the International Advisory Board at the law firm Linklaters and Chairman of the security and defense think-tank, the Royal United Services Institute. He also serves as Senior Adviser to global advisory firm Teneo. Lord Hague currently serves as Chairman of the Board of Directors of ICE Futures Europe, our subsidiary. He has previously served as an advisor to the JCB Group and Terra Firma Capital Partners. Mr. Hague was a member of the House of Parliament from 1989 to 2015, serving in various capacities, including Parliamentary Private Secretary to the Chancellor of the Exchequer, Parliamentary Under-Secretary of State at the Department of Social Security, Minister of State, Secretary of State for Wales, Foreign Secretary, First Secretary of State and most recently, Leader of the House of Commons. He is a member of the House of Lords. Prior to joining Parliament, Mr. Hague was a management consultant at McKinsey & Co Inc. and worked for Shell (UK) Limited. Lord Hague frequently carries out speaking engagements on regulatory and political matters. Mr. Hague holds a First-Class Honours degree in Philosophy, Politics, and Economics from Oxford University and an MBA with distinction from the Institut d’Administration des Affaires (INSEAD). In light of Lord Hague’s extensive governmental and political experience in the United Kingdom, his service on the ICE Futures Europe board and the knowledge and experience he provides, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Lord Hague should be re-elected to our Board.

Fred W. Hatfield Age: 62 Director since: 2007	Mr. Hatfield is the founder of Hatfield Advisory Services and Senior Advisor at Patomak Global Partners. Mr. Hatfield serves as Chairman of the Board of Directors of ICE Futures U.S. and ICE Swap Trade, LLC and serves on the boards of multiple NYSE U.S. regulated subsidiaries and on the Board of Managers of ICE Clear Credit, all of which are our subsidiaries. Mr. Hatfield serves on the Board of Directors of Pinpoint Global Communications and Ascent Technologies, Inc. Mr. Hatfield served as a Public Policy Advisor at Patton Boggs, LLP from 2006 to 2007 and he was a Commissioner at the Commodity Futures Trading Commission from 2004 to 2006. Mr. Hatfield served as Chief of Staff to former Senator John Breaux (D-LA) from 1995 to 2004 and former House Majority Whip Tony Coelho (D-CA) from 1980 to 1989. He has over twenty years’ experience in the areas of energy, private equity/venture capital/hedge funds, and financial services and products. Mr. Hatfield served as Deputy Commissioner General of the U.S. Pavilion at the World’s Fair in Lisbon, Portugal in 1998. He graduated summa cum laude with a B.A. in History from California State University. In light of Mr. Hatfield’s extensive regulatory and legislative background and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hatfield should be re-elected to our Board.

Name	Biographical Information
Thomas E. Noonan Age: 56 Director since: 2016	Mr. Noonan is a founding partner of TechOperators LLC, and Chairman of TEN Holdings, LLC. Most recently he was the General Manager of the Energy Management business of Cisco from 2013 to 2016, following the acquisition of JouleX in 2013, where he was co-founder and CEO. Mr. Noonan founded Actuation Electronics in 1985 and Leapfrog Technologies in 1987 as well as co-founded Endgame Security in 2008, a leading provider of software solutions to the U.S. Intelligence Community and Department of Defense. Mr. Noonan co-founded Internet Security Systems (ISS) in 1994, where he served as Chairman, President and Chief Executive Officer prior to its acquisition by IBM in 2006. Mr. Noonan began his career as a product manager and engineer for Rockwell Automation. In 2002, President Bush appointed Mr. Noonan to serve on the National Infrastructure Advisory Council (NIAC), a White House homeland defense initiative that protects information systems critical to the nation’s infrastructure, where he continues to serve in that role. Mr. Noonan has served on the Board of Directors of Manhattan Associates since 1999. Mr. Noonan earned a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology and a CSS in Business Administration and Management from Harvard University. In light of Mr. Noonan’s cyber-security expertise, successful entrepreneurial background and his business acumen, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Noonan should be re-elected to our Board.

Frederic V. Salerno Age: 73 Director since: 2002	Mr. Salerno is the former Vice Chairman of Verizon Communications, Inc. Before the merger of Bell Atlantic and GTE, Mr. Salerno was Senior Executive Vice President, Chief Financial Officer and served in the Office of the Chairman of Bell Atlantic from 1997 to 2001. Prior to joining Bell Atlantic, he served as Executive Vice President and Chief Operating Officer of New England Telephone from 1985 to 1987, President and Chief Executive Officer of New York Telephone from 1987 to 1991 and Vice Chairman — Finance and Business Development at NYNEX from 1991 to 1997. Since 2013, Mr. Salerno serves on the boards of multiple NYSE U.S. regulated subsidiaries, all of which are our subsidiaries. He served on the boards of directors of National Fuel Gas Company from 2008 to 2013, CBS Corporation from 2007 to 2016, and Viacom from 1996 to 2017. He has served on the boards of directors of Akamai Technologies, Inc. since 2002, FCB Financial Holdings, Inc. since 2010, and Associated Capital Group since 2017. He has a B.S. in Engineering from Manhattan College and an MBA from Adelphi University. In light of Mr. Salerno’s broad knowledge of financial markets and his business acumen, his service on the boards of our subsidiaries, and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Salerno should be re-elected to our Board.

Name	Biographical Information
Jeffrey C. Sprecher Age: 62 Director since: 2000	Mr. Sprecher has been a director and our Chief Executive Officer since our inception and has served as Chairman of our Board of Directors since November 2002. As our Chief Executive Officer, he is responsible for our strategic direction, operational and financial performance. Mr. Sprecher acquired CPEX, our predecessor company, in 1997. Prior to acquiring CPEX, Mr. Sprecher held a number of positions, including President, over a fourteen-year period with Western Power Group, Inc., a developer, owner and operator of large central-station power plants. While with Western Power, he was responsible for a number of significant financings. Mr. Sprecher holds a B.S. degree in Chemical Engineering from the University of Wisconsin and an MBA from Pepperdine University. In light of Mr. Sprecher’s in-depth knowledge of global markets, his guidance of ICE as Chief Executive Officer since he founded the company, and his successful execution of key strategic initiatives to grow the company, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Sprecher should be re-elected to our Board.

Judith A. Sprieser Age: 63 Director since: 2004	Ms. Sprieser was the Chief Executive Officer of Transora, Inc., a technology software and services company until March 2005. Prior to founding Transora in 2000, she was Executive Vice President of Sara Lee Corporation, having previously served as Sara Lee’s Chief Financial Officer. Ms. Sprieser also serves on the Board of Managers of ICE Clear Credit, our subsidiary, and Maroon Holding, LLC, which is the holding company for our interest in MERSCORP Holdings, Inc. Ms. Sprieser has been a member of the boards of directors of Allstate Insurance Company since 1999 (currently Lead Director) and Reckitt Benckiser, plc since 2003 (currently Chair of the Compensation Committee). Previously, she served on the boards of Royal Ahold N.V. from 2006 to 2015, Jimmy Choo plc from 2014 to 2015 and Experian plc from 2010 to 2016. She has a B.A. degree and an MBA from Northwestern University. In light of her financial expertise and her business acumen, and her service as a director for other public companies and the knowledge and experience she has gained and contributions she has made during her tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Sprieser should be re-elected to our Board.

Name	Biographical Information
Vincent Tese Age: 74 Director since: 2004	Mr. Tese currently serves as Chairman of FCB Financial Holdings, Inc. Since 2009, Mr. Tese also serves as Chairman of the Board of ICE Clear Credit and since 2013, serves on the boards of multiple NYSE U.S. regulated subsidiaries, all of which are our subsidiaries. Previously, he served as New York State Superintendent of Banks from 1983 to 1985, Chairman and Chief Executive Officer of the New York Urban Development Corporation from 1985 to 1994, Director of Economic Development for New York State from 1987 to 1994, and Commissioner and Vice Chairman of the Port Authority of New York and New Jersey from 1991 to 1995. He also served as a Partner in the law firm of Tese & Tese from 1973 to 1977. He was a Partner in the Sinclair Group, a commodities company, from 1977 to 1982 and was co-founder of Cross Country Cable TV. Prior to the acquisition of Cablevision Systems Corporation by Altice, he served on the public company board of Cablevision from 1996 to 2016. He currently serves as a member of the boards of directors for Madison Square Garden, Inc., Mack-Cali Realty Corporation, AMC Networks Inc., and serves as a trustee of New York University School of Law and New York Presbyterian Hospital. He has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and an LLM degree in taxation from New York University School of Law. In light of Mr. Tese’s broad knowledge of trading and financial markets, his legal and business acumen, as well as his board service for our subsidiaries and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Tese should be re-elected to our Board.

Based on the foregoing qualifications, our Nominating and Corporate Governance Committee believes that the director nominees collectively have the skills and experience to effectively oversee and guide our business. Each nominee has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for membership on our Board of Directors. They also bring highly developed skills in, among other areas, finance, investing, accounting, financial market regulation, public policy, business operations, organizational management and leadership. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of views that strengthen their ability to guide ICE. They have had extensive involvement in international business and deep professional experience across a broad range of industries and in the energy and derivatives markets in particular. Most have relevant direct experience in the oversight of public companies through their service on our Board and those of other public companies, as well as their current and past senior executive positions.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

STRUCTURE AND ROLE OF OUR BOARD

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the full Board of Directors and through meetings of the committees of the Board of Directors, consisting of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Ann M. Cairns
Charles R. Crisp	X	X
Duriya Farooqui
Jean-Marc Forneri			X	X
Fred W. Hatfield			X	X(Chair)
Thomas E. Noonan				X
Lord Hague of Richmond		X		X
Frederic V. Salerno			X(Chair)
Jeffrey C. Sprecher
Judith A. Sprieser	X(Chair)		X
Vincent Tese	X	X(Chair)	X

In 2016, our Board of Directors held ten meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held four meetings and the Risk Committee held five meetings. In addition, our non-management directors met periodically in executive session without management participation, as required by NYSE listing standards. Mr. Salerno has been appointed by the Board of Directors as the non-management lead independent director presiding at these meetings.

As a matter of Board policy, it is expected that each director will be available to attend substantially all of the meetings of the Board of Directors and any committees on which the director serves. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of which he or she is a member. In fact, eight of our nine directors serving on our Board in 2016 attended 100% of our Board meetings in 2016 and one director missed one meeting. As a matter of policy, it is expected that each director and nominee will attend annual meetings of stockholders. All members of our Board of Directors attended last year’s annual meeting.

Each year, the members of the Board of Directors and each Board committee conduct a confidential oral assessment of their performance with a member of our legal department. As part of the evaluation process, the Board reviews its overall composition, including director tenure, board leadership structure, diversity and individual skill sets, to ensure it serves the best interests of stockholders and positions the company for future success. The results of the oral assessments are then summarized and communicated back to the appropriate committee chairpersons and members of the Board of Directors. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process. We believe that conducting these evaluations through a discussion with our Board members leads to more meaningful results that are more likely to result in changes when compared to conducting evaluations through a written process or completion of a questionnaire. As part of the evaluation process, each committee reviews its charter annually.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our system of internal controls regarding finance, accounting and legal compliance;

•	the independence, qualification and performance of our independent auditors;

•	the performance of our internal audit function; and

•	our auditing, accounting and financial reporting processes.

The Audit Committee is governed by a written Audit Committee Charter, which has been approved by our Board of Directors. The charter is available on our website at www.intercontinentalexchange.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Audit Committee are Ms. Sprieser (Chairperson), Messrs. Crisp and Tese. The Board of Directors has determined that Ms. Sprieser and Mr. Tese are both Audit Committee financial experts.

Compensation Committee

The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, the requirements for a “Non-employee Director” under the Exchange Act and the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including our Chief Executive Officer;

•	evaluates our Chief Executive Officer’s performance and sets his compensation based on this evaluation;

•	approves, in consultation with our Chief Executive Officer, the compensation of our officers who are appointed by our Board of Directors;

•	reviews and approves option grants, bonus payments and stock awards to our officers;

•	exercises general oversight of our benefit plans and evaluates any proposed new retirement or benefit plans; and

•	reviews and approves severance or similar termination payments to former officers.

The Compensation Committee is governed by a written Compensation Committee Charter approved by our Board of Directors. The charter is available on our website at www.intercontinentalexchange.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Compensation Committee are Mr. Tese (Chairperson), Mr. Crisp and Lord Hague.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet NYSE independence requirements. The Nominating and Corporate Governance Committee assists the Board of Directors in:

•	identifying and attracting highly qualified individuals to serve as directors and establishing criteria for selecting new board members;

•	evaluating and recommending director nominees for the next annual meeting of stockholders;

•	developing and maintaining a set of corporate governance guidelines;

•	reviewing and approving any related-party transactions;

•	oversight of environmental, sustainability and corporate social responsibility activities;

•	devising a code of business conduct and ethics for directors, officers and employees; and

•	monitoring the Board of Directors’ independence.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter approved by our Board of Directors. The charter is available on our website at www.intercontinentalexchange.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Nominating and Corporate Governance Committee are Mr. Salerno (Chairperson), Ms. Sprieser and Messrs. Hatfield, Forneri and Tese.

Risk Committee

The Risk Committee is comprised solely of directors who meet NYSE independence requirements. The Risk Committee assists the Board of Directors in fulfilling its oversight of management’s responsibility for ICE’s risk structure and governance in:

•	identifying risks inherent in ICE’s business, strategy, capital structure, and operating plans;

•	developing processes, guidelines, policies and reports for monitoring risks; and

•	organizing and performing ICE’s enterprise risk management function.

In addition, the Risk Committee assists the Audit Committee in fulfilling its responsibility to assist the Board of Directors in the oversight of risk assessment and risk management processes.

The Risk Committee is governed by a written Risk Committee Charter approved by our Board of Directors. The charter is available on our website at www.intercontinentalexchange.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Risk Committee are Mr. Hatfield (Chairperson), Lord Hague and Messrs. Noonan and Forneri.

Independent Non-Employee Directors

The Intercontinental Exchange, Inc. Board of Directors Governance Guidelines (the “Governance Guidelines”) were adopted by our Board of Directors. Our Bylaws and Governance Guidelines, which are described below, provide that a majority of our directors must be “independent directors” and specify independence standards consistent with NYSE listing standards. Assuming the election of the nominees to the Board of Directors, all of our directors holding office, with the exception of Mr. Sprecher, will be independent directors. Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each non-management director and nominee is independent in accordance with NYSE listing standards, our Bylaws, our Independence Policy of the Board of Directors of Intercontinental Exchange, Inc. (the “Independence Policy”) and our Governance Guidelines, and does not have any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.

In making their independence determinations, our Board of Directors and the Nominating and Corporate Governance Committee considered transactions, if any, between each non-employee director and ICE and determined that there are no transactions that give rise to any independence issues.

Requirements for Directors

Our Third Amended and Restated Certificate of Incorporation provides that no person who is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) may be permitted to serve as a director on our Board of Directors.

Nomination of Directors

Our Board of Directors is responsible for approving candidates for board membership and has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee. In furtherance of this process, our Nominating and Corporate Governance Committee and Board of Directors have adopted the Independence Policy and the Nominating and Corporate Governance Committee Charter. The Independence Policy and the Nominating and Corporate Governance Committee Charter do not set specific, minimum qualifications that nominees must meet, but rather specify that each nominee should be evaluated on his or her individual merit taking into account the factors described below.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess strong personal attributes and relevant business experience to assure effective service on our Board of Directors. Personal attributes considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include leadership, integrity, ethics, contributing nature, independence, interpersonal skills and effectiveness. Experience and qualifications considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include financial acumen, general business experience, industry knowledge, diversity of viewpoints, special business experience and expertise in an area relevant to ICE. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of our Board of Directors and ICE at that time given the then current make-up of our Board of Directors.

Diversity is an important factor in our consideration of potential and incumbent directors. Our Nominating and Corporate Governance Committee considers a number of demographics including, but not limited to, race, gender, ethnicity, culture and nationality in seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise. The Committee considers the same factors in determining whether to re-nominate an incumbent director. Diversity is also considered as part of the annual Board evaluation.

We believe that ICE benefits from having directors with diverse viewpoints, backgrounds, experiences, skill sets and other demographics. As noted above, one of the factors that the Nominating and Corporate Governance Committee considers in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board, and the Nominating and Corporate Governance Committee assesses the composition of our Board and how a nominee would enhance that diversity. We are actively seeking directors that bring the necessary skill set and additional diversity to our Board of Directors and have engaged a third party recruiting firm to assist us in the search for new directors. The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will seek to identify director candidates, subject to the restrictions described below, based on input provided by a number of sources, including: (i) Nominating and Corporate Governance Committee members; (ii) other directors; (iii) management; and (iv) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates and used a search firm over the last year to assist in the Board’s desire to increase diversity on the Board of Directors.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by our Chairman and Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee. The full Board of Directors will be kept informed of the candidate’s progress. Using input from such interviews and other information obtained by it, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board of Directors for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating and Corporate Governance Committee based on each director’s satisfaction of the qualifications described above and his or her prior performance as a director. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below under Corporate Governance — Structure and Role of Our Board — Stockholder Recommendations for Director Candidates have been followed.

Additionally, our Board of Directors shall nominate for election or re-election as directors only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they stand for re-election and (ii) acceptance by our Board of Directors of such resignation. Our Board of Directors shall fill director vacancies and newly created directorships only with candidates who agree to tender promptly following their appointment to the Board of Directors the same form of resignation tendered by other directors in accordance with the Governance Guidelines promulgated by our Board of Directors.

All of the current nominees for directors recommended for election by the stockholders at the 2017 Annual Meeting are current members of the Board of Directors. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the Nominating and Corporate Governance Committee has decided to recommend the nominees for re-election and the Board of Directors has approved such recommendation. For the reasons specified in the biography of each director identified above under Corporate Governance — Proposal 1-Election of Directors — Nominees for Election as Directors at the 2017 Annual Meeting, our Board has concluded that each director nominee should be re-elected to our Board of Directors. The Nominating and Corporate Governance Committee has not received any nominations from stockholders for the 2017 Annual Meeting.

Board Leadership Structure

Governance Guidelines provide for (i) the role of the Chairman of the Board and Chief Executive Officer to be combined, (ii) a lead independent director and (iii) strong active independent directors. Under our Bylaws, the Chairman of the Board, or our lead independent director if the Chairman is unavailable, presides over meetings of the Board of Directors, presides over meetings of stockholders, consults and advises the Board of Directors and its committees on our business and affairs, and performs such other duties as may be assigned by the Board. The Chairman of the Board, in consultation with the lead independent director, establishes the agenda for Board of Director meetings and facilitates constructive and useful communication between management and the Board of Directors. We provide agendas to our lead independent director in advance of meetings and solicit input from the lead independent director regarding topics of discussion and agenda items. Our independent directors have elected Mr. Salerno as the lead independent director for 2017, a position he has held since 2008. As lead independent director, Mr. Salerno presides at all executive sessions of the non-management directors.

Our Chief Executive Officer is in general charge of our business affairs, subject to the overall direction and supervision of the Board of Directors and its committees and subject to such powers as reserved by the Board of Directors. Mr. Sprecher serves as both Chairman of the Board and Chief Executive Officer, and he is the only member of our management team that serves on the Board of Directors. Our Board of Directors believes that this leadership structure — a combined Chairman of the Board and Chief Executive Officer, a lead independent director, active and strong non-employee directors, and committees led and comprised of independent directors — is the most effective structure for us.

Our Board of Directors believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons as he is closest to many facets of our business, including his frequent contact with our customers, regulators and stockholders. In addition, his direct involvement in the strategic and day-to-day management of our business ensures timely communication with the Board of Directors on critical business matters, which is important given the complexity and global nature of our business. Further, much of our business is conducted through our operating subsidiaries, which are overseen by their own board of directors on which Mr. Sprecher serves. Serving in multiple roles allows Mr. Sprecher to be a primary point of contact for these boards of directors and facilitates effective communication regarding our strategic goals, key issues and topics of importance. The Board of Directors believes this structure has functioned well, produced strong financial and operating results, and effectively balances a highly capable management team with appropriate safeguards and oversight by non-employee directors.

Board Oversight of Risk

Our Board of Directors is responsible for overseeing ICE’s risk management process, which includes management of general risks as well as particular risks facing our business. With the assistance of our Audit and Risk Committees, the Board oversees that our assets are properly safeguarded, that appropriate financial and other controls are maintained, and that our business is conducted prudently and in compliance with applicable laws and regulations and our corporate governance guidelines. In this regard, our Board of Directors seeks to understand and oversee critical business risks and does not view the risks facing our business in isolation. While risks are considered in business decision-making and as part of our overall business strategy, the Board of Directors recognizes that it is neither possible nor prudent to eliminate all business risk. Our Board of Directors believes that purposeful and appropriate risk-taking is essential for our business to be competitive on a global basis, to continue to grow and diversify, and to achieve our overall business objectives.

While the Board of Directors oversees ICE’s risk management practices, our management team is charged with managing risks. We have adopted internal processes and internal controls to identify and manage operational and financial risks. The Board of Directors, the Audit Committee and the Risk Committee monitor and evaluate the effectiveness of the internal controls and the risk management program and management communicates routinely with the Audit Committee and the Risk Committee on the risks identified and how they are being managed.

Directors may, and often do, communicate directly with senior management on any areas of our business for which they would like additional information.

Board of Directors Governance Guidelines

We have adopted Governance Guidelines that guide the Board of Directors on matters of corporate governance, including:

•	composition of the Board of Directors;

•	duties and responsibilities of the Board of Directors;

•	committees of the Board of Directors;

•	leadership, functioning and evaluation of the Board of Directors;

•	director independence, orientation, compensation, education and access to management;

•	access to independent advisors by our Board of Directors;

•	number of public company boards that our directors can serve; and

•	director compliance with the Global Code of Business Conduct.

The Governance Guidelines also provide that non-management directors meet in executive session without the participation of management at all regularly scheduled meetings of the Board of Directors as deemed necessary and at any other time as necessary to fulfill the Board of Directors’ responsibilities. In addition, the Governance Guidelines also state that if all non-management directors are not independent directors, then the independent directors will meet at least once annually. Our Governance Guidelines require that our directors limit their other directorships of public companies to five. Further, our Governance Guidelines require that employee directors tender their resignation from the Board of Directors coincident with their termination, resignation or retirement as employees.

A copy of the Governance Guidelines is available on our website at www.intercontinentalexchange.com. We will provide a printed copy of the Governance Guidelines to stockholders upon request.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting other than through proxy access provisions in our Bylaws, is required to give written notice to our Secretary of his or her intention to make a nomination. Pursuant to our Bylaws, the notice of nomination must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Please see Additional Information — Stockholders’ Proposals for 2018 Annual Meeting below for additional information.

To recommend a nominee, a stockholder should write to the Corporate Secretary, c/o Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328. Any such recommendation must include:

•	a statement in writing setting forth the name of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each such person, as reported to such stockholder by such person;

•	the information regarding each such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, as amended from time to time;

•	each such person’s signed consent to serve as a director if elected;

•

a statement whether such person, if elected, intends to tender promptly following such person’s election or re-election, an irrevocable resignation effective upon their failure to receive the required vote for re-election at the next meeting for their re-election;

•	such stockholder’s name and address;

•	in the case of a nominee holder, evidence establishing such nominee holder’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting; and

•

information disclosing all ownership interests in ICE, including derivatives, hedged positions and other economic and voting interests, as specified in items (v) through (xiii) under Additional Information —Stockholders’ Proposals for 2018 Annual Meeting, below.

In January 2016, our Board of Directors approved an amendment and restatement of our bylaws to implement proxy access. Accordingly, qualified stockholders can nominate candidates for election to the Board of Directors if such stockholders comply with the requirements contained in our Bylaws within the designated time periods. Under the proxy access provisions of our Bylaws, any stockholder (or group of up to 20 stockholders) owning 3% or more of ICE’s Common Stock continuously for at least three years may nominate up to two individuals or 20% of our Board of Directors, whichever is greater, as director candidates for election to the Board of Directors, and require us to include such nominees in our annual meeting proxy statement if the stockholders and nominees satisfy the requirements contained in our Bylaws. To nominate a nominee pursuant to the Bylaws, a stockholder or group of stockholders must meet the qualifications required by the Bylaws and submit to the Corporate Secretary, c/o Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328:

•	a Schedule 14N (or any successor form) relating to the nominee, completed and filed with the SEC by the nominating stockholder, in accordance with the applicable rules;

•

a written notice in a form deemed satisfactory by the Board of Directors, of the nomination of such nominee that includes additional information, agreements, representations and warranties as outlined in our Bylaws;

•	an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the nominating stockholder agrees to certain requirements included in our Bylaws; and

•	an executed agreement, in a form deemed satisfactory by the Board of Directors, by the nominee.

Global Code of Business Conduct and Global Personal Trading Policy

We have adopted the Global Code of Business Conduct, which applies to all of our directors, officers and employees. The Global Code of Business Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer, Chief Financial Officer (who is our Principal Financial Officer) and our Principal Accounting Officer, as well as all other employees, as indicated above. The Global Code of Business Conduct also meets the requirements of a code of conduct under NYSE listing standards. The Global Code of Business Conduct, which includes information regarding our hotline for receiving concerns regarding our financial statements or accounting matters, as well as conflicts of interest and code violations, is available on our website at www.intercontinentalexchange.com. We will provide a printed copy of the Global Code of Business Conduct to stockholders upon request.

In addition, we have adopted a Global Personal Trading Policy that applies to all employees and directors, which prohibits, among other things, entering into hedging transactions relating to our stock. Specifically, employees and directors are prohibited from (i) engaging in short sales and buying or selling puts or calls or any derivative securities of our stock and (ii) holding our stock in a margin account or pledging our stock as collateral for a loan.

Communications with the Board of Directors

We have established a process for interested parties to communicate with members of the Board of Directors. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issues arising under our Global Code of Business Conduct, or other matters that you wish to communicate to our Board of Directors or non-management directors, send these matters in writing to:

Corporate Secretary

Intercontinental Exchange, Inc.

5660 New Northside Drive

Third Floor

Atlanta, GA 30328

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party. Communications are distributed to the Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Information about our Board of Directors communications policy can be found on our website at www.intercontinentalexchange.com under the links “Investors & Media—Governance—Governance & Charter Documents—Board Communication Policy.”

COMPENSATION MATTERS

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on ICE’s executive compensation as reported in this Proxy Statement. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices.

We urge stockholders to read Compensation Matters — Compensation Discussion & Analysis below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our NEOs. Our Board of Directors and Compensation Committee believe that the policies and procedures articulated in Compensation Matters — Compensation Discussion & Analysis are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement has supported and contributed to ICE’s success.

We are asking stockholders to approve the following advisory resolution at the 2017 Annual Meeting:

RESOLVED, that the holders of Common Stock approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion & Analysis”, the compensation tables and related disclosure.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Our Compensation Committee is responsible for designing, administering and implementing our executive compensation programs. The Compensation Committee is composed of three directors and each of the three directors is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Code. The Compensation Committee determines the type and level of compensation for executive officers (generally defined as Section 16 officers under the Exchange Act, but the Compensation Committee has historically included all corporate officers under this definition), reviews the performance of the Chief Executive Officer, and oversees the administration of ICE’s Executive Bonus Plan, ICE’s broad-based employee annual bonus plan and all of ICE’s equity compensation plans. The Compensation Committee Charter, which is periodically reviewed and revised by the Compensation Committee and the Board of Directors, outlines the specific responsibilities of the Compensation Committee.

In this section, we discuss certain aspects of our compensation program as it relates to our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers in 2016. These individuals are collectively referred to as our “Named Executive Officers” or “NEOs.”

Name and Position	NEO Status
Jeffrey C. Sprecher Chairman and Chief Executive Officer	Principal Executive Officer

Scott A. Hill Chief Financial Officer	Principal Financial Officer

Charles A. Vice President and Chief Operating Officer	Named Executive Officer

David S. Goone Chief Strategy Officer	Named Executive Officer

Thomas W. Farley President, NYSE Group	Named Executive Officer

Financial Performance Highlights

In 2016 — the best year in ICE’s history as a public company — ICE continued to deliver strong annual operating results as evidenced by the following 2016 performance highlights:

•	Eleventh consecutive year of record revenue and adjusted earnings, including record financial results each year as a public company;

•	Record consolidated revenues less transaction-based expenses of $4.5 billion;

•	Disciplined capital allocation for organic and strategic investments and de-leveraging while returning over $450 million to stockholders through dividends and share repurchases;

•	Based on 2016 performance, approved an increase to the 2017 quarterly dividend by 18% relative to 2016;

•	Significant progress on integration efforts and identified an additional $25 — $30 million of deal related synergies;

•	Increased recurring revenues as percentage of total revenues to 53%, up from 9% five years ago; and

•	Expanded and strengthened markets served and our range of data and risk management services through organic growth and strategic acquisitions.

2016 Advisory Vote Results and Stockholder Engagement

At our 2016 Annual Meeting of Stockholders held on May 13, 2016, approximately 97% of stockholders voted to approve the non-binding advisory vote on executive compensation. In addition to seeking stockholder feedback through our “say on pay” vote, ICE also held in-person meetings or telephonic meetings with approximately 15 of our largest stockholders to obtain their views on our executive compensation programs. The Compensation Committee will continue to review our executive compensation program as well as consider stockholder input and consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

C ompensation Objectives and Components

Our executive compensation philosophy is to link compensation with individual achievement, company performance, and the creation of stockholder value. This philosophy manifests itself in the following four primary objectives:

•	attract, retain and reward executive officers capable of achieving our business objectives;

•	offer competitive compensation opportunities that reward individual contribution and company performance;

•	align the interests of executive officers and stockholders over the long-term; and

•	pay total compensation that is commensurate with the performance achieved and value created for stockholders.

Our executive compensation program offers several distinct elements that are consistent with the objectives outlined above, including:

•

Base salary: A cash base salary enables us to recruit and retain qualified executives by providing regular, stable compensation for their service during the year. We offer base salaries that are competitive with our peers and commensurate with the industry, the experience of the executive and the scope of the role.

•

Annual bonus: Our cash bonus plan is designed to reward the achievement of our annual performance targets, which align with our strategic business priorities. These targets are based primarily on objective and quantitative components, but also include qualitative components for measuring both corporate and individual achievement relative to objectives.

•

Equity compensation: We believe in the use of a variety of equity vehicles, including stock options, time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to deliver long-term incentive compensation in a manner that aligns employee interests with the interests of our stockholders, and serves as a retention tool through multi-year vesting schedules. Additionally, we have equity ownership requirements in place for all of our officers (including our NEOs) and directors.

•	Benefits and perquisites: We offer limited but competitive benefits and perquisites intended to attract and retain qualified executives.

Our Typical Annual Process

As discussed in more detail below, with the help of its independent compensation consultant, the Compensation Committee reviews our executive compensation programs and practices each year. As it relates to 2016, reviews were completed in both 2015 and 2016 that informed decision making for 2016 compensation levels. Generally, as referenced in the relevant sections below, the review completed in 2015 informed decision making regarding target 2016 equity awards granted in January of 2016. The review completed in 2016 then informed decision making regarding salary adjustments in 2016, as well as target 2016 annual incentive opportunities.

As discussed in more detail below, in 2016, the Compensation Committee:

•	Approved base salary adjustments for each executive officer, except for Mr. Sprecher.

•	Did not change target annual bonus opportunities from 2015 levels (other than would mathematically occur as a result of the noted salary changes).

•	Did not change target long-term incentive awards from 2015 levels.

The next review will be completed in 2017.

Role of Compensation Consultant

The Compensation Committee has engaged a compensation consulting firm to serve as its compensation advisor since the founding of ICE in 2000. During 2016, the Compensation Committee retained Compensation Advisory Partners, which has served the Compensation Committee since 2011, to advise on executive compensation matters. The information provided by Compensation Advisory Partners in 2016 included: competitive salary, bonus and equity data for certain positions within ICE and benchmarking analysis against our peers. In addition, Compensation Advisory Partners helped analyze our bonus and equity award programs, provided advice regarding the selection of our peer group, provided updates to the Compensation Committee on trends and regulatory developments, analyzed director compensation and assisted in the review of our compensation plans to determine if the arrangements incented inappropriate risk taking.

The NEOs have not participated in the selection of Compensation Advisory Partners or any other compensation consultant in connection with advice regarding executive and director compensation matters. A representative from our compensation consultant attends most Compensation Committee meetings and is available between meetings as a resource for the Compensation Committee and management. The Compensation Committee determines in its sole discretion which compensation consultant to retain for various services, and the consultant reports directly to the Compensation Committee. Use of a particular consulting firm by the Compensation Committee does not preclude management from hiring the same consulting firm. In 2016, Compensation Advisory Partners did not provide any other services to ICE. In compliance with the SEC and NYSE requirements regarding the independence of compensation consultants, Compensation Advisory Partners provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of the firm and its partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

Compensation Peer Group

The Compensation Committee utilizes a peer group to assess ICE’s executive compensation program. ICE’s peer group includes comparable financial exchanges, financial services providers, technology companies and related companies based on metrics such as revenue and market capitalization. The peer group is reviewed annually by the Compensation Committee, with assistance and recommendations from its compensation consultant, and adjustments are made as necessary. The Compensation Committee reviews annually the executive pay practices of these peer companies as reported in industry surveys, public filings and reports from compensation consulting firms. This information is considered when making recommendations for ICE’s compensation programs and practices.

The 2016 peer group was substantially similar to the 2015 peer group, with the following two changes:

•	CBOE Holdings, Inc. was removed from the peer group due to its substantially smaller size in comparison to the Company; and

•	Thomson Reuters was added to the peer group as ICE continues to expand and evolve its data services offerings.

The 2016 peer group was comprised of the following companies:

Citrix Systems Inc.	ICAP PLC	S&P Global Inc.
CME Group, Inc.	London Stock Exchange	Salesforce.com Inc.
Deutsche Börse AG	MasterCard, Inc.	State Street Corp.
Fidelity National Information Services Inc.	Moody’s Corp.	TD Ameritrade Holding Corp.
Fiserv Inc.	The Nasdaq OMX Group Inc.	Thomson Reuters
Hong Kong Exchanges and Clearing Limited	Northern Trust Corp.	Visa Inc.

Compensation Practices

For each NEO, the Compensation Committee reviews an analysis of individual compensation levels prepared by its compensation consultant that reports compensation paid to the NEO and compares base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (total cash compensation plus equity compensation) against relevant market data, including peer group data. The results of the comparisons prepared in 2016 are detailed below.

For Mr. Sprecher, our Chief Executive Officer, the Compensation Committee determines individual performance and conducts an annual review of his salary, bonuses and equity awards. For other NEOs, Mr. Sprecher provides input to the Compensation Committee regarding his views on the performance of these other officers during the Compensation Committee’s annual review of salary, bonuses and equity awards.

In addition to examining market data on individual positions, the Compensation Committee also focuses on the “total cost of management,” which is an aggregation of total direct annual compensation for the NEOs, excluding any special one-time awards. Based on the Compensation Advisory Partners analysis prepared in 2016, our “total cost of management” is between median and the 75th percentile of the peer group. Our revenue, earnings per share and EBITDA performance was in the top quartile relative to our peer group which demonstrates our alignment of executive compensation with company performance.

We do not maintain formal targets for the allocation of total compensation through each compensation element outlined above. We do strive to maintain a low fixed-cost compensation structure (i.e., base salary, benefits and perquisites) and to deliver the majority of value through variable pay elements (i.e., annual bonus and equity-based performance awards). We have maintained this “pay for performance” orientation since our founding and believe it is an important element of our entrepreneurial culture.

The average mix of targeted compensation for our NEOs in 2016 is illustrated by the following chart:

Mix of 2016 Targeted

Compensation for NEOs

Based on a review by Compensation Advisory Partners, our mix of compensation continues to emphasize variable incentive compensation, rather than fixed compensation. This focus on variable incentive compensation is consistent with the Compensation Committee’s emphasis on performance-based awards for officers and our compensation philosophy.

We believe that our mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs. We also believe that providing the majority of our NEOs’ compensation in the form of long-term incentive awards, when combined with our clawback policy and stock ownership requirements, each discussed below, has the additional benefit of discouraging employees from taking inappropriate risks.

Risk Assessment with Respect to Compensation

The Compensation Committee, with the assistance of its compensation consultant and management, has completed a review of compensation policies and programs, including those not applicable to NEOs, and does not believe there are circumstances where the risks arising from these policies or programs are reasonably likely to have a material adverse effect on ICE. The review examined the balance of fixed and variable elements of compensation, mix of cash and non-cash components and focus on both annual and longer-term operational and financial performance alignment with stockholder interests. Moreover, we designed into our compensation program certain structural features that align our NEOs’ financial incentives with those of our stockholders and mitigate inappropriate risk-taking by our executives, including our NEOs, such as a clawback policy, stock ownership requirements, and a total compensation mix weighted in favor of long-term, equity-based awards. The Compensation Committee continues to monitor the risk exposure of our compensation policies and programs.

Elements of Compensation

The Compensation Committee considers each NEO’s total compensation package when making changes to the individual elements that comprise the NEOs’ compensation. For example, if the Compensation Committee makes a change to an officer’s base salary, the Compensation Committee reviews the change in light of the other elements of compensation, including the annual bonus and annual equity award.

Base Salary

We have historically targeted a base salary for each NEO that is between the median and 75th percentile of the market relative to our peer group depending on the NEO’s experience in his or her respective position, individual performance, impact on the organization and retention concerns. With the assistance of Compensation

Advisory Partners, the Compensation Committee reviewed NEO base salary levels in 2016 and found the competitive positioning relative to peers as detailed in the below table. After reviewing the information and in consultation with Compensation Advisory Partners, the Compensation Committee determined that the following salary adjustments would be made in 2016, and that no salary adjustment would be made for Mr. Sprecher.

Name and Position	Base Salary Positioning Relative to Peer Group	Annual Salary as of June 1, 2015	Annual Salary as of June 1, 2016
Jeffrey C. Sprecher Chairman and Chief Executive Officer	50th to 75th Percentile	$1,050,000	$1,050,000 (no change from 2015)
Scott A. Hill Chief Financial Officer	25th to 50th Percentile	$700,000	$725,000 (3.6% increase)
Charles A. Vice President and Chief Operating Officer	50th Percentile	$750,000	$775,000 (3.3% increase)
David S. Goone Chief Strategy Officer	50th to 75th Percentile	$650,000	$675,000 (3.8% increase)
Thomas W. Farley President, NYSE Group	50th to 75th Percentile	$650,000	$675,000 (3.8% increase)

In making 2016 compensation decisions, the Compensation Committee considered these base salary findings in connection with the findings of total cash and total direct compensation competitiveness noted below. Please see below for a discussion of the individual contributions and company achievements considered in making these decisions.

Annual Bonus

Our annual bonuses are structured to deliver total cash compensation that is competitive with our peers for commensurate performance, and we typically target a range between the median and 75th percentile of the market depending on the officer’s experience in his or her respective position, impact on the organization and corporate and individual performance, although the Compensation Committee retains discretion to award greater or lesser amounts. NEOs participate in our stockholder approved Executive Bonus Plan and target annual bonus and total cash compensation opportunities are reviewed each year. With the assistance of Compensation Advisory Partners, the Compensation Committee reviewed NEO total cash compensation opportunities in 2016 and found the competitive positioning relative to peers as detailed in the below table. After reviewing the information and in consultation with Compensation Advisory Partners, the Compensation Committee determined that no NEO bonus target adjustments would be made in 2016.

Name and Position	Target Total Cash Positioning Relative to Peer Group*	2015 Target Bonus Opportunity (% of base salary)	2016 Target Bonus Opportunity (% of base salary)
Jeffrey C. Sprecher Chairman and Chief Executive Officer	75th Percentile	250%	250% (no change from 2015)
Scott A. Hill Chief Financial Officer	75th Percentile	175%	175% (no change from 2015)
Charles A. Vice President and Chief Operating Officer	50th to 75th Percentile	200%	200% (no change from 2015)
David S. Goone Chief Strategy Officer	75th Percentile	175%	175% (no change from 2015)
Thomas W. Farley President, NYSE Group	75th Percentile	175%	175% (no change from 2015)

*	“Target Total Cash” equals base salary plus target annual bonus.

Actual bonuses paid in any year may range from no payments to bonus payments above the established target level based on company and individual performance. However, executive officers may not receive a bonus that exceeds 200% of the established target level. Further, any potential payments are limited according to the terms of the Executive Bonus Plan.

At the beginning of each year, the Compensation Committee, and as it relates to financial and strategic metrics, the Board of Directors, approves company and individual goals for the year. From these goals, management business objectives, or MBOs, are established that serve as the performance measures for that year’s annual bonus plan. These well-defined company and individual MBOs primarily are made up of financial objectives (90%) and non-financial objectives (10%). For purposes of 2016 annual bonuses, the financial measures included revenue performance and net income performance. The Compensation Committee and management believe that revenue is the right measure for annual performance given our focus on growth. Net income, which is weighted more heavily, was chosen as it is tied to our overall profitability. Our target goals for revenue and net income represented a 39% and 25% increase respectively over 2015 actual results which we believe were achievable but stretch goals. The non-financial performance measures included items such as product launches, integration of acquisitions, key technology initiatives, and leadership development.

At the end of each year, the Compensation Committee evaluates the Executive Bonus Plan funding (which is equal to 3% of EBITDA) and awards annual bonus payments to the NEOs, relative to the target payments for the NEOs based on the achievement of the above noted, pre-established MBOs (covering both company and individual performance). The Compensation Committee also determines the overall bonus pool available for our broad-based employee annual bonus plan, based on the same MBO achievement criteria. This performance review necessarily involves a subjective assessment of corporate and individual performance by the Compensation Committee as it relates to non-financial performance. The Compensation Committee believes that it is appropriate to use some subjective assessments (within the context of the objective funding formula and maximum bonus amounts) as part of the annual bonus determination in light of ICE’s growth, its rapidly evolving industry, the existence of few direct peer companies and the challenges inherent in establishing objective and strictly budget-based goals in a dynamic environment. The Compensation Committee reviews ICE’s performance relative to the MBOs and also monitors the bonus accruals throughout the fiscal year. The Compensation Committee strives to set the performance targets for the annual bonus plan at levels that are challenging but achievable, and incorporates a significant degree of “stretch” to encourage and reward outstanding corporate performance. The payouts are leveraged to provide higher payments in years of exceptional performance and lower payments in years where performance is below the target level. The Compensation Committee believes the 2016 goals were properly challenging given the economic and competitive conditions facing ICE.

In December 2016 and February 2017, the Compensation Committee reviewed ICE’s performance against the pre-established MBOs and the separate aggregate cap in the Executive Bonus Plan for 2016 and authorized payments for the NEOs noted in the table below by applying the framework discussed above. While reviewing ICE’s performance, the Compensation Committee examined the following 2016 financial goals for purposes of determining annual bonus awards:

Financial Metric	2016 Goal	2016 Actual*	2016 Actual Compared to 2016 Goal
Consolidated Revenues (weighted 30%)	$4,516 Million	$4,499 Million	99.6%
Consolidated Net Income Attributable to ICE (weighted 60%)	$1,644 Million	$1,665 Million	101.3%

*	The 2016 actual consolidated net income attributable to ICE is equal to the adjusted consolidated net income attributable to ICE included in ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017.

The above weighted financial performance achievement, which accounts for 90% of the overall bonus determination, yields an achievement of approximately 100% of the 2016 financial goals.

In addition to financial performance, the Compensation Committee considered the 2016 non-financial performance relative to MBOs, including the following individual contributions:

•

Mr. Sprecher: leadership on continued development of data services business, including the development of new data services management team; continued strategic foresight and market leadership; significant work with global regulators, lawmakers and investors; and his assessment of human capital management.

•

Mr. Hill: leadership in budgeting, forecasting and scenario planning processes, as well as risk assessments; significant progress in delivering synergies related to prior acquisitions; leadership on enterprise risk management framework; significant work with institutional investors, rating agencies and analysts; and leadership and coordination of our clearing houses.

•

Mr. Vice: leadership in strategic requirements under global financial reform; system reliability, performance and scale enhancements across all of ICE’s technology platforms; launch of NYSE’s integrated trading technology platform in Arca equities; leadership on enterprise risk management framework; significant progress in delivering synergies related to prior acquisitions; and continued leadership in the identification and mitigation of key risks and uncertainties related to projects and daily operations.

•	Mr. Goone: ICE Benchmark Administration’s continued development and growth; and oversight and board leadership for key investments (e.g., Cetip, DTCC and OCC).

•

Mr. Farley: development of NYSE leadership team; launch of NYSE’s integrated trading technology platform in Arca equities; continued equity market and listings leadership; and significant progress in driving improved business results and efficiencies within NYSE.

Based on these factors and accomplishments, the Compensation Committee determined that management met their non-financial MBO’s for 2016 and scored non-financial performance, which accounts for 10% of the overall bonus determination, at target.

Based on the performance and considerations described above, the following annual bonus awards for fiscal year 2016 were approved by the Compensation Committee:

Name and Position	2016 Annual Bonus
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$2,625,000 (100% of target)
Scott A. Hill Chief Financial Officer	$1,268,750 (100% of target)
Charles A. Vice President and Chief Operating Officer	$1,550,000 (100% of target)
David S. Goone Chief Strategy Officer	$1,181,250 (100% of target)
Thomas W. Farley President, NYSE Group	$1,181,250 (100% of target)

All annual bonus awards for the NEOs were paid in cash during February 2017, and are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

For purposes of the 2017 Annual Incentive Plan, the Company will utilize the same financial measures and weightings as used in 2016. With regard to specific performance goals for 2017, we note that because the Company does not provide detailed revenue or earnings guidance, the specific 2017 financial goals are not detailed in this filing. We will publish the 2017 targets and the corresponding 2017 achievement in our 2018 Proxy Statement filing. Please refer to the Investors section of our website (www.intercontinentalexchange.com) for publicly available information related to our financial performance.

Equity Compensation

The Compensation Committee believes that equity awards are an effective vehicle to align the interests of executive officers with those of our stockholders, serve as a retention tool through multi-year vesting schedules and discourage employees from taking inappropriate business risks. ICE is sensitive to the concerns of its stockholders regarding the potential dilutive impact of equity awards, and also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing its grants. The value of the equity awards granted to our NEOs is designed to target total direct compensation between the median and 75th percentile of ICE’s peer group, though actual awards may vary based on individual performance, internal pay equity considerations and retention objectives, as determined in the Compensation Committee’s discretion.

We established the January 2016 equity award levels, with the assistance of Compensation Advisory Partners, based on 2015 performance as well as the competitive positioning relative to peers. In determining the award levels detailed below, the Compensation Committee considered the overall mix of variable compensation delivered through cash and equity, the critical need for executive retention and the competitive positioning relative to peers when considering each individual’s experience and each individual’s continued level of leadership. The resulting positioning of compensation relative to peers based on a 2015 review conducted by Compensation Advisory Partners is included in the table below.

Name and Position	Target Total Direct Compensation Positioning Relative to Peer Group	Target Grant Date Value of 2015 Equity Awards	Target Grant Date Value of 2016 Equity Awards*
Jeffrey C. Sprecher Chairman and Chief Executive Officer	75th Percentile	$7,000,000	$7,000,000 (no change from 2015)

Scott A. Hill Chief Financial Officer	75th Percentile	$3,000,000	$3,000,000 (no change from 2015)

Charles A. Vice President and Chief Operating Officer	Above 75th Percentile	$4,500,000	$4,500,000 (no change from 2015)

David S. Goone Chief Strategy Officer	Above 75th Percentile	$2,500,000	$2,500,000 (no change from 2015)

Thomas W. Farley President, NYSE Group	Above 75th Percentile	$2,300,000	$2,300,000 (no change from 2015)

*	Equity grants for our NEOs in 2016 were made under our 2013 Omnibus Employee Incentive Plan.

When determining vehicles to use for the annual equity award, the Committee seeks to maintain a focus on both growth and financial performance. As a result the Committee used stock options to account for 25% of the 2016 target award value and PSUs to account for 75% of the 2016 award value for our NEOs.

We chose stock options as a means of linking a portion of the long-term incentive awards for our most senior executives directly to our Company’s stock price growth and performance. The Committee believes the use of stock options is appropriate given the Company’s continued positioning as a growth company.

We chose PSUs as a means of rewarding senior executives for delivering on pre-established financial performance goals. The PSUs were subject to ICE’s 2016 EBITDA performance as well as a stock market condition that could have reduced the number of shares that were earned above target based on ICE’s 2016 total shareholder return, or TSR, performance as compared to the S&P 500 index. In the event ICE outperformed the EBITDA target for this award, the stock market condition would have reduced the number of shares earned above target by 10% if the TSR on ICE’s Common Stock during 2016 was below the S&P 500 index by 10% or less and reduced such shares by 20% if the TSR on ICE’s Common Stock during 2016 was below the S&P 500 index by more than 10%. The number of shares that could have been earned under PSU awards ranged from zero for performance below the threshold performance target, 50% of the target award for performance at the threshold (85% of the EBITDA goal), 100% of the target award for performance at the target and 200% of the target award for performance at the maximum (113% of the EBITDA goal) performance level.

For purposes of the 2016 PSU award (granted in January 2016), the Committee considered a number of items when establishing (i) the performance measure, and (ii) the performance period utilized, including the fact that the Company closed the acquisition of both Trayport and Interactive Data Corporation in December 2015. The Committee determined that EBITDA was the most appropriate performance measure for a number of reasons, including the Committee’s assessment that EBITDA is a very strong indicator of Company performance and shareholder value, and is the most prominent measure evaluated when determining the financial impact of actual and potential acquisitions. The Committee determined that a one-year performance period was appropriate again in 2016, instead of a longer period, because of the Company’s continued growth trajectory due, in part, to our acquisitive nature. The Committee determined that as a growth company that is continually developing new products and services and entering new markets, the one-year measure provides the Committee the opportunity to reset targeted EBITDA performance each year to account for the impact and financial expectations of new products, services, markets and acquisitions. This was especially true for the 2016 awards given the above-mentioned acquisitions, which closed in December 2015. Because EBITDA has been utilized as a consistent measure for these types of awards, the Committee has the opportunity to ensure the year-over-year targets have a sufficient degree of stretch.

Consistent with the Company’s 2016 proxy filing regarding the re-evaluation of our use of a one-year performance measure, please note that the Company instituted a change in award structure with the 2017 equity award (granted in January 2017). The process and changes, including the introduction of a three-year TSR concept, are discussed further below in the 2017 Equity Award section.

For the 2016 award, both the stock option and PSU awards vest over the three years following grant, subject to continued employment, which provides for continued retention as well as a link to shareholder return.

The following equity awards were made to the NEOs on January 14, 2016:

Name and Position	Stock Options	PSUs at Target Performance
Jeffrey C. Sprecher Chairman and Chief Executive Officer	177,160	104,970
Scott A. Hill Chief Financial Officer	75,925	44,985
Charles A. Vice President and Chief Operating Officer	113,885	67,480
David S. Goone Chief Strategy Officer	63,270	37,485
Thomas W. Farley President, NYSE Group	58,210	34,490

The stock options were granted on January 14, 2016 and have a strike price of $50.01, which was the closing price of our Common Stock on the grant date.

In connection with the PSUs granted in January 2016, at a meeting in early February 2017, the Compensation Committee determined that ICE’s EBITDA for 2016 was 101.5% of target, as illustrated below.

Financial Metric	2016 Goal	2016 Actual*	2016 Actual Compared to 2016 Goal
Consolidated EBITDA	$2,786 Million	$2,827 Million	101.5%

*	The 2016 actual consolidated EBITDA is equal to earnings before interest, taxes, depreciation, and amortization adjusted for the non-GAAP measures described in ICE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 7, 2017.

Pursuant to the terms of the awards, certain costs attributable to merger and acquisition activity were excluded based on the rationale that ICE does not want to discourage future acquisition attempts when opportunities arise. Because ICE’s 2016 EBITDA performance was above target, ICE’s 2016 TSR was evaluated relative to that of the S&P 500. Calculated pursuant to the terms of the award, the Company’s 2016 TSR of 17% was found to exceed that of the S&P 500 at 11%. The impact of the above target EBITDA performance resulted in individual awards at 111.5% of the target level. The first tranche (1/3) of shares earned pursuant to PSUs granted on January 14, 2016 vested on February 16, 2017. Based on continued employment, the second tranche (1/3) of shares earned is scheduled to vest in February 2018 and the final tranche (1/3) of shares earned is scheduled to vest in February 2019.

The following table illustrates the January 14, 2016 PSUs earned based on 2016 performance:

Name and Position	PSUs at Target Performance	PSUs at Actual Performance (111.5% of Target Shares)
Jeffrey C. Sprecher Chairman and Chief Executive Officer	104,970	117,041

Scott A. Hill Chief Financial Officer	44,985	50,158

Charles A. Vice President and Chief Operating Officer	67,480	75,240

David S. Goone Chief Strategy Officer	37,485	41,795

Thomas W. Farley President, NYSE Group	34,490	38,456

Equity awards for all officers are normally approved at a scheduled Compensation Committee meeting. ICE management is not authorized to approve equity awards for officer-level employees, and does not have the discretion or authority to govern the timing of equity awards. In 2016, no equity awards for officers were approved outside of a Compensation Committee meeting. ICE uses the closing price of its Common Stock on the NYSE on the grant date for purposes of establishing the strike price of stock options and for accounting purposes of other equity awards. ICE has not issued stock options with an exercise price below the fair market value of its Common Stock on the grant date.

2017 Equity Award Structure

During 2016, in connection with re-examining the Company’s overall compensation program in light of the December 2015 acquisitions of Trayport and Interactive Data Corporation, the Compensation Committee specifically re-evaluated the Company’s approach to long-term incentive awards. The Compensation Committee considered all aspects of the long-term incentive award program, including equity vehicles used, performance periods, and vesting schedules. In examining the topic, the Compensation Committee worked closely with its independent consultant, reviewed feedback received from shareholder advisory firms, reviewed practices at similarly situated companies (including the peer companies noted above), considered the amount of change appropriate in a given year, and specifically discussed the topic with many large shareholders.

For purposes of the January 2017 equity award, the Compensation Committee ultimately concluded that while the overall existing program was sound, several modifications were appropriate. As illustrated in the table below, the modifications implemented with the January 2017 equity award include:

•	Updating stock option vesting schedules to 33% per year, over three years.

•

Introduction of a new PSU award design, in addition to the design currently utilized. The number of shares ultimately earned under this new award type will vary based on the Company’s cumulative TSR performance over the three-year period from 2017 — 2019 relative to that of the S&P 500. These awards will cliff vest in February 2020.

•

Rebalancing long-term incentive awards with 80% in PSUs (20% of the overall award value based on the three-year TSR based PSU vehicle and 60% based on the one-year EBITDA based PSU vehicle) and 20% in stock options

Design Provision	2016 Long-Term Incentive Award Structure	2017 Long-Term Incentive Award Structure

Stock option vesting schedule	33% vest after 12 months. Remainder vest monthly over the following 24 months.	33% per year over three years

PSU vesting schedule	33% per year over three years	Mix of 33% per year over three years; and 3-year cliff vesting

Performance period for PSUs	One-year	Mix of one-year and three-year

Performance measure for PSUs	1-year EBITDA relative to budget, with 1-year TSR modifier	1-year EBITDA relative to budget, with 1-year TSR modifier; and 3-year TSR relative to S&P 500

Vehicle mix (as % of targeted value)	75% PSUs (1-year EBITDA); and 25% stock options	60% PSUs (1-year EBITDA) 20% PSUs (3-year TSR); and 20% stock options

With regard to the specific performance goals for purposes of the 2017 PSU based on one-year EBITDA, we note that because the Company does not provide detailed revenue or earnings guidance, the specific 2017 EBITDA goal is not detailed in this filing. With regard to the 2017 PSUs based on three-year TSR, the performance goals consist of a threshold goal (at which 50% of the target award will be earned) of three-year TSR performance at the 25th percentile relative to that of the S&P 500, a target goal (at which 100% of the target award will be earned) of performance at the 50th percentile and a maximum goal (at which 200% of the target award will be earned) of performance at the 75th percentile. Please refer to the Investors section of our website (www.intercontinentalexchange.com) for publicly available information related to our financial performance. As we have done in this filing with respect to the 2016 award, we will publish the 2017 EBITDA target for our 2017 PSU awards based on one-year EBITDA and the corresponding 2017 achievement in our 2018 Proxy Statement filing.

Benefits and Perquisites

ICE provides medical insurance, life and disability insurance and other benefits to executives that are generally available to other employees. For its U.S. executive officers, ICE provides an enhanced term life insurance benefit (calculated at five times salary less $100,000) and a supplemental disability insurance benefit that is designed to approximate the total benefit level (60% of eligible compensation) that cannot be provided pursuant to the limits in our group disability plans ($10,000 per month). Our contributions to these benefits programs are included in the 2016 All Other Compensation section of the Summary Compensation Table below.

Our Compensation Committee has approved a Corporate Aircraft Policy which, among other things, includes the authorization of up to $75,000 of incremental cost per year to ICE for personal use of company-owned or leased aircraft by each of Mr. Sprecher and Mr. Vice. In 2016, Mr. Sprecher did not have any unreimbursed personal use of company-owned aircraft and Mr. Vice had $28,563 of unreimbursed cost for personal use of company-owned aircraft, which is reported in the 2016 Summary Compensation Table and the 2016 All Other Compensation table. In addition in 2016, the Compensation Committee approved the payment of $125,000 to the Federal Trade Commission on behalf of Mr. Sprecher in connection with filing fees for Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) filings. These filings and the corresponding filing fees were required in part due to Mr. Sprecher’s participation in ICE’s equity compensation programs. Mr. Sprecher is responsible for taxes due as a result of ICE paying the filing fees and he was not provided a tax gross-up payment. This $125,000 appears in the 2016 Summary Compensation Table and 2016 All Other Compensation table.

There were no other perquisites provided to any of our executive officers in 2016 that would require disclosure in the Summary Compensation Table.

Retirement Plans

We provide retirement benefits to U.S. corporate officers through a 401(k) retirement plan on the same terms and conditions as those offered to all ICE employees. Generally, in 2016, we provided an immediately vested matching contribution of 100% of the first 6% of employee deferrals of eligible compensation, subject to Internal Revenue Service limits ($265,000 per individual in 2016). We do not offer an active defined benefit pension plan or any other form of active supplemental executive retirement plan.

Clawback Policy

We have adopted a compensation recoupment, or “clawback” policy, to permit ICE to seek recovery of performance-based incentive awards in the event of certain financial statement restatements. The clawback policy states:

Effective December 9, 2010, it is ICE’s policy that if ICE’s financial statements are required to be restated due to intentional misconduct and/or fraud, the Compensation Committee will, when deemed appropriate in its discretion, direct that ICE seek to recover all or a portion of any affected award made to officers who have engaged in the intentional misconduct and/or fraud that caused the need for the restatement with respect to any fiscal period of ICE. An “affected award” includes any cash or equity-based bonus or incentive compensation payment awarded or given to the employee after the effective date of this policy, and the net proceeds of any stock options exercised after the effective date of this policy, that were advantaged by the filing of the financial statements that were required to be restated.

The amount to be recovered from such individual shall be the estimated amount up to which the affected award exceeded the amount that would have been paid to (or received by) the employee had ICE’s financial statements been properly stated. The Compensation Committee has the authority to determine an appropriate recovery amount, if any, under the circumstances, and whether to initiate or continue pursuing a recovery, based upon factors consistent with the Compensation Committee’s exercise of its fiduciary duties and the Compensation Committee’s good faith reliance upon information, opinions or advice from professional advisors, consultants or experts.

When the clawback provision under the Dodd-Frank Wall Street Reform and Consumer Protection Act is finalized and adopted, we will update our policy, as necessary.

Termination of Employment and Change of Control Payments

We have entered into employment agreements with each of our NEOs that provide benefits upon certain employment terminations, including certain terminations in connection with a “Change in Control” of ICE. The terms of these employment agreements are discussed in more detail in the narrative following the 2016 Summary Compensation Table below. The Compensation Committee believes that employment agreements with termination and certain Change in Control protections are appropriate and necessary to attract and retain executive level talent and to mitigate uncertainty and distraction of our management team in the event that the employment of any of our NEOs terminates. The Compensation Committee intends that the terms of NEO employment agreements be consistent with market practice, as adjusted for our business considerations, and periodically reviews the terms of our NEOs’ employment agreements compared to market practice. The employment agreements with our NEOs do not include any Code Section 280G “golden parachute” excise tax gross-up provisions.

The Change in Control protections for NEOs require a “double-trigger” (i.e., two events must occur before any severance payment is made: there must be a Change in Control and the executive officer’s employment must be involuntarily terminated) before a payment is provided. The Compensation Committee opted for a “double-

trigger,” rather than providing for payments solely on the basis of a Change in Control, because the Compensation Committee believes this to be more consistent with the purpose of encouraging the continued employment of our NEOs following a Change in Control and with market practice. Furthermore, the Change in Control provisions provide significant retention value with respect to our NEOs.

Stock Ownership Policy, Retention Recommendations and Global Personal Trading Policy

Stock Ownership Policy

The Compensation Committee believes that it is in the best interests of stockholders for ICE’s executives and directors to own a significant amount of ICE Common Stock. Moreover, a meaningful direct ownership stake by our executives and directors demonstrates to our other investors and stockholders a strong alignment of interests and commitment to ICE’s success, and also provides a structural mechanism to discourage our executives from taking inappropriate business risks. Accordingly, ICE’s Stock Ownership Policy is applicable to all ICE officers (including all of the NEOs) and directors, and requires the following level of ownership (expressed as a multiple of base salary for executives and a multiple of annual cash retainer for directors):

Position	Ownership Multiple Policy Requirement	Average Stock Ownership Multiple *
Chief Executive Officer	10 times base salary	297 times (Sprecher)
President	4 times base salary	35 times (Vice)
C-Level Executives and Senior Vice Presidents	2 times base salary	18 times (Hill/Goone/Farley)
Vice Presidents and any other corporate officers	1 times base salary	All in compliance
Members of the Board of Directors of ICE	5 times annual cash retainer	All in compliance

*	As defined in the Stock Ownership Policy and summarized below as of the record date. New officers and directors have five and three years, respectively, to comply with ownership requirements.

In establishing the ownership multiple, the Compensation Committee considered information about ownership multiples at its peer companies and recommendations from third-party groups such as Institutional Shareholder Services (or ISS) and its external compensation consultant. “Ownership,” for purposes of this Stock Ownership Policy, includes: (i) shares of ICE Common Stock that are owned outright (including those held by a spouse or dependent children), (ii) vested “in-the-money” stock options and (iii) unvested restricted stock, RSUs and any deferred vested RSUs that are not subject to any performance-based vesting metric. All unvested stock options, “underwater” stock options and unearned performance-based equity awards do not count towards the ownership targets. A newly appointed corporate officer will have five years from his or her date of hire or appointment as an officer to comply with this Stock Ownership Policy and a new director will have three years from his or her date of joining the Board of Directors to comply with this Stock Ownership Policy. The Compensation Committee will monitor the ownership levels of its executives and directors during this transition period.

The Compensation Committee monitors the stock ownership levels of our officers and directors on at least an annual basis. In the event of a corporate officer or director’s noncompliance with ICE’s stock ownership policy, the Compensation Committee will review the facts and circumstances regarding the noncompliance and will use its discretion in determining the appropriate corrective actions and/or penalties. Such corrective actions and penalties include, but are not limited to, instructing the officer or director to buy shares of our Common Stock in the open market to comply with the Stock Ownership Policy, reducing or eliminating future equity grants to the officer or director until they comply with the Stock Ownership Policy or issuing a warning to the officer or director. To date, there have been no instances of noncompliance with the Stock Ownership Policy.

Retention Recommendations

To facilitate meeting the minimum holding requirements as specified in this Stock Ownership Policy in a timely fashion, the Compensation Committee recommends that all corporate officers and directors retain a minimum of 50% of the net value of shares obtained pursuant to each stock option exercise and the vesting of restricted stock for all future grants of stock options or restricted stock until such corporate officer or director has satisfied the minimum stock ownership targets for his or her position. Further, the Compensation Committee recommends that a minimum of 50% of the net value of each stock option exercise and vesting of restricted stock for grants awarded to the Chief Executive Officer after 2012 should be retained for three years beyond the applicable exercise or vesting date.

Global Personal Trading Policy

Our Global Personal Trading Policy prohibits employees and directors from entering into hedging transactions in our securities, as well as pledging our securities.

Policy on Deductibility of Compensation

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. Performance-based compensation paid under a plan that has been approved by ICE’s stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Compensation Committee of the Board of Directors that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)).

Our policy is to strive to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives, and accordingly the Compensation Committee retains discretion to award compensation that exceeds deductibility limitations if it deems appropriate in the circumstances. To effect this policy, we currently maintain two primary incentive plans (the 2013 Omnibus Employee Incentive Plan and the Executive Bonus Plan, which were approved by stockholders in 2013 and 2009, respectively) used for awards to our NEOs and designed to be compliant with Section 162(m)’s requirements for deductibility in order to preserve ICE’s ability to provide compensation that is “performance-based” within the meaning of the Code and therefore preserve ICE’s ability to maximize the deductibility of executive compensation.

The 2017 Omnibus Employee Incentive Plan, which is submitted for stockholder approval in this Proxy Statement and described further in Proposal 4 below, is also designed to permit the grant of compensation that is deductible under Section 162(m).

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table presents information relating to the compensation earned by the NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey C. Sprecher	2016	1,050,000	5,144,535	1,749,986	2,625,000	160,878	10,730,399
Chairman and Chief Executive Officer	2015	1,050,000	5,144,941	1,749,980	2,782,500	109,027	10,836,448
	2014	1,050,000	5,144,920	1,749,994	2,625,000	51,131	10,621,045

Scott A. Hill	2016	714,583	2,204,694	749,987	1,268,750	25,476	4,963,490
Chief Financial Officer	2015	700,000	2,204,797	749,980	1,298,500	60,545	5,013,822
	2014	700,000	2,204,724	749,959	1,225,000	30,548	4,910,231

Charles A. Vice	2016	764,583	3,307,173	1,124,956	1,550,000	53,166	6,799,878
President and Chief Operating Officer	2015	750,000	3,307,334	1,124,990	1,590,000	74,603	6,846,927
	2014	750,000	3,307,403	1,124,961	1,500,000	90,589	6,772,953

David S. Goone	2016	664,583	1,837,098	624,981	1,181,250	28,277	4,336,189
Senior Vice President, Chief Strategy Officer	2015	650,000	1,837,331	624,990	1,205,800	58,614	4,376,735
	2014	639,583	2,785,803	437,465	1,137,500	31,736	5,032,087

Thomas W. Farley	2016	664,583	1,690,333	574,998	1,181,250	22,064	4,133,228
President, NYSE Group	2015	650,000	1,690,372	574,961	1,205,800	43,529	4,164,662
	2014	620,000	1,469,886	499,972	1,085,000	23,635	3,698,493

(1)	The amounts in this column represent the aggregate grant date fair value of all restricted stock unit grants in 2016, calculated in accordance with FASB Accounting Standards Codification 718, or ASC Topic 718 on the grant date, which is equal to our closing price on the grant date times the number of performance-based restricted stock units projected to be earned based on the probable outcome of the EBITDA performance condition, less a reduction on performance-based award fair value based on the probability that the TSR market condition is not achieved. Amounts shown are for performance-based restricted stock unit awards that were granted in January 2016, January 2015, and February 2014. A one-time merger-related restricted stock unit award to Mr. Goone in 2014 is also reflected in this column. Additional information regarding the 2016 grants is described under Equity Compensation in the Compensation Discussion & Analysis, footnote 2 of the 2016 Grants of Plan-Based Awards Table and Note 10 to our Consolidated Financial Statements for 2016 (filed with our Annual Report on Form 10-K). If the maximum level of performance were achieved for 2016, the reported amounts would equal $10,289,069, $4,409,388, $6,614,345, $3,674,197 and $3,380,665 for each of Messrs. Sprecher, Hill, Vice, Goone and Farley, respectively.

(2)	The amounts in this column represent the aggregate grant date fair value of all stock option grants in the calendar year. Additional details of the 2016 stock option awards are included in the Equity Compensation section of the Compensation Discussion & Analysis and footnote 1 of the 2016 Grants of Plan-Based Awards Table. These values were calculated in accordance with ASC Topic 718 on the date of grant using the following assumptions: risk-free interest rate 1.51%; expected life five years; expected volatility 24%; and expected dividend yield 1.36%, as further described in Note 10 to our Consolidated Financial Statements for 2016 (filed with our Annual Report on Form 10-K). The values for the January 2015 grants were calculated using the following assumptions: risk-free interest rate 1.08%; expected life five years; expected volatility 24%; and expected dividend yield 1.25%. The values for January 2014 grants were calculated using the following assumptions: risk-free interest rate 1.23%; expected life five years; expected volatility 27%; and expected dividend yield 1.26%.

(3)	The amounts in this column represent fiscal year 2014 through 2016 cash bonus awards that were paid in February of the following calendar year. For 2016, during February 2017 the NEOs were paid the amounts reported in the 2016 row of the “Non-Equity Incentive Plan Compensation” column under the Executive Bonus Plan.

(4)	The amounts in this column represent the items in the 2016 All Other Compensation Table below. Dividend equivalents are earned on unvested equity awards and are paid after the equity awards vest. For 2016, this table excludes dividend equivalents paid as those amounts are factored into the grant date fair value required to be reported for stock awards in the Summary Compensation Table.

2016 All Other Compensation

The following table provides details regarding the perquisites received by each of the NEOs, as well as the other elements of compensation listed in the “All Other Compensation” column of the Summary Compensation Table, for the fiscal year ended December 31, 2016.

Name	401(k) Matching Contributions ($)(1)	Life Insurance Premiums ($)(2)	Disability Insurance Premiums ($)(3)	Other Amounts ($)(4)	Total($)

Jeffrey C. Sprecher	15,900	11,120	8,858	125,000	160,878

Scott A. Hill	15,900	1,632	7,944	—	25,476

Charles A. Vice	15,900	2,525	6,178	28,563	53,166

David S. Goone	15,900	3,150	9,177	—	28,227

Thomas W. Farley	15,900	741	5,423	—	22,064

(1)	The amounts in this column for Messrs. Sprecher, Hill, Vice, Goone and Farley represent fiscal year 2016 matching contributions under our 401(k) and Profit Sharing Plan (the “401(k) Plan”). The matching formula is 100% of the first 6% of the eligible employee’s compensation contributed to the 401(k) Plan, subject to plan and statutory limits. Each NEO participates under the same terms and conditions as all other eligible employees.

(2)	The amounts in this column represent fiscal year 2016 payments of term life insurance policy premiums.

(3)	The amounts in this column represent fiscal year 2016 payments of supplemental disability insurance policy premiums.

(4)	Dividend equivalents are earned on unvested equity awards and are paid after the equity awards vest but are not included in the above table because dividends are factored into the grant date fair value required to be reported for stock awards in the Summary Compensation Table. The amount listed for Mr. Sprecher includes the $125,000 HSR filing fee paid by ICE on behalf of Mr. Sprecher as described in the Compensation Discussion and Analysis. The amount listed for Mr. Vice includes the $28,563 incremental cost of personal use of the corporate aircraft by Mr. Vice during 2016, calculated based on the variable operating costs to ICE for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses. These per-hour costs were determined by using industry-standard cost-estimating guides. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, pilot training, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported above, we also impute taxable income to the named executive officers for any personal aircraft use in accordance with Internal Revenue Service regulations and ICE does not provide tax reimbursements, or “gross-ups,” on these amounts.

2016 Grants of Plan-Based Awards

The following table presents information relating to equity awards granted to the NEOs in fiscal year 2016. References in the table to “2013 OIP” refer to the 2013 Omnibus Employee Incentive Plan, and “EBP” refers to the Executive Bonus Plan. All values in the table reflect the 5-for-1 split of our Common Stock which occurred on November 3, 2016.

	Grant Date and Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey C. Sprecher
2013 OIP	1/14/2016(1)							177,160	50.01	1,749,986
2013 OIP	1/14/2016(2)				52,485	104,970	209,940			5,144,535
EBP	(3)	N/A	2,625,000	5,250,000

Scott A. Hill
2013 OIP	1/14/2016(1)							75,925	50.01	749,987
2013 OIP	1/14/2016(2)				22,493	44,985	89,970			2,204,694
EBP	(3)	N/A	1,268,750	2,537,500

Charles A. Vice
2013 OIP	1/14/2016(1)							113,885	50.01	1,124,956
2013 OIP	1/14/2016(2)				33,740	67,480	134,960			3,307,173
EBP	(3)	N/A	1,550,000	3,100,000

David S. Goone
2013 OIP	1/14/2016(1)							63,270	50.01	624,981
2013 OIP	1/14/2016(2)				18,743	37,485	74,970			1,837,098
EBP	(3)	N/A	1,181,250	2,362,500

Thomas W. Farley
2013 OIP	1/14/2016(1)							58,210	50.01	574,998
2013 OIP	1/14/2016(2)				17,245	34,490	68,980			1,690,333
EBP	(3)	N/A	1,181,250	2,362,500

(1)	Represents stock options granted on January 14, 2016. These values were calculated in accordance with ASC Topic 718 on the date of grant. Please see footnote 2 of our Summary Compensation Table for additional discussion of these grants.

(2)	Represents performance-based restricted stock units granted on January 14, 2016 with a three-year vesting schedule (33.3% vesting on February 16, 2017, upon approval of 2016 actual performance compared to the targets, and 33.3% on each of February 16, 2018 and 2019). The number of shares issued is determined based on the accomplishment of a 2016 financial target as well as the company’s total shareholder return relative to the S&P 500 index. Please see the Equity Compensation section in the Compensation Discussion & Analysis for additional discussion of this grant. The grant date fair value of this award was calculated in accordance with ASC Topic 718, and such accounting is further described in Note 10 to our Consolidated Financial Statements for 2016 (filed with our Annual Report on Form 10-K). The actual performance-based restricted stock units earned based on 2016 performance were higher than the target amounts noted in the above table and were: Mr. Sprecher: 117,041 shares; Mr. Hill: 50,158 shares; Mr. Vice: 75,240 shares; Mr. Goone: 41,795 shares; and Mr. Farley: 38,456 shares.

(3)	Represents full-year target bonus payout levels. Bonus targets as a percentage of salary for 2016 were as follows: 250% of salary for Mr. Sprecher, 200% of salary for Mr. Vice, 175% of salary for Messrs. Hill, Goone and Farley. Actual awards granted in any given year may range from no payout to bonus payments up to 200% above the established target levels. However, any bonus payment must be earned in accordance with the terms of the Executive Bonus Plan. For fiscal year 2016, the Compensation Committee authorized cash payments at the target amounts noted in the above table, pursuant to the Executive Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information relating to outstanding equity awards held by the NEOs for the fiscal year ended December 31, 2016, based on the price of our Common Stock on the NYSE on December 31, 2016, which was $56.42. References in the table to “2000 SOP” refer to the 2000 Stock Option Plan, “2009 OIP” refer to the 2009 Omnibus Incentive Plan, and “2013 OIP” refer to the 2013 Omnibus Employee Incentive Plan. All values in the table reflect the 5-for-1 split of our Common Stock which occurred on November 3, 2016.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (# Exercisable) (1)	Number of Securities Underlying Unexercised Options (# Unexercisable) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey C. Sprecher
2000 SOP	12/16/2008		33,580	—	16.03	12/16/2018
2009 OIP	12/10/2009		133,360	—	21.20	12/10/2019
2009 OIP	1/11/2011		106,080	—	22.50	1/11/2021
2009 OIP	1/17/2012		110,865	—	22.43	1/17/2022
2009 OIP	1/11/2013		162,175	—	25.87	1/11/2023
2013 OIP	1/17/2014		188,080	5,375	41.37	1/17/2024
2013 OIP	1/20/2015		136,545	77,180	41.59	1/20/2025
2013 OIP	1/14/2016		—	177,160	50.01	1/14/2026
2013 OIP	11/13/2013	(3)							262,710	14,822,098
2013 OIP	2/27/2014	(4)					40,465	2,283,035
2013 OIP	1/20/2015	(6)					124,280	7,011,878
2013 OIP	1/14/2016	(7)					117,041	6,603,453

Scott A. Hill
2000 SOP	12/16/2008		34,730	—	16.03	12/16/2018
2009 OIP	12/10/2009		44,595	—	21.20	12/10/2019
2009 OIP	1/11/2011		35,025	—	22.50	1/11/2021
2009 OIP	1/17/2012		52,750	—	22.43	1/17/2022
2009 OIP	1/11/2013		81,355	—	25.87	1/11/2023
2013 OIP	1/17/2014		80,600	2,305	41.37	1/17/2024
2013 OIP	1/20/2015		58,515	33,080	41.59	1/20/2025
2013 OIP	1/14/2016		—	75,925	50.01	1/14/2026
2013 OIP	11/13/2013	(3)							68,955	3,890,441
2013 OIP	2/27/2014	(4)					17,340	978,323
2013 OIP	1/20/2015	(6)					53,260	3,004,929
2013 OIP	1/14/2016	(7)					50,158	2,829,914

Charles A. Vice
2009 OIP	1/11/2011		23,090	—	22.50	1/11/2021
2009 OIP	1/17/2012		75,565	—	22.43	1/17/2022
2009 OIP	1/11/2013		108,800	—	25.87	1/11/2023
2013 OIP	1/17/2014		120,905	3,455	41.37	1/17/2024
2013 OIP	1/20/2015		87,775	49,620	41.59	1/20/2025
2013 OIP	1/14/2016		—	113,885	50.01	1/14/2026
2013 OIP	11/13/2013	(3)							68,955	3,890,441
2013 OIP	2/27/2014	(4)					26,016	1,467,823
2013 OIP	1/20/2015	(6)					79,895	4,507,676
2013 OIP	1/14/2016	(7)					75,240	4,245,041

David S. Goone
2009 OIP	12/10/2009		1,110	—	21.20	12/10/2019
2009 OIP	1/11/2011		5,565	—	22.50	1/11/2021
2009 OIP	1/17/2012		4,450	—	22.43	1/17/2022
2009 OIP	1/11/2013		31,950	—	25.87	1/11/2023
2013 OIP	1/17/2014		47,015	1,345	41.37	1/17/2024
2013 OIP	1/20/2015		48,760	27,570	41.59	1/20/2025
2013 OIP	1/14/2016		—	63,270	50.01	1/14/2026
2013 OIP	2/27/2014	(4)					10,119	570,914
2013 OIP	10/9/2014	(5)					12,315	694,812
2013 OIP	1/20/2015	(6)					44,380	2,503,920
2013 OIP	1/14/2016	(7)					41,795	2,358,074

Thomas W. Farley
2000 SOP	2/22/2007		22,120	—	32.12	2/22/2017
2000 SOP	12/28/2007		22,800	—	37.89	12/28/2017
2009 OIP	1/17/2012		1,480	—	22.43	1/17/2022
2009 OIP	1/11/2013		15,300	—	25.87	1/11/2023
2013 OIP	1/17/2014		53,730	1,540	41.37	1/17/2024
2013 OIP	1/20/2015		44,860	25,360	41.59	1/20/2025
2013 OIP	1/14/2016		—	58,210	50.01	1/14/2026
2013 OIP	11/13/2013	(3)							39,405	2,223,230
2013 OIP	2/27/2014	(4)					11,565	652,497
2013 OIP	1/20/2015	(6)					40,830	2,303,629
2013 OIP	1/14/2016	(7)					38,456	2,169,688

(1)	Stock options vest over a three-year period. Stock options granted prior to 2017 vest 33.33% on the one-year anniversary of the grant date and the balance vesting ratably on a monthly basis over the remaining 24 months. Stock options granted in 2017 vest 33.33% per year on the anniversary of the grant date.

(2)	Market value of stock awards is calculated based on the price of our Common Stock on the NYSE on December 31, 2016 ($56.42) times the number of shares or units of stock that have not vested.

(3)	Represents one-time performance-based restricted stock units granted on November 13, 2013 that will be earned based on the achievement of a minimum cumulative EBITDA over the three-year period from 2014 — 2016. The number of performance-based restricted stock units that will be earned by the grantees will be determined based on ICE’s achievement of a certain performance metric relative to a target performance level. The performance metric applicable to these performance-based restricted stock units is ICE’s cumulative consolidated EBITDA over the performance period, divided by ICE’s headcount as of January 1, 2017. At the end of the performance period, the number of performance-based restricted stock units that are earned by a grantee will range from 0% to 105% of the target award, depending on the level of performance achieved by ICE. These performance-based restricted stock units were earned at 105% of the target award and vested on February 15, 2017. Therefore, the payout values reflect actual performance.

(4)	Represents performance-based restricted stock units granted on February 27, 2014 and earned based on the achievement of 2014 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2014 actual performance compared to the target, and 33.3% on each of February 27, 2016 and 2017). Payout values reflect actual performance, which was 96.7% of the target performance level.

(5)	Represents a one-time grant of time-based restricted stock units granted on October 9, 2014 with a three-year vesting schedule (33.3% per year on each anniversary of the date of grant).

(6)	Represents performance-based restricted stock units granted on January 20, 2015 and earned based on the achievement of 2015 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2015 actual performance compared to the target, and 33.3% on each of February 17, 2017 and 2018). Payout values reflect actual performance, which was 147.7% of the target performance level.

(7)	Represents performance-based restricted stock units granted on January 14, 2016 and earned based on the achievement of 2016 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2016 actual performance compared to the target, and 33.3% on each of February 16, 2018 and 2019). Payout values reflect actual performance, which was 111.5% of the target performance level

Option Exercises and Stock Vested During 2016

The following table presents information relating to stock option awards exercised and stock awards vested, respectively, during fiscal year 2016 for the NEOs. All values in the table reflect the 5-for-1 split of our Common Stock which occurred on November 3, 2016.

	Option Awards Exercised in 2016		Stock Awards Vested in 2016
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting($)(3)

Jeffrey C. Sprecher	103,695	2,090,763	139,965	6,870,465

Scott A. Hill	49,255	1,134,505	62,650	3,078,488

Charles A. Vice	109,960	2,372,178	92,105	4,523,703

David S. Goone	27,245	910,350	57,700	2,894,621

Thomas W. Farley	—	—	45,050	2,214,754

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the stock options.

(2)	These shares represent performance-based restricted stock units initially granted on January 11, 2013, and February 27, 2014 and January 20, 2015 that vested in 2016. In addition for Mr. Goone, this amount includes the time-based restricted stock units initially granted on October 9, 2014 that vested in 2016.

(3)	The amounts in this column are calculated by multiplying the number of shares that in each case vested during 2016 by the fair market value of our Common Stock on the vesting date.

2016 Nonqualified Defined Contribution and Other Deferred Compensation Plans

We do not maintain any nonqualified defined contribution plans or active nonqualified deferred compensation plans, such as a supplemental executive retirement plan, 401(k) excess plan, or other vehicles to defer the receipt of cash or equity compensation.

Employment Agreements and Other Factors Affecting 2016 Compensation

We have entered into employment agreements with each of the NEOs that contain provisions that govern compensation in the event of termination for cause, termination by ICE unrelated to a Change in Control, and termination by ICE after a Change in Control. The material provisions regarding the employment agreements and the provisions governing these termination scenarios are described below.

Term of Employment

The employment agreements for the NEOs provide for an initial employment term of three years, which will be automatically extended every six months during the term of each agreement so that the remaining term of the agreement is never more than three years or less than two and a half years, unless either ICE or the executive, prior to the date of extension, give written notice to the other that there will be no extension. The effect of this provision is to ensure that the term remaining under any of these agreements is never more than the initial term and never less than six months less than the initial term.

Base and Bonus Compensation

The employment agreements for the NEOs provide for an initial annual base salary, subject to increase, and an annual bonus that is reasonable in light of his contribution for that year and contributions made by and bonuses paid to ICE’s other senior executives for such year. In addition, each of the NEOs is also entitled to receive, from time to time, grants of awards under our equity plans, in each case as determined by the Compensation Committee or by the Board of Directors as a whole.

Non-competition

Each of the NEOs agrees under his employment agreement that for the term of his employment agreement or, if less, for the one-year period which starts on the date that his employment terminates, he will not assume or perform any managerial or supervisory responsibilities and duties that are substantially the same as those that he performs for ICE for any other business entity that engages in operating global commodity and financial products marketplaces for the trading of physical commodities, futures contracts, options contracts, and other derivative instruments, providing risk management tools and clearing services, providing brokerage services, and providing market data relating to these services in which ICE is engaged as of the date of termination of the executive’s employment or in which ICE proposes to engage under its business plan as in effect on such date, if any site of any of the offices or equipment of such competitive business is located in the United States, Canada, the United Kingdom or Singapore.

The employment agreements provide that each executive may own 5% or less of the stock of a publicly traded company that engages in such competitive business, so long as they are only passive investors and are not actively involved in such company in any way.

Non-solicitation

Each of the NEOs is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any of its customers or customers of its affiliates with whom the executive had contact, knowledge or association (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twenty-four month period immediately preceding the beginning of the “restricted period.” “Restricted period” means the term of the executive’s employment agreement, including after termination of employment, the remainder of the term of the agreement without regard to the reason for the executive’s termination of employment (as such initial term may have been extended under the agreement).

Each of the NEOs is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any other officer, employee or independent contractor of ICE or its affiliates with whom the executive had contact, knowledge or association (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twelve-month period immediately preceding the beginning of the “restricted period,” to terminate his employment or business relationship with ICE or its affiliates.

Confidentiality Provisions

Each of the NEOs is subject to customary confidentiality provisions during the term of employment and for a five year period after termination, and each executive must not use or disclose any of ICE’s trade secrets for as long as they remain trade secrets.

Termination for Cause or Executive Resignation Other than for Good Reason

For each of the NEOs, if ICE terminates the executive for “Cause,” as such term is defined below, if the executive resigns other than for “Good Reason,” as such term is defined below, or if the executive’s employment terminates as a result of his death or disability, ICE must pay the executive, among other benefits, all accrued but unpaid salary, annual bonus, if any, and unreimbursed expenses. If an executive’s employment terminates as a result of his death, any unvested stock options, unvested restricted stock units and unvested performance share units will become immediately vested.

Termination by ICE Unrelated to a Change in Control

For each of the NEOs, if there is a termination of employment by ICE without “Cause” or resignation by the executive for “Good Reason” that is unrelated to a “Change in Control,” as such term is defined below, ICE must pay a lump sum cash payment equal to (i) the amount of salary the executive would have received over the remainder of the term of employment and (ii) three (3) times the greater of the average of the last three bonuses and the last bonus paid to the executive prior to termination. In addition, any stock options or other equity awards granted (including performance-based awards which were earned but not vested for any performance period that was completed as of the termination of employment) will become exercisable or vest upon the executive’s termination. Performance-based awards for any performance period in progress as of the termination of employment will be earned based on actual performance as determined after completion of the performance period, in accordance with the terms of such grants, and such earned awards will fully vest on such determination date.

Further, ICE is required to continue to make available coverage under the employee benefits plans as if the executive remained employed for the “Welfare Benefit Continuation Period”, defined as the shorter of two years and the balance of the term of the employment agreement.

“Cause,” as used in the employment agreements for each of the NEOs, generally means: (i) the employee is convicted of, pleads guilty to or otherwise admits to any felony or act of fraud, misappropriation or embezzlement; (ii) the employee knowingly engages or fails to engage in any act or course of conduct that (a) is reasonably likely to adversely affect ICE’s rights or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading the products defined in the non-competition section or (b) violates the rules of any exchange or market on which ICE effects trades (or at such time is actively contemplating effecting trades) and is reasonably likely to lead to a denial of ICE’s right or qualification to effect trades on such exchange or market; (iii) there is any act or omission by the employee involving malfeasance or gross negligence in the performance of his duties and responsibilities or the exercise of his powers to the material detriment of ICE; or (iv) the employee (a) breaches any of the covenants made under his employment agreement or (b) violates any provision of any code of conduct adopted by ICE that applies to him if the consequence to such violation ordinarily would be a termination of his employment.

“Change in Control,” as used in the employment agreements for each of the NEOs, generally means: (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of any outstanding ICE securities eligible to vote in an election of directors (subject to certain exceptions, including if such person is the executive, an entity controlled by the executive or group of which the executive is a member); (ii) any dissolution or liquidation of ICE or any sale or disposition of 50% or more of ICE’s assets or business; or (iii) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE, unless (a) the persons who were the beneficial owners of outstanding ICE securities eligible to vote in an election of directors immediately before the consummation of such transaction hold more than 60% of the voting power immediately following the consummation of such transaction, and (b) each such person holds such securities in substantially the same proportion immediately following the consummation of such transaction as each such person had held immediately prior to the consummation of such transaction.

“Good Reason,” as used in the employment agreements for each of the NEOs, generally means: (i) there is a material reduction in the executive’s base salary or opportunity to receive any annual bonus and equity grants without the executive’s express written consent; (ii) there is a material reduction in the scope, importance or prestige of the executive’s duties; (iii) executive is transferred from his primary work site to a site that is more than thirty miles from his then current work site; (iv) after a Change in Control, executive’s job title is materially changed or executive is no longer provided the same or substantially equivalent plans, programs and policies; (v) there is a material breach of his employment agreement; (vi) executive receives notice of non-renewal during the three years following a Change in Control; (vii) the failure of any successor to ICE to expressly assume executive’s employment agreement; or (viii) in the case of Mr. Sprecher, ICE fails to nominate Mr. Sprecher for re-election to the Board of Directors.

Termination Following a Change in Control

For each of the NEOs, if the termination of employment by ICE without “Cause” or resignation by the executive for “Good Reason” occurs following, or within 180 days prior to, the effective date of a Change in Control of ICE, ICE must pay the executive a lump sum amount of cash equal to three (3) times (i) the executive’s salary and (ii) the greater of the average of the last three bonuses paid to executive prior to termination, the last bonus paid to executive prior to the effective date of a Change in Control and the last bonus paid to executive prior to termination. In addition, any stock options or other equity awards granted (including performance-based awards which were earned but not vested for any performance period that was completed as of the termination of employment) will become exercisable or vest upon the executive’s termination. Performance-based awards for any performance period in progress as of the termination of employment will be earned based on actual performance as determined after completion of the performance period, in accordance with the terms of such grants, and such earned awards will fully vest on such determination date. The executive will be entitled to exercise his stock options that had been granted after entering into the employment agreement for the same period as if the executive had continued in employment through the remainder of his term.

Further, ICE must continue to make available coverage under the employee benefits plans as if the executive remained employed for the Welfare Benefit Continuation Period.

All gross-up provisions for tax consequences have been removed from the employment agreements; therefore no NEOs are eligible for tax gross-up payments.

2016 Payments upon Termination

The following table presents the estimated benefits and payments for termination of the NEOs unrelated to a Change in Control and following, or within 180 days prior to, a Change in Control, assuming the termination took place on the last business day of the most recently completed fiscal year. For certain items below, the values are based on the closing price of $56.42 for our Common Stock on the NYSE on December 31, 2016. Other applicable terms for these benefits and payments are discussed above under Termination by ICE Unrelated to a Change in Control and Termination Following a Change in Control.

Name	Termination for Cause ($)	Voluntary Resignation Other Than for Good Reason ($)	Disability ($)(5)	Death ($)(5)	Termination by ICE Unrelated to a Change in Control ($)	Termination Following a Change in Control ($)
Jeffrey C. Sprecher
Cash Severance(1)	—	—	—	—	11,497,500	11,497,500
Cost of Welfare Benefits Continuation(2)	—	—	—	—	54,201	54,201
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	33,891,518	33,891,518	33,891,518
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	33,891,518	45,443,218	45,443,218

Scott A. Hill
Cash Severance(1)	—	—	—	—	6,070,500	6,070,500
Cost of Welfare Benefits Continuation(2)	—	—	—	—	56,317	56,317
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	11,979,338	11,979,338	11,979,338
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	11,979,338	18,106,154	18,106,154

Charles A. Vice
Cash Severance(1)	—	—	—	—	7,095,000	7,095,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	54,745	54,745
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	15,958,689	15,958,689	15,958,689
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	15,958,689	23,108,434	23,108,434

David S. Goone
Cash Severance(1)	—	—	—	—	5,642,400	5,642,400
Cost of Welfare Benefits Continuation(2)	—	—	—	—	61,818	61,818
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	0	7,081,855	7,081,855	7,081,855
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	7,081,855	12,786,072	12,786,072

Thomas W. Farley
Cash Severance(1)	—	—	—	—	5,642,400	5,642,400
Cost of Welfare Benefits Continuation(2)	—	—	—	—	49,491	49,491
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	0	8,294,881	8,294,881	8,294,881
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	8,294,881	13,986,772	13,986,772

(1)	These amounts represent the cash severance payments in accordance with employment agreements as in effect as of December 31, 2016 (as discussed in the preceding narrative) under the termination scenarios as described in the table. These calculations assume all earned base salary and annual incentive payments have been paid. For a termination unrelated to a Change in Control, the duration of the remaining employment term has been assumed to equal three years. Also, in light of the assumed termination date of December 31, 2016, the fiscal year 2015 bonus that was paid in February 2016 is the last bonus paid for purposes of the severance calculation under the employment agreements.

(2)	The welfare benefit continuation costs include estimated medical, dental, basic life insurance, and executive life insurance premiums, as may be called for in the employment agreements.

(3)	The market value of stock awards is calculated based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2016: $56.42. These costs include the acceleration of vesting of unvested equity awards (including the value of unvested dividend equivalent rights) under other termination scenarios as described above, with the value of options based on the “spread” between $56.42 and the option’s strike price at December 31, 2016. These amounts include the value of the one-time performance-based restricted stock units granted on November 13, 2013 that would vest under the applicable termination scenarios, in each case reported at target. These amounts do not include the value of vested equity awards outstanding as of December 31, 2016.

(4)	There are no Internal Revenue Code Section 280G “golden parachute” excise tax gross-up provisions.

(5)	The amounts reported in the table above do not reflect payments upon an NEO’s disability or death under our supplemental disability insurance benefit and life insurance benefit programs, respectively. See the Elements of Compensation — Benefits and Perquisites section of this Compensation Discussion & Analysis for a description of these benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Tese, Mr. Crisp, and The Lord Hague of Richmond served as members of our Compensation Committee during 2016. None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are also ICE employees do not receive additional compensation for serving as directors. During 2016, with the assistance of its independent consultant, the Compensation Committee reviewed the competitiveness of director compensation relative to peers. Based on the results of this study, the Compensation Committee made certain adjustments in director compensation effective July 1, 2016, as noted below. Prior to this change, ICE last made changes to the director compensation program in November 2013 (upon the close of the merger with NYSE). For 2016, non-employee director compensation consisted of:

•	An annual retainer of $100,000 (adjusted from $85,000 on July 1, 2016);

•

An annual retainer of $15,000 for committee members of the Audit Committee (adjusted from $10,000 on July 1, 2016), and $10,000 for committee members of the Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee;

•

An annual retainer for committee chairpersons (in lieu of the committee member retainers described above) of: $30,000 for the Audit Committee (adjusted from $25,000 on July 1, 2016), $20,000 for the Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee;

•	A lead independent director fee of $50,000; and

•

A grant of $175,000 in the form of restricted stock units that vest one year from the date of grant (with the number of units calculated at the time of grant by dividing the annual grant value by the closing price per share on the grant date).

Directors do not receive fees for individual Board of Directors or committee meetings in addition to the annual retainers referenced above.

As with our executive compensation program, the Compensation Committee utilizes the services of an independent compensation consultant to benchmark the competitiveness of our director compensation program, including compensation offered for service on subsidiary boards. The Compensation Committee reviewed a director compensation benchmarking report from Compensation Advisory Partners that analyzed each aspect of director compensation against the same peer companies that were utilized for the executive compensation benchmarking report. Based on the results of this report and consultation with its compensation consultant, the Compensation Committee made the above noted adjustments to the director compensation program for 2016.

In addition, many of our directors also serve as directors on the boards of our subsidiaries and some subsidiary boards pay additional compensation for such board service. In 2016, seven of our current non-employee directors served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe Limited, ICE Benchmark Administration Limited, ICE Clear Credit, LLC, ICE Futures U.S., Inc., ICE Clear U.S., Inc., ICE Trade Vault, LLC, ICE Trade Vault Europe Limited, ICE Swap Trade, LLC, New York Stock Exchange, LLC, NYSE MKT LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE National, Inc.

Given the significant level of responsibility, regulatory oversight of subsidiary activities, and director time commitment to serve on subsidiary boards, we provide compensation to non-employee directors for their service on these subsidiary boards (as illustrated in the below table). Each of these subsidiary boards meets independently and holds four or more meetings a year, plus subsidiary committee meetings. Accordingly, with the assistance of Compensation Advisory Partners, we have structured subsidiary compensation to include elements similar to parent board compensation (i.e., board retainer and committee retainers). We also provide office space for certain of our directors that serve as chairperson of the board of directors of an operating subsidiary.

As noted earlier in this Proxy Statement, we are seeking stockholder approval of an amendment to our 2013 Omnibus Non-Employee Director Incentive Plan to formally institute a maximum annual compensation level of $850,000 per year (including cash and equity-based compensation from parent company board service and subsidiary board service, as may be applicable). As noted in the table below, all of our directors were below this limit in 2016. See Proposal 5 beginning on page 61 for more information.

Director Compensation Table

The following table presents information relating to compensation for our directors for the fiscal year ending December 31, 2016.

Name and Principal Position	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	All Other Compensation ($)(3)	Total ($)
Charles R. Crisp	115,000	174,980	45,000	334,980
Jean-Marc Forneri	108,828	174,980	—	283,808
Lord Hague of Richmond	105,156	199,940	123,321	428,417
Fred W. Hatfield	118,828	199,940	191,719	510,487
Thomas Noonan	30,938	174,876	—	205,814
Frederic V. Salerno	162,500	174,980	55,000	392,480
Judith Sprieser	130,000	199,940	94,375	424,315
Vincent Tese	127,656	199,940	125,000	452,596
Terrence F. Martell(4)	42,227	149,760	165,000	356,987
Sir Callum McCarthy(4)	38,555	74,880	101,123	214,558
Sir Robert Reid(4)	38,555	124,800	144,286	307,641

(1)	The amounts in this column represent fiscal year 2016 cash payments for Board and committee retainers.

(2)	The amounts in this column represent the aggregate fair value of restricted stock grants awarded for board service in the 2016 calendar year calculated in accordance with ASC Topic 718, which is equal to our closing stock price on the grant date times the number of shares granted. Grants to directors in 2016 were approved on May 13, 2016, except for Mr. Noonan, whose grant was approved on September 21, 2016 upon his appointment to the board. As of December 31, 2016, Mr. Noonan owned 3,115 unvested shares of restricted stock, Mr. Martell owned 2,880 unvested shares of restricted stock, Sir McCarthy owned 1,440 shares of unvested restricted stock, Sir Reid owned 2,400 shares of unvested restricted stock, each of Messrs. Crisp, Forneri, and Salerno owned 3,365 unvested shares of restricted stock, and each of Lord Hague, Messrs. Hatfield and Tese and Ms. Sprieser owned 3,845 unvested shares of restricted stock.

(3)	The amounts in this column represent fees paid in cash and equity to directors that also served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe Limited, ICE Benchmark Administration Limited, ICE Clear Credit, LLC, ICE Futures U.S., Inc., ICE Clear U.S., Inc., ICE Trade Vault, LLC, ICE Trade Vault Europe Limited, ICE Swap Trade, LLC, New York Stock Exchange, LLC, NYSE MKT LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE National, Inc. The amounts in this column do not include charitable contributions made at the direction of certain U.S. directors that made an equivalent contribution to our Political Action Committee (“PAC”). If a U.S. director makes a contribution to our PAC, ICE will make a contribution in the same amount as contributed by the director (up to $5,000) to certain eligible charities, as requested by the director. In fiscal year 2016, the following directors made a contribution to our PAC that resulted (or could result) in a charitable contribution by ICE at the director’s request: Mr. Crisp: $5,000, Mr. Hatfield: $5,000, Mr. Salerno: $5,000, Ms. Sprieser: $5,000, and Mr. Tese: $5,000. Dividend equivalents are earned on unvested equity awards and are paid after the equity award vest. This table excludes dividend equivalents paid as those amounts are factored into the grant date fair value required to be reported for stock awards in the Director Compensation Table.

(4)	Each of Mr. Martell, Sir McCarthy and Sir Reid served on our Board of Directors until their term expired at our 2016 Annual Meeting of Stockholders on May 13, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion & Analysis with management, and based upon such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in ICE’s proxy statement for the 2017 Annual Meeting of Stockholders.

Compensation Committee:

Vincent Tese, Chairperson

Charles R. Crisp

The Rt. Hon. The Lord Hague of Richmond

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF

FUTURE VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our Board of Directors is asking you to vote on a proposal, commonly known as a “say on pay frequency” proposal, which gives our stockholders the opportunity to advise our Board of Directors on how often we should conduct an advisory stockholder vote on the compensation of our NEOs. We are required to seek an advisory stockholder vote on the frequency of future say on pay votes at least once every six years, although we may seek stockholder input more frequently. As this is an advisory vote, the result will not be binding, however, our Board of Directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our NEOs.

You are voting on the following resolution which reads:

RESOLVED, that a non-binding advisory vote of ICE’s stockholders to approve the compensation of ICE’s named executive officers shall be held at an annual meeting of stockholders, beginning with the 2017 Annual Meeting of Stockholders, (i) annually, (ii) biennially or (iii) triennially.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say on pay vote should be conducted annually (every year), biennially (every two years) or triennially (every three years). You may also abstain from voting on this item. You are not voting to approve or disapprove the Board of Director’s recommendation on this item.

Our Board of Directors believes that an annual advisory vote on the compensation of our NEOs is an important aspect of stockholder engagement. An annual say on pay vote facilitates direct and regular stockholder feedback on our compensation policies, which our Compensation Committee values in determining our compensation philosophy and evaluating the effectiveness of our compensation principles and practices.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” CONDUCTING AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF OUR NEOS.

PROPOSAL 4 — APPROVAL OF THE INTERCONTINENTAL EXCHANGE, INC.

2017 OMNIBUS EMPLOYEE INCENTIVE PLAN

On March 3, 2017, upon the recommendation and approval of our Compensation Committee, our Board of Directors unanimously approved the adoption of the 2017 Omnibus Employee Incentive Plan (the “2017 Employee Plan”), subject to approval by our stockholders at the 2017 Annual Meeting. The 2017 Employee Plan will be effective on May 19, 2017 if it is approved by our stockholders at the 2017 Annual Meeting. If the 2017 Employee Plan is not approved by stockholders, no awards will be made under the 2017 Employee Plan and the 2017 Employee Plan will be null and void in its entirety.

The 2017 Employee Plan will be applicable only to awards granted on or after the date the 2017 Employee Plan is approved by our stockholders (the “Effective Date”), and will replace ICE’s 2013 Omnibus Employee Incentive Plan (the “2013 Employee Plan”) for awards granted on or after the Effective Date. The terms and conditions of awards granted under the 2013 Employee Plan prior to stockholder approval of the 2017 Employee Plan will not be affected by the adoption or approval of the 2017 Employee Plan and the 2013 Employee Plan will remain effective with respect to such awards. No new grants will be made under the 2013 Employee Plan after the Effective Date.

The 2017 Employee Plan provides for the issuance of equity-based awards covering up to thirty million (30,000,000) shares of Common Stock, plus the number of additional shares of common stock reserved and available for issuance under the 2013 Employee Plan as of the Effective Date. In addition, the 2017 Employee Plan includes a number of provisions designed to protect stockholder interests and appropriately reflect our compensation philosophy and developments in our compensation practices in recent years, which include a minimum vesting schedule, a double-trigger change in control provision (as a default), no payment of dividends or dividend equivalents on any unvested awards and a clawback provision.

Our Board believes that the thirty million (30,000,000) shares available for grant under the 2017 Employee Plan would provide sufficient shares for equity-based compensation needs of ICE through the 2022 annual shareholder meeting. This estimate is based on our recent share usage, estimated for growth, adjusted upward to allow for the potential that performance-based awards may be earned at maximum and for flexibility around types of vehicles used. Actual issuances could be materially different from this estimate.

As of the record date, approximately [            ] shares remain available for issuance under the 2013 Employee Plan, which, based on the analysis above and our “burn rate” discussed below, we believe to be sufficient to continue our current grant practices for no more than approximately one to two years. Therefore, if stockholders do not approve the 2017 Employee Plan, our future ability to issue equity-based awards, other than cash-settled awards, will be limited. This could have significant negative consequences, and could, among other things:

•

Inhibit pay-for-performance and alignment with stockholders. A key element of our compensation philosophy (as described in the Compensation Discussion and Analysis) is to pay a significant portion of variable compensation to a broad population of employees (including our executive officers) in the form of awards that pay out in ICE equity, with our NEOs receiving 61% of their total 2016 compensation in the form of stock options and performance-based restricted stock units, and other employees receiving varying percentages of equity-compensation in accordance with their roles. We believe that stock ownership by employees provides performance incentives and fosters long-term commitment to the benefit of our stockholders because equity-settled compensation (rather than cash-settled compensation) with long-term restrictions, rigorous clawback provisions and stock ownership requirements is essential to align employees’ interests with those of our stockholders.

•

Impede ability to attract and retain talent. The successful implementation of our business objectives depends largely on our ability to attract, retain and reward talented employees. If the 2017 Employee Plan is not approved, we would be limited in our ability to use a valuable retention tool and would be at a significant competitive disadvantage in attracting new talent.

•

Increase volatility in reported earnings and compensation expense. Replacing equity-settled awards with cash-settled awards could increase compensation expense and could contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. This would increase the cost of compensation if our stock price appreciates and lead to unpredictable quarterly results. In addition, replacing equity-settled awards with cash-settled awards would reduce the amount of cash otherwise available for the accelerated repayment of our debt, stock buybacks and strategic purposes.

Our equity-based compensation model, including the broad-based participation of our employees and the portion of equity compensation paid to our senior executives, results in a “burn rate” as indicated in the chart below. All values in the chart reflect the 5-for-1 split of our Common Stock which occurred on November 3, 2016.

	2014	2015	2016	Average
(a) RSUs/performance stock units granted(1)	2,801,900	3,457,590	3,251,017	3,170,169
(b) Shares underlying options granted(1)	771,000	882,335	751,615	801,650

(c) Net increase in diluted shares due to equity awards (a+b)(1)	3,572,900	4,339,925	4,002,632	3,971,819

(d) Weighted-average basic shares outstanding	570,000,000	556,000,000	595,000,000	573,666,667

(e) Burn rate (c/d)(2)	0.6%	0.8%	0.7%	0.7%
(f) Adjusted burn rate(3)	1.61%	2.02%	1.77%	1.80%

(1)	Reflects the gross number of shares underlying awards made to employees during the respective year.

(2)	Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.

(3)	Adjusted to reflect the Institutional Shareholder Services “multiplier” counting each full value award (RSU and performance stock unit) as three option shares.

Our Compensation Committee recognizes that, as commonly calculated, the total potential dilution or “overhang” resulting from the adoption of the 2017 Employee Plan would be [    ]%, with the incremental overhang from the 2017 Employee Plan additional shares equal to [            ]%. The overhang is calculated as follows, in each case as of the record date of March 21, 2017:

(a) Shares available under the 2017 Employee Plan	30,000,000
(b) Shares underlying outstanding awards(1)	[	]
(c) Shares remaining available under the 2013 Employee Plan	[	]

(d) Total shares authorized for or outstanding under employee awards (a+b+c)	[	]

(e) Total shares outstanding	[	]

(f) Overhang (d/e)	[	]%

(1)	Of such shares, [ ] are underlying option awards.

We note that the number of shares remaining available for grant as described above differs from those reported below under Equity Compensation Plan Information, since that table, required by SEC disclosure rules, is dated as of December 31, 2016 and therefore does not take into account year-to-date grants for 2017. Additional information as of the record date of March 21, 2017 includes:

Restricted stock outstanding (including performance-based restricted stock)		[	]
Shares to be issued upon exercise of outstanding options, warrants and rights(1)		[	]
Weighted average exercise price (for options)	$	[	]
Weighted-average remaining contractual life (for options), in years		[	]
Shares available for future issuance under the 2013 Employee Plan and the 2013 Omnibus Non-Employee Director Incentive Plan(2)		[	]

(1)	As of the record date there were [ ] shares to be issued upon exercise of outstanding options, warrants and rights not approved by stockholders, with a weighted-average exercise price (for options) of $[ ] and a weighted-average remaining contractual life (for options) of [ ] years, with 0 shares remaining available for future issuance under equity compensation plans not approved by stockholders.

(2)	On March 3, 2017, the Compensation Committee froze the NYSE Euronext Omnibus Incentive Plan such that no further awards will be made under that plan on or after May 19, 2017.

ICE also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to our stockholders resulting from equity award grants to our senior employees, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of grants under the 2017 Employee Plan. The Compensation Committee believes that paying a significant portion of annual variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of senior employees with those of our stockholders, encouraging ownership in ICE and retaining, attracting and rewarding talented employees. For additional information with respect to our outstanding equity-based awards, please see Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K.

The following summary of the material terms of the 2017 Employee Plan is qualified in its entirety by reference to the complete text of the 2017 Employee Plan, which is attached hereto as Exhibit C.

Summary of the 2017 Employee Plan

Overview

The purpose of the 2017 Employee Plan is to attract, retain and motivate officers, and key employees (including prospective employees), consultants and others who may perform services for ICE and its consolidated subsidiaries, to compensate them for their contributions to the long-term growth and profits of ICE and to encourage them to acquire a proprietary interest in ICE’s success. The 2017 Employee Plan includes numerous features designed to reflect our commitment to good corporate governance practices. For example, consistent with best practices, the 2017 Employee Plan prohibits the payment of dividends on unvested restricted stock units (including awards subject to performance-based vesting), repricing and reloads of stock options and stock appreciation rights, and recycling shares withheld to satisfy taxes payable upon award settlement or in payment of the exercise price of stock options or the net settlement of stock appreciation rights.

Administration

Our Compensation Committee will administer the 2017 Employee Plan. Among other things, the Compensation Committee will determine the persons who will receive awards under the 2017 Employee Plan, the time when awards will be granted, the terms of the awards and the number of shares of ICE common stock subject to the awards. The Compensation Committee may allocate among its members and/or delegate to any person who is not a member of the Compensation Committee or to any administrative group within ICE, any of its powers, responsibilities and duties. The Board of Directors, in its sole discretion, also may grant awards or administer the 2017 Employee Plan.

The Compensation Committee will have complete control over the administration of the 2017 Employee Plan and will have sole discretion to make all determinations in respect of the 2017 Employee Plan (including, for example, the ability to determine whether individual awards may be settled in cash, shares of common stock, other awards or other property).

Eligibility

Awards may be made to officers and employees (including prospective employees), consultants and other individuals who may perform services for ICE and its consolidated subsidiaries (other than non-employee directors of ICE or its subsidiaries, who may be eligible for grants under the 2013 Omnibus Non-Employee Director Incentive Plan). As of the record date, approximately [            ] officers and employees would have been eligible to receive awards under the 2017 Employee Plan.

ICE Common Stock Available for Awards under the Plan

Subject to adjustment as described below, the total number of shares of ICE common stock that may be subject to awards granted under the 2017 Employee Plan is thirty million (30,000,000) shares, plus the number of additional shares available for future awards under the 2013 Employee Plan as of the Effective Date and the number of shares related to awards under the 2013 Employee Plan as of the Effective Date which thereafter terminate, expire unexercised, or are forfeited, canceled or otherwise lapse for any reason (as of the record date, there were [            ] shares available for future grant under the 2013 Employee Plan and outstanding awards with respect to [            ] shares ([            ] of which are options) under the 2013 Employee Plan). In the case of a grant of a stock-settled stock appreciation right, the number of shares available for grant under the Plan will be reduced by the full number of shares granted under such stock appreciation right. Shares of ICE common stock issued in connection with awards that are assumed, converted or substituted as a result of ICE’s acquisition of another company will not count against the number of shares that may be granted under the 2017 Employee Plan. Shares of ICE common stock underlying the awards (including currently outstanding awards under the 2013 Employee Plan) will be available for reissuance under the 2017 Employee Plan in the event that an award is forfeited, expires, terminates or otherwise lapses without delivery of ICE common stock.

Shares of ICE common stock will not become available for reissuance under the 2017 Employee Plan if the shares are withheld by or tendered to ICE to pay taxes or to pay the exercise price of stock options, or are repurchased by the Company using proceeds from the exercise of stock options.

Shares issued under the 2017 Employee Plan may be authorized but unissued shares of ICE common stock or authorized and previously issued shares of ICE common stock reacquired by ICE. There is no limit on the amount of cash, securities (other than shares of ICE common stock) or other property that may be delivered pursuant to any award. No individual, however, will receive awards of stock options or stock appreciation rights covering, in either case, more than 3,000,000 shares (subject to adjustment as described below) in any one fiscal year. Furthermore, no individual will receive awards of restricted shares, restricted stock units, dividend equivalent rights or other types of stock-based or cash-based awards that are, in each case, subject to the achievement of the performance goals described in the 2017 Employee Plan for more than 2,000,000 shares or, for cash-based awards, the value of 2,000,000 shares (subject in each case to adjustment as described below) in any one fiscal year.

The Compensation Committee will adjust the terms of any outstanding award, the number of shares of ICE common stock issuable under the 2017 Employee Plan and the limit on the number of shares for which awards may be granted to any one individual in any one fiscal year, in each case in such manner as the Compensation Committee deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights as a result of any increase or decrease in the number of issued shares of ICE common stock (or issuance of share of stock other than shares of ICE common stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares of ICE common stock, merger, consolidation, rights offering, separation, reorganization, liquidation, or any other change in the corporate structure or shares of ICE common stock, including any extraordinary dividend or extraordinary distribution.

The market value of ICE common stock on the record date (based upon the closing price on the NYSE) was $[            ] per share.

Type of Awards

The 2017 Employee Plan provides for grants of stock options (both stock options intended to be “incentive stock options” under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other equity-based or cash-based awards pursuant to which ICE common stock, cash or other property may be delivered. Awards under the Plan generally will be subject to a minimum vesting schedule of at least thirty-six months following the date of grant of the award (although up to 5% of shares available for grant under the 2017 Employee Plan may be granted with a shorter minimum vesting schedule), provided, however, that (1) after the first year such vesting schedule may be on a monthly, quarterly or yearly pro-rata basis and (2) all awards that are subject to performance goals shall be subject to a minimum vesting schedule of at least twelve months. Awards that are assumed, converted or substituted as a result of ICE’s acquisition of another company will not be subject to the foregoing minimum vesting schedule requirements. Each award will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Stock Options. A stock option entitles the recipient to purchase shares of ICE common stock at a fixed exercise price. The exercise price per share will be determined by the Compensation Committee but will not be less than 100% of the fair market value of ICE common stock on the date of grant. Fair market value will generally be the closing price of ICE common stock on the NYSE on the date of grant. Stock options generally must be exercised within 10 years after the date of grant. All awards may be issued as incentive stock options.

Stock Appreciation Rights. A stock appreciation right entitles the recipient to receive shares of ICE common stock, cash or other property equal in value to the appreciation of the ICE common stock over the stated exercise price. The exercise price per share will be determined by the Compensation Committee but will not be less than 100% of the fair market value of ICE common stock on the date of grant. Fair market value will generally be the closing price of ICE common stock on the NYSE on the date of grant. Stock appreciation rights must be exercised within 10 years after the date of grant.

Restricted Shares. Restricted shares are shares of ICE common stock that are registered in the recipient’s name, but that are subject to transfer and/or forfeiture restrictions for a period of time. The Compensation Committee may grant or offer for sale restricted shares of ICE common stock in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine. Subject to such limits as the Compensation Committee may determine from time to time, the recipient will have the same voting and dividend rights as any other stockholder of ICE, except that dividends will be retained by ICE for the recipient’s account while the transfer and/or forfeiture restrictions apply and will be paid (without interest) only if and when the period of restriction lapses.

Restricted Stock Units. A restricted stock unit is an unfunded, unsecured right to receive a share of ICE common stock, cash or other property at a future date. The Compensation Committee may grant restricted stock units in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine. The recipient will have only the rights of a general unsecured creditor of ICE and no rights as a stockholder of ICE until ICE common stock underlying the restricted stock units, if any, is delivered.

Dividend Equivalent Rights. The Compensation Committee may, in its discretion, include in the award agreement a dividend equivalent right entitling the recipient to receive an amount equal to all or any portion of the regular cash dividends that would be paid on the shares of ICE common stock covered by such award as if such shares had been delivered. Dividend equivalent rights granted in connection with an award of restricted stock units will be subject to the same performance and/or service conditions that apply to such restricted stock units, and dividend equivalents will be released only if and when such restricted stock units have vested. Dividend equivalent rights may be payable in cash, shares of ICE common stock or other property as determined by the Compensation Committee. For the avoidance of doubt, no dividend equivalent rights will be paid on any unvested awards.

Other Stock-Based Awards. The Compensation Committee may grant other types of stock-based, stock-related or cash-based awards, including the grant of unrestricted shares of ICE common stock in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine, but in each case, subject to the individual share limit described above.

Change in Control

Unless otherwise determined by the Compensation Committee (or unless otherwise provided in the applicable award agreement or in an employment agreement), if a recipient’s employment is terminated by ICE or any successor entity thereto without “cause,” or if the recipient terminates employment for “good reason” (each as defined in the 2017 Employee Plan), in each case upon or within two years after a “change in control,” each award granted to such recipient prior to such change in control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment, and any shares of common stock deliverable pursuant to restricted stock units shall be delivered promptly (but no later than fifteen days) following such recipient’s termination of employment, provided that, as of the change in control date, any outstanding performance-based awards shall be deemed earned at the greater of the target level or actual performance level through the change in control date with respect to all open performance periods.

In the event of a change in control, the Compensation Committee may (1) cancel awards for the in-the-money spread value for stock options and stock appreciation rights and for fair value for other awards (as determined in the sole discretion of the Compensation Committee), (2) provide for the issuance of substitute awards or (3) provide that for a period of at least 20 days prior to the change in control, stock options or stock appreciation rights will be exercisable as to all shares of common stock subject thereto and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force or effect as of the consummation of the change in control. If the Compensation Committee cancels any awards pursuant to clause (1) above and the consideration paid in the change in control includes contingent value rights, the Compensation Committee will determine whether such canceled awards are valued taking into account such contingent value rights (with the value determined in the sole discretion of the Compensation Committee) or are entitled to a share of such contingent value rights.

As used in the 2017 Employee Plan, a “change of control” means (1) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of any outstanding ICE securities eligible to vote in an election of directors (subject to certain exceptions, including if such person is a recipient of an award under the 2017 Employee Plan, an entity controlled by the recipient or group of which the recipient is a member); (2) during any three-year period, individuals who constitute the Board as of the beginning of the period (or subsequent directors whose election or nomination was approved or recommended by a vote of at least two-thirds of such directors or directors whose election or nomination was previously so approved or recommended) cease for any reason to constitute at least a majority of the Board; (3) any dissolution or liquidation of ICE or any sale or disposition of 50% or more of ICE’s assets or business; or (4) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE, unless (a) the persons who were the beneficial owners of outstanding ICE securities eligible to vote in an election of directors immediately before the consummation of such transaction hold more than 60% of the voting power of (y) the successor or survivor corporation in such transaction or (z) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power of the successor or survivor corporation, and (b) each such person holds such securities in substantially the same proportion immediately following the consummation of such transaction as each such person had held immediately prior to the consummation of such transaction.

Performance Awards

Section 162(m) of the Code generally limits ICE’s tax deductions with respect to compensation in excess of $1 million per year paid to our chief executive officer and three other most highly compensated executive officers (other than our chief financial officer), subject to certain exceptions. The 2017 Employee Plan is intended to allow the issuance of awards that satisfy the “performance-based compensation” exception under Section 162(m) of the Code (“Performance Awards”) in the case of awards that are subject to the attainment of one or more of the following performance criteria: earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue or net revenue measures; gross profit or operating profit measures (including before or after taxes and including profit growth and profit-related return ratios); cost management; dividend payout ratios; market share measures; economic value added; cash flow; return measures (including return on capital, invested capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, investment, assets, or net assets or total shareholder return or similar measures); increase in the fair market value of ICE common stock; or changes (or the absence of changes) in the per share or aggregate fair market value of ICE common stock.

If approved, all awards may (but are not required to) be issued as Performance Awards. The performance criteria may be measured in absolute terms or relative to historic performance or the performance of other companies or an index. To the extent permissible for awards to satisfy the “qualified performance-based compensation” exemption under Section 162(m) of the Code, the Compensation Committee may designate additional business criteria to which the Performance Awards are subject or provide for objectively determinable adjustments, modifications or amendments to any of the performance criteria described above (including for one or more items of gain, loss, profit or expense: (1) determined to be extraordinary or unusual in nature or infrequent in occurrence, (2) related to the acquisition or disposal of a segment of a business, (3) related to a change in accounting principle under Generally Accepted Accounting Principles, (4) related to discontinued operations that do not qualify as a segment of business under Generally Accepted Accounting Principles or (5) attributable to the business operations of any entity acquired by ICE during the fiscal year).

U.S. Federal Income Tax Implications of Awards

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of stock options, stock appreciation rights, restricted stock and restricted stock units. This summary is not intended to (and does not) constitute tax advice to recipients of awards and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the 2017 Employee Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Non-qualified Stock Options and Stock Appreciation Rights. The grant of a non-qualified stock option or stock appreciation right will create no tax consequences for the recipient or ICE at the grant date. Upon exercising such an option or stock appreciation right, the recipient will recognize ordinary income equal to the excess of the fair market value of the vested shares of ICE common stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA tax in respect of such amounts. A recipient’s disposition of common stock acquired upon the exercise of a non-qualified option or stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of common stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Incentive Stock Options. A recipient will not recognize taxable income upon exercising an incentive stock option except that the alternative minimum tax may apply. If a recipient holds the common stock acquired under the incentive stock option for at least two years from the grant date and one year from the exercise date (the “Required Holding Period”), the recipient’s subsequent disposition of such common stock generally will result in long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in acquired shares of common stock for which the Required Holding Period is met generally being the exercise price of the incentive stock option). Upon a disposition of common stock acquired upon exercise of an incentive stock option before the end of the Required Holding Period, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the common stock at the date of exercise of the incentive stock option over the exercise price or (ii) the amount realized upon the disposition of the incentive stock option common stock over the exercise price.

Restricted Stock. The recipient of an award of restricted stock will not recognize ordinary income at grant unless the award is vested at grant or the recipient makes the election referred to below. Instead, when the restricted stock vests, the recipient will recognize ordinary income equal to the fair market value of the common stock on the vesting date less any amount the recipient paid for the restricted stock, and such income will be subject to FICA taxation. The recipient’s basis in the common stock received generally will be equal to the fair market value of ICE common stock on the date the restricted stock vests, and the recipient’s holding period in such common stock begins on the day after the restricted stock vests.

Restricted Stock Units. A recipient of a restricted stock unit (whether time-vested or subject to achievement of performance goals) will not be subject to taxation at grant. Instead, a recipient will be subject to FICA taxation at the time any portion of such award vests and will be subject to income tax at ordinary rates on the fair market value of the common stock or the amount of cash received on the date of delivery in settlement of the restricted stock unit. The recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the common stock will be equal to the fair market value of the common stock (if any) received on the delivery date, and the recipient’s holding period will begin at the delivery date. Gain or loss resulting from any sale of common stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the length of the holding period.

Deduction. ICE generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of common stock (or cash) pursuant to an award of restricted stock or restricted stock units, or the exercise of a stock option or stock appreciation right. ICE will not be entitled to any tax deduction with respect to an incentive stock option if the recipient holds the common stock for the Required Holding Period prior to disposition of the common stock, and is generally not entitled to a tax deduction with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” that is not “qualified performance-based compensation” under Section 162(m) of the Code. For this purpose, a “covered employee” means our chief executive officer and our three highest compensated employees other than the chief executive officer and the chief financial officer (based on compensation reported to our stockholders). The 2017 Employee Plan is intended to satisfy the “performance-based compensation” exception under Section 162(m) of the Code with respect to stock options, stock appreciation rights and other awards that are subject to the achievement of performance goals.

Additional Medicare Tax. A recipient will also be subject to a 3.8% tax on the lesser of (i) the recipient’s “net investment income” for the relevant taxable year and (ii) the excess of the recipient’s modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the recipient’s circumstances). The recipient’s net investment income generally includes net gains from the disposition of shares. Recipients are urged to consult their tax advisors regarding the applicability of this Medicare tax to their income and gains in respect of their investment in the shares.

Section 409A. If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Recipients are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.

Transfer Restrictions

No award (or any rights or obligations thereunder) granted to any person under the 2017 Employee Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. All awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative.

Clawback/Recoupment

Awards under the 2017 Employee Plan may be subject to recoupment or clawback as may be required by applicable law, or ICE’s recoupment or “clawback” policy as it may be amended from time to time.

Amendment and Termination

Generally, the Board may from time to time suspend, discontinue, revise or amend the 2017 Employee Plan. In general, the Board may, but is not required to, seek stockholder approval of amendments to the 2017 Employee Plan. The Board, however, must submit amendments to the 2017 Employee Plan to stockholders if required by applicable law, regulation or rule of a securities exchange or if the amendment would reduce the exercise price of outstanding stock options or stock appreciation rights.

Unless earlier terminated by the Board, the 2017 Employee Plan (if approved by ICE’s stockholders) will terminate on May 19, 2027, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

New Plan Benefits

Awards under the 2017 Employee Plan, if any, for 2017 will be subject to the Compensation Committee’s discretion. As a result, we cannot determine the number or type of awards that will be granted to any participant under the 2017 Employee Plan for the 2017 fiscal year. The awards granted in 2016 under the 2013 Employee Plan, which would not have changed if the 2017 Employee Plan had been in place instead of the 2013 Employee Plan, are set forth in the table below. The awards granted in 2016 under the 2013 Omnibus Non-Employee Director Incentive Plan are also set forth in the table below.

	2013 Omnibus Employee Incentive Plan		2013 Omnibus Non-Employee Director Incentive Plan
Name and Position	Dollar Value ($)(1)	Number of Units(2)	Dollar Value ($)(1)	Number of Units(2)
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$6,894,521	282,130	$0	0
Charles A. Vice President and Chief Operating Officer	$4,432,129	181,365	$0	0
Scott A. Hill Senior Vice President, Chief Financial Officer	$2,954,681	120,910	$0	0
David S. Goone Senior Vice President, Chief Strategy Officer	$2,462,079	100,755	$0	0
Thomas W. Farley Senior Vice President, Financial Markets	$2,265,331	92,700	$0	0
Current executive officers as a group (includes NEOs)	$42,218,913	1,527,309	$0	0
Current non-employee directors as a group	$0	0	$1,499,576	28,590
Employees other than executive officers as a group	$120,397,610	2,402,899	$0	0

(1)	Dollar value reflects the grant date fair value of all performance-based restricted stock units, stock options and restricted stock units granted in 2016.

(2)	Assumes target performance was achieved for 2016 performance-based restricted stock unit awards and includes stock options awarded in 2016.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE INTERCONTINENTAL EXCHANGE, INC. 2017 OMNIBUS EMPLOYEE INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that has been or may be issued under our equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)(1)
Equity compensation plans approved by security holders(2)	10,303,567	$36.12	14,344,458
Equity compensation plans not approved by security holders(3)	122,220	$14.05	—

Total	10,425,787	$36.05	14,344,458

(1)	The share and per share amounts in the table above reflect the 5-for-1 stock split that was effected in the fourth quarter of 2016.

(2)	The 2000 Stock Option Plan was approved by our stockholders in June 2000. The 2009 Omnibus Incentive Plan was approved by our stockholders on May 14, 2009. The Intercontinental Exchange Holdings, Inc. 2013 Omnibus Employee Incentive Plan and the Intercontinental Exchange Holdings, Inc. 2013 Omnibus Non-Employee Director Incentive Plan were approved by our stockholders on May 17, 2013. The shareholders of NYSE approved the NYSE Omnibus Incentive Plan on April 25, 2013. Of the 10,303,567 securities to be issued upon exercise of outstanding options and rights, 3,866,750 are options with a weighted average exercise price of $36.12 and the remaining 6,436,817 securities are restricted stock shares that do not have an exercise price. Of the 6,436,817 restricted stock shares to be issued, 353,560 shares were originally granted under the NYSE Omnibus Incentive Plan.

(3)	This category includes the 2003 Restricted Stock Deferral Plan for Outside Directors and the Creditex Amended and Restated 1999 Stock Options/Stock Issuance Plan. It also includes the NYSE 2006 Stock Incentive Plan, subsequent to our acquisition of NYSE. Of the 122,220 securities to be issued upon exercise of outstanding options and rights, 11,955 are options with a weighted average exercise price of $14.05 and the remaining 110,265 securities are restricted stock shares that do not have an exercise price. None of the 11,955 options to be issued were originally granted under the 2006 NYSE Stock Incentive Plan.

PROPOSAL 5 — APPROVAL OF AN AMENDMENT TO THE INTERCONTINENTAL EXCHANGE, INC. 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN TO ADD AN AGGREGATE ANNUAL COMPENSATION LIMIT

On March 3, 2017, upon the approval and recommendation of our Compensation Committee, our Board of Directors unanimously approved the adoption of an amendment (the “Plan Amendment”) to the 2013 Omnibus Non-Employee Director Incentive Plan (the “2013 Director Plan”), subject to approval by our stockholders at the 2017 Annual Meeting. The 2013 Director Plan was previously approved by our stockholders on May 17, 2013. The Plan Amendment is for the sole purpose of imposing an annual limit such that the aggregate value of cash and non-cash compensation granted to any non-employee director in respect of any calendar year with respect to his or her service to ICE or a subsidiary of ICE may not exceed $850,000. A non-employee director is a director or prospective director of ICE or any of ICE’s subsidiaries who is not an employee of ICE or any of ICE’s subsidiaries.

The Compensation Committee recommended, and the Board of Directors approved, the Plan Amendment in consideration of emerging best practices in corporate governance. While actual non-employee director compensation in recent years has been considerably lower than this proposed limit, the Board believes that the proposed limit provides ICE with a reasonable degree of flexibility for the remainder of the plan term to take into account market increases, make adjustments that may in the future be appropriate or necessary for the non-employee director compensation program to remain competitive and accommodate non-employee directors taking on additional roles (for example, serving on the board of directors of ICE subsidiaries and/or serving as committee chairperson).

The material terms of the 2013 Director Plan are substantially consistent with the material terms of the 2017 Employee Plan described under Proposal 4 above, except for the key differences described below. This summary of the material terms of the 2013 Director Plan is qualified in its entirety by reference to the complete text of the 2013 Director Plan, which is attached hereto as Exhibit D, and the Plan Amendment, which is attached hereto as Exhibit E.

Summary of the 2013 Director Plan

The purpose of the 2013 Director Plan is to attract, retain and motivate qualified and experienced individuals who may perform services for ICE as non-employee directors, to compensate them for their contributions to the long-term growth and profits of ICE and to encourage them to acquire a proprietary interest in ICE’s success.

Administration

The Compensation Committee will have sole discretion to make all determinations in respect of whether and when a grantee’s leave of absence from Board service or change in association with ICE or its subsidiaries results in a termination of his or her service as a non-employee director, and the impact, if any, of any such leave of absence or change in association on outstanding awards.

Eligibility

Awards may be made only to non-employee directors. As of the record date, 29 non-employee directors were eligible to receive awards under the 2013 Director Plan.

ICE Common Stock Available for Awards under the Plan

The total number of shares of ICE common stock that may be subject to awards granted under the 2013 Director Plan is one million two hundred fifty thousand (1,250,000) shares, subject to adjustment as described under Summary of the 2017 Employee Plan — ICE Common Stock Available for Awards Under the Plan under Proposal 4 above. As of March 21, 2017, awards representing [            ] shares of common stock were outstanding under the 2013 Director Plan and [            ] shares of common stock remained available for grant. Each of the foregoing numbers reflects the 5-for-1 stock split that was effected in the fourth quarter of 2016.

In addition to the proposed aggregate limit on non-employee director compensation, the maximum number of shares of common stock as to which stock options, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other types of stock-based or stock-related awards may be granted under the 2013 Director Plan to any one individual in any one fiscal year may not exceed a number of awards with a grant date fair value of $500,000.

Type of Awards

Awards under the 2013 Director Plan are not subject to a minimum vesting schedule or a minimum performance period. The 2013 Director Plan provides for grants of “non-qualified” stock options (i.e., stock options that are not intended to be “incentive stock options” under Section 422 of the Code) since non-employees are not eligible for the grant of incentive stock options under the relevant provisions of the Code. The 2013 Director Plan does not specify that equivalent rights granted in connection with an award of restricted stock units will be subject to the same performance and/or service conditions that apply to such restricted stock units.

Change in Control

Unless otherwise determined by the Compensation Committee (or unless otherwise provided in the applicable award agreement), if a grantee’s service as a non-employee director is terminated by ICE or any successor entity thereto on or within one year after a “change in control,” as defined in the 2013 Director Plan, each award granted to such grantee prior to such change in control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of service, and any shares of common stock deliverable pursuant to restricted stock units shall be delivered promptly (but no later than 15 days) following such grantee’s termination of service, provided that, as of the change in control date, any outstanding performance-based awards shall be deemed earned at the greater of the target level or actual performance level through the change in control date (or if no target level is specified, the maximum level) with respect to all open performance periods.

Section 162(m) of the Code

Compensation paid to non-employee directors is not subject to Section 162(m) of the Code. Therefore, awards granted under the 2013 Director Plan are not eligible for, and not intended to satisfy, the “performance-based compensation” exception under Section 162(m) of the Code.

U.S. Federal Income Tax Implications of Awards

Please see the description of the “U.S. Federal Tax Implications of Awards” for the 2017 Employee Plan, above, which generally applies to awards under the 2013 Director Plan. Non-employee directors, however, are not eligible to receive grants of incentive stock options, and any amounts taxable to non-employee directors in respect of awards are not subject to FICA taxation (but may instead be subject to certain self-employment taxes). In addition, since compensation paid to non-employee directors is not subject to Section 162(m) of the Code, restricted stock units, stock options and stock appreciation rights granted under the 2013 Director Plan are not eligible for, and thus not intended to satisfy, the “performance-based compensation” exception under Section 162(m) of the Code.

This summary is not intended to (and does not) constitute tax advice to recipients of awards and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the 2013 Director Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

New Plan Benefits

Awards under the 2013 Director Plan, if any, for 2017 will be subject to the Compensation Committee’s discretion. As a result, we cannot determine the number or type of awards that will be granted to any participant under the 2013 Director Plan for the 2017 fiscal year. The awards granted to non-employee directors for the 2016 fiscal year under the 2013 Plan, which would not have changed if the Plan Amendment had been effective, are set forth in the table under New Plan Benefits under Proposal 4 above.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN.

PROPOSALS RELATING TO ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 6 — APPROVAL OF THE ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO UPDATE AND STREAMLINE REFERENCES TO OUR NATIONAL SECURITIES EXCHANGE SUBSIDIARIES, THEIR MEMBERS, AND THE HOLDING COMPANIES THAT CONTROL SUCH EXCHANGES, AND DELETE REFERENCES TO CERTAIN OTHER SUBSIDIARIES

General

On March 3, 2017, our Board of Directors approved and declared advisable the Fourth Amended and Restated Certificate of Incorporation, which updates and streamlines references to our subsidiaries that are national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and deletes references to certain other subsidiaries and, as detailed in Proposal 7 below, removes an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext businesses in 2014. The adoption of the Fourth Amended and Restated Certificate of Incorporation is contingent upon both the approval of the adoption by the stockholders and the approval by the SEC. The form of the Fourth Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Exhibit A, with such additions demarcated by underline and such deletions demarcated by strike-through. The general description of the proposed changes to the Third Amended and Restated Certificate of Incorporation described below is qualified in its entirety by reference to the text of the proposed Fourth Amended and Restated Certificate of Incorporation. The Board recommends that the stockholders approve the adoption of the Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and remove references to certain other subsidiaries.

Throughout our Third Amended and Restated Certificate of Incorporation, but most prominently within Article V, references are made to certain of our subsidiaries, including three national securities exchanges and other subsidiaries whose operations relate, or in the past related, to our national securities exchanges’ operations, as well as to certain intermediate holding companies for our national securities exchange subsidiaries. The proposed amendments outlined in this Proposal 6 would narrow the references by limiting them to (i) any national securities exchange registered under Section 6 of the Exchange Act that is directly or indirectly controlled by the Company, defined as an “Exchange” and (ii) any entity controlled by the Company that is not itself an Exchange but that directly or indirectly controls an Exchange, defined as an “Intermediate Holding Company”. Eliminating the references to subsidiaries other than Exchanges and Intermediate Holding Companies is consistent with the approach taken by other public holding companies for national securities exchanges and is intended to reduce the compliance burdens on our subsidiaries while retaining the benefit of the regulatory safeguards provided by Article V. Identifying Exchanges and Intermediate Holding Companies by category rather than by name will avoid the need to amend the Fourth Amended and Restated Certificate of Incorporation when there are changes in the ownership of an Exchange or Intermediate Holding Company, such as the 2017 acquisition of the national securities exchange NYSE National, Inc., and would also avoid the delay and expense associated with the stockholder approval process (except as may be required by applicable law or the rules of any stock exchange or stock market on which the Common Stock may be listed or traded).

Additionally, current provisions that refer in detail to the various classes of members, equity trading permit holders and options trading permit holders on each of our Exchanges would be replaced with a more general definition of “Member” that captures all such classes. As a result of the replacement of these terms, other provisions and cross-references throughout our Third Amended and Restated Certificate of Incorporation would also be amended to conform to these changes.

Article V of our Third Amended and Restated Certificate of Incorporation imposes voting limitations and ownership concentration limitations on owners of our Common Stock above certain thresholds. Article V authorizes our Board of Directors to grant exceptions to those limitations if it makes certain determinations. Currently those include determinations that such an exception would not impair our ability to perform our, or the ability of our national securities exchange subsidiaries, certain of our other subsidiaries and their intermediate holding companies to perform their respective responsibilities under the Exchange Act and the rules and regulations thereunder, and that such an exception is otherwise in our best interests and the best interests of our stockholders and the identified subsidiaries. The proposed amendments would eliminate from these determinations the need to consider any subsidiaries other than Exchanges and Intermediate Holding Companies. This reduction in matters to be considered might under certain circumstances permit our Board of Directors to approve an exception to the voting or ownership concentration limit where it would not be able to under our Third Amended and Restated Certificate of Incorporation. However, any such exception remains in the discretion of the Board of Directors, and the Board of Directors would continue to be able to take into account any factors it considers relevant. The proposed changes will also enable us to add to or shorten the list of our Exchanges or Intermediate Holding Companies without having to amend our Certificate of Incorporation, which would require stockholder approval. Any such changes, however, will remain subject to approval by the Board of Directors of ICE and the SEC.

Review and Approval by the SEC

As the owner of national securities exchanges (including the NYSE), ICE is required to obtain approval from the SEC for any amendments to its Certificate of Incorporation. ICE has begun the process for obtaining approval from the SEC, but has not yet received it. If Proposal 6 and Proposal 7 are approved at the Annual Meeting, our Fourth Amended and Restated Certificate of Incorporation will be adopted by our stockholders, and if approved by the SEC, the Fourth Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and become effective at the time stated in such filing.

Vote Required

Approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries requires, in accordance with Article X of our Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon.

If you abstain from voting on this matter, your abstention will have the same effect as a vote “against” the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries. If you hold your shares through a broker and you do not instruct the broker on how to vote on this Proposal 6 within a specified period of time prior to the meeting, your broker has the authority to vote your shares. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

The approval of each of Proposal 6 and 7 is required to approve the adoption of our Fourth Amended and Restated Certificate of Incorporation. Accordingly, each of Proposal 6 and Proposal 7 is dependent on, and cross-conditioned upon, the approval of each such proposal, and none of such proposals will be implemented unless they are all approved at the Annual Meeting. The approval of Proposal 6 and Proposal 7 collectively shall constitute the requisite approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation, attached to this Proxy Statement as Exhibit A, as required under Delaware law.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO UPDATE AND STREAMLINE REFERENCES TO OUR NATIONAL SECURITIES EXCHANGE SUBSIDIARIES, THEIR MEMBERS, AND THE HOLDING COMPANIES THAT CONTROL SUCH EXCHANGES AND DELETE REFERENCES TO CERTAIN OTHER SUBSIDIARIES.

PROPOSAL 7 — APPROVAL OF THE ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE AN OBSOLETE PROVISO CROSS-REFERENCING A SECTION OF OUR BYLAWS THAT WAS DELETED AFTER THE SALE OF THE EURONEXT BUSINESS IN 2014

General

On March 3, 2017, our Board of Directors approved and declared advisable the Fourth Amended and Restated Certificate of Incorporation, which in addition to updating and streamlining references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges and removing references to certain other subsidiaries, as noted above in Proposal 6, also removes an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext businesses in 2014. The adoption of the Fourth Amended and Restated Certificate of Incorporation is contingent upon both the approval of the adoption by the stockholders and the approval by the SEC. The form of the Fourth Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Exhibit A, with such additions demarcated by underline and such deletions demarcated by strike-though. The general description of the proposed changes to the Third Amended and Restated Certificate of Incorporation described below is qualified in its entirety by reference to the text of the proposed Fourth Amended and Restated Certificate of Incorporation. The Board recommends that the stockholders approve the adoption of the Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014.

Article X, clause (A) of our Third Amended and Restated Certificate of Incorporation currently provides that no provision of “clause (A) of ARTICLE X shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Amended and Restated Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class” and then qualifies that requirement by adding “provided that, in the case of an amendment seeking to reduce the minimum percentage of votes specified in Section 11.2(b) of the bylaws or which would have the effect of enabling or facilitating such reduction, the minimum percentage applicable shall be 80%”. Following the sale of the Euronext business in 2014, we amended and restated our Fourth Amended and Restated Bylaws to remove Section 11.2(b) and other provisions relevant to our former relationship with Euronext. As a result, the qualification making reference to Section 11.2(b) of the Bylaws is obsolete. As part of our changes to our Third Amended and Restated Certificate as described above in Proposal 6, we are also proposing this non-substantive change to conform our Certificate of Incorporation with our Bylaws by removing the obsolete reference.

The change to remove the above proviso from Article X, clause (A) of our Third Amended and Restated Certificate of Incorporation will have no effect on the rights of our stockholders given that such provision has already been stricken from our Bylaws.

Review and Approval by the SEC

As the owner of national securities exchanges (including the NYSE), ICE is required to obtain approval from the SEC for any amendments to its Certificate of Incorporation. ICE has begun the process for obtaining approval from the SEC, but has not yet received it. If Proposal 6 and Proposal 7 are approved at the Annual Meeting, our Fourth Amended and Restated Certificate of Incorporation will be adopted by our stockholders, and if approved by the SEC, the Fourth Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and become effective at the time stated in such filing.

Vote Required

Approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that no longer exists requires, in accordance with Article X of our Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon.

If you abstain from voting on this matter, your abstention will have the same effect as a vote “against” the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014. If you hold your shares through a broker and you do not instruct the broker on how to vote on this Proposal 7 within a specified period of time prior to the meeting, your broker has the authority to vote your shares. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

The approval of each of Proposal 6 and Proposal 7 is required to approve the adoption of our Fourth Amended and Restated Certificate of Incorporation. Accordingly, each of Proposal 6 and Proposal 7 is dependent on, and cross-conditioned upon, the approval of each such proposal, and none of such proposals will be implemented unless they are all approved at the Annual Meeting. The approval of Proposal 6 and Proposal 7 collectively shall constitute the requisite approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation, attached to this Proxy Statement as Exhibit A, as required under Delaware law.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE AN OBSOLETE PROVISO CROSS-REFERENCING A SECTION OF OUR BYLAWS THAT WAS DELETED AFTER THE SALE OF THE EURONEXT.

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reporting, compliance with legal and regulatory requirements, systems of internal controls, qualifications and independence of our independent registered public accounting firm, performance of our internal audit function and independent auditors, financial reporting processes and such other functions as the Board may assign from time to time. The Audit Committee is responsible for the appointment, compensation, which includes the fee negotiation, and oversight of the external auditor. The Audit Committee periodically assesses the work performed by Ernst & Young LLP to ensure a high quality of work is provided to us and, in 2015, considered the pros and cons of switching our external auditor. The Audit Committee also works with our management team in selecting the lead partner on our account and met with the current lead partner before he was put in that role. Our current lead partner has been in that position for us since 2014.

Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.intercontinentalexchange.com. The Audit Committee held eight meetings during the fiscal year ended December 31, 2016. The Audit Committee reviewed and discussed with management and Ernst & Young LLP our audited financial statements for the fiscal year ended December 31, 2016. The Committee has also discussed with our independent public registered accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) AU Section No. 380, as currently in effect.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2016 and determined to engage Ernst & Young LLP as the independent registered public accounting firm of ICE for the fiscal year ending December 31, 2017. The Audit Committee meets to review and approve the financial information in each of our quarterly reports on Form 10-Q and our annual report on Form 10-K. During these meetings, the Audit Committee reviews any accounting issues and events that arose during the quarter, reviews legal matters that may impact our financial statements, reviews our earnings press release, meets with representatives of our internal audit department to discuss Sarbanes-Oxley matters and the status of internal audits and discusses the audit or review process conducted by Ernst & Young LLP.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Audit Committee:

Judith A. Sprieser, Chairperson

Charles Crisp

Vincent Tese

PROPOSAL 8 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board of Directors, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002 and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are seeking stockholder ratification because we believe doing so is good corporate practice and our Audit Committee believes appointing Ernst & Young LLP to be in the best interest of our stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment, but may still retain Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Ernst & Young LLP as of and for the fiscal years ended December 31, 2016 and 2015 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for the fiscal year for the integrated audit of our annual financial statements and audits and reviews of statutory and regulatory filings. The aggregate fees included in the Audit-Related, Tax and Other Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$11,009,000	$11,832,000
Audit-Related Fees	1,798,500	789,000
Tax Fees	60,000	103,000
All Other Fees	—	—

Total	$12,867,500	$12,724,000

Audit Fees for the fiscal years ended December 31, 2016 and 2015 were for professional services rendered for the audits of our annual consolidated financial statements, reviews of periodic reports and other documents filed with the SEC, audits of the effectiveness of internal control as required by Section 404 of the Sarbanes-Oxley Act and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal year ended December 31, 2016 and 2015 were for due diligence related to certain merger and acquisition activities and for service organization control attestation reports.

Tax Fees for the fiscal year ended December 31, 2016 and 2015 were for tax compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the provisions of its charter, the Audit Committee’s policy is to pre-approve and monitor all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board of Directors, for the review and approval of such services and fees. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal year 2016.

OTHER PROPOSALS FOR YOUR CONSIDERATION

PROPOSAL 9 — STOCKHOLDER PROPOSAL REGARDING THE PREPARATION OF A REPORT ASSESSING ENVIRONMENTAL, SOCIAL AND GOVERNANCE MARKET DISCLOSURE EXPECTATIONS

ICE has been advised that Domini Social Equity Fund, 532 Broadway, 9th Floor, New York, NY 10012, a beneficial owner of at least $2,000 in market value of the Company’s Common Stock, represented by 195 shares of Common Stock, intends to present the following resolution for approval at the Annual Meeting. In accordance with the applicable proxy regulations, the text of the proponent’s proposal and supporting statement, for which we accept no responsibility, are set forth immediately below and under “Supporting Statement” on this page. The Board has recommended a vote against the proposal for the reasons set forth following the supporting statement.

Supporting Statement

WHEREAS: Managing and reporting environmental, social and governance (ESG) business practices assists companies to compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. ESG reporting allows both companies and investment products to publicize and gain strategic value from existing sustainability efforts while identifying both emerging risks and potential opportunities. Without proper disclosure, analysts have difficulty comparing businesses or investment products. Without such disclosure, analysts cannot ascertain each investment’s ESG exposure in a manner that minimizes material risks.

To remain competitive, regulated exchanges, marketplaces, and clearing houses should be aware of current market trends that influence their ability to attract both listed companies and investment products such as futures, derivatives, indices, and commodities. Some peer regulated exchanges, marketplaces, and clearing houses have already launched sustainability initiatives that train issuers on best practices in ESG reporting, or that produce recommendations, rules or guidance on such disclosure.

Moreover, the London Stock Exchange requires listed companies on its main exchange (1,600 companies) to report total greenhouse gas (GHG) emissions. The Hong Kong Exchanges and Clearing Limited recommends issuers disclose company performance on over a dozen sustainability criteria. The Johannesburg Stock Exchange asks issuers to complete, on a “comply or explain” basis, one integrated report that combines both financial and ESG information. The Singapore Stock Exchange implemented a successful ESG reporting approach on a comply-or-explain basis beginning in 2016. Furthermore, NASDAQ OMX and Intercontinental Exchange, Inc.’s NYSE Euronext joined the Sustainable Stock Exchanges Initiative, where they pledged to work with issuers to improve ESG performance and reporting. Although the World Federation of Exchanges has produced draft ESG guidance for its members and members of the Sustainable Stock Exchanges Initiative have committed to act by the end of 2016, Intercontinental Exchange has not made any such commitment.

In March 2014, over 100 institutional investors collaborated with Ceres Investor Network on Climate Risk to produce a proposal for a listing standard for regulated exchanges on ESG reporting (http://www.ceres.org/resources/reports/incr-listing-standards-drafting-committee-consultation-paper-proposed-sustainability-disclosure-listing-standard-for-global-stock-exchanges/view). Since then numerous reports have been published assessing the ESG practices of certain regulated exchanges, marketplaces, and clearing houses. Proponents therefore suggest it is valuable for Intercontinental Exchange, Inc., and its Board, to better understand the disclosure trends and best practices in this field to stay abreast of market expectations.

RESOLVED: That shareholders request that our Board of Directors prepare a report assessing the current global expectations by investors for ESG market disclosure, and report to shareholders, by November 2017, its findings and the Board’s recommended steps (if any, or its reasons for declining to make recommendations, if any) for encouraging ESG disclosure in the markets where Intercontinental Exchange, Inc. does business. The report should be prepared at a reasonable cost, omitting proprietary information.

Statement by Our Board of Directors Against the Stockholder Proposal

ICE owns and operates 12 exchanges and 6 clearing houses globally and is firmly committed to environmental, social and governance (“ESG”) considerations in support of transparency and long-term shareholder value creation. We recognize the importance of ESG considerations in conducting our business, in listing new derivative products for trading, and in acting as a platform for companies listed on the NYSE to share insights, highlight achievements and gain information. While well intentioned, for the reasons stated below, we firmly oppose the stockholder proposal as being misplaced and not relevant to creating shareholder value within our business. Our Board of Directors believes that this report is not necessary because (i) we are already aware of ESG disclosure expectations and (ii) we are currently active in promoting their development in a cost effective way.

(i) The following demonstrates the vast array of factors determining ESG disclosure expectations and the corresponding reporting practices:

•

The SEC requires that publicly held companies provide disclosure regarding exposure to material risks in its Risk Factors information and disclosure regarding known trends, events and uncertainties that are reasonably likely to have material effects on the company’s business, financial position or results of operations in its Management’s Discussion and Analysis information. These disclosures would cover situations that relate to material ESG matters.

•

Two primary stock exchange initiatives that NYSE actively participates in are the World Federation of Exchanges (“WFE”) Sustainability Working Group and U.N. Sustainable Stock Exchange Initiative (“UN SSEI”).

•

As a listings venue, NYSE has both communicated the WFE Sustainability Working Group Exchange Guidance and Recommendations and communicated its commitment to the UN SSEI, which offers recommendations for issuers in their endeavors for ESG reporting.

•

The UN SSEI published model guidance on ESG disclosure in September 2015 and the WFE Sustainability Working Group published its recommendations for ESG disclosure for exchanges and listed companies in October 2015.

•

Because a one-size fits-all approach to ESG reporting is difficult to apply across diverse companies, corporate boards and executive management teams of listed companies are best placed to determine the reporting that their companies should put in place to further the understanding of the business by stakeholders. What may be material ESG disclosure in one business sector may not be deemed material ESG disclosure in another business sector. The Sustainability Accounting Standards Board (SASB) has developed industry- specific standards and materiality metrics that are designed to provide sector-specific reporting standards to address some of these difficulties and make it easier for companies and investors to compare disclosure topics across different sectors.

•

Generally, companies are incentivized to provide transparency and ESG data to be included in ESG-related indices, which are investible in some cases, and other reports and studies where ratings are assigned to issuers based on their ESG practices.

•

We are hearing from companies that they are getting multiple requests from multiple sources on ESG data and are therefore expending resources inefficiently (aka survey fatigue). Hence, market driven initiatives like the WFE and UN SSEI help companies too, not just investors.

We believe we are taking meaningful steps to encourage ESG disclosure and are doing so in a fashion consistent with the desires and feedback from our stockholders, customers and the NYSE listed companies, as discussed below. Further, ICE is committed to building on its ESG reporting. In March 2016, we published our first Corporate Responsibility Report and will issue our second annual Corporate Responsibility Report in March 2017.

We have a track record of focus on ESG matters from our inception: we adopted board independence when we were a privately held company, we are active in our communities, we drive strong governance across our corporate and subsidiary boards, and we actively invest in the environment. In addition, in 2003, we began listing environmental products and in 2010, we acquired the Climate Exchange plc for approximately $600 million, representing the largest investment in environmental markets of any exchange globally. Today we remain the leading provider and innovator in supporting global carbon markets and environmental products.

We believe the ultimate goal of this stockholder proposal is to compel NYSE to develop listing standards that apply to all companies listed on the NYSE. We do not believe that developing mandatory listing standards would be beneficial to our business, and therefore to our stockholders, and would also not be beneficial to our listed companies who are better situated to assess appropriate ESG disclosure related to their businesses, as discussed above. In addition, shareholders and stakeholders of listed companies have standing to voice their concerns to listed companies regarding ESG disclosure. Proxy rules allow for stockholders who have invested in individual companies to work directly with those companies to effect ESG disclosure changes — this, as opposed to an arbitrary one-size-fits-all listing standard, which would be difficult to apply across diverse companies, is the appropriate vehicle for ESG dialog. The goal of equity listing venues should first and foremost be providing an efficient venue for capital formation and liquid trading of securities.

As the owner of the NYSE, we understand our dual role as a publicly-traded company and our role as a resource for our listed companies in supporting their disclosure needs. As such, we have taken a number of steps, and plan to take additional steps, to increase the visibility of our sustainability efforts and to encourage our listed companies to provide ESG disclosure where such disclosure is material to their business.

(ii) Below are selected ESG-related actions that ICE has either taken or plans to take in the near future:

•

We have been a member of the UN SSEI since 2013, and plan to continue our involvement and support of this group. As noted above, and in connection with our membership, we have published a communication to stakeholders that discusses our commitment and the commitment of our subsidiary, the NYSE, to support material ESG disclosure for listed companies. This communication is published on our website at https://www.intercontinentalexchange.com/about/corporate-responsibility/SSE and https://www.nyse.com/sustainability/SSE. We also state our commitment to support the efforts of listed companies through communication and education on ESG disclosure.

•

ICE has been a member of the WFE’s Sustainability Working Group since 2014 and will continue our involvement and support of this group and the work that it is doing on assessing global expectations for ESG and developing guidance and recommendations for exchanges and listed companies around the world. We have also promoted the WFE guidance on our website, as noted above.

•

To serve as a resource about ESG disclosure, we have created a section on our website that provides an easily accessible central repository for issuers (and the public) to locate information on third-party resources regarding ESG disclosure. We will continue to update these resources as best practices evolve so that our listed companies can stay abreast of market expectations. We believe that the provision of these resources, together with active engagement between listed companies and their stakeholders about the specifics of their business, strikes the proper balance in encouraging ESG disclosure.

•

We have made a commitment that ESG disclosure will continue to be a topic that is part of NYSE’s discussions with listed companies. We have, and will continue to achieve this commitment, through educational events with issuers and at meetings with listed companies. For example, ESG disclosure will continue to be an agenda topic at our Investor Relations Summit, as well as at similar conferences, where both recognition and education occur.

•

We will continue to convene NYSE-listed company and ESG community thought leadership events that leverage the collective experience and knowledge of listed companies to foster practical application of ESG reporting and business practices.

The large volume of third-party information accessible on our website demonstrates that a wealth of resources already exists on the topic of investors’ expectations on ESG disclosure, along with assessments, guidance and disclosure frameworks. The stockholder proposal asks that ICE prepare a new report assessing global expectations by investors for ESG disclosure. While we, as the parent company of NYSE, strive to help the investing community where appropriate, we believe we adequately do so while also striking a balance between the other needs of our stockholders and customers.

As a current member of the WFE’s Sustainability Working Group and the UN SSEI, we are involved, as are other global stock exchanges, in developing guidance and recommendations on ESG matters for consideration by stock exchanges and listed companies across the world. We believe that based on currently available information and information that is being developed by groups like the WFE, UN SSEI and other industry experts and coalitions, it is unnecessary for our Board of Directors to prepare an additional report on ESG disclosure as requested in the stockholder proposal.

As a publicly-traded company, we have a duty to our stockholders to use our resources in a strategic manner that will bring long term value to our investors. In order to conduct an effective global survey of investors it would require the investment of significant funds and management time. The Board of Directors believes that producing the report requested by the stockholder proposal would not be an effective use of the Company’s resources and would not produce meaningful new information regarding investor expectations on ESG disclosure when compared to information that already exists in the marketplace. Working groups like the WFE and UN SSEI have the level of staff, expertise in designing and executing surveys, access to global investor lists, strong topical expertise and free access to thought leaders from ESG organizations that make them well equipped to conduct these specialized ESG surveys to produce a neutral, data driven report that the stockholder proposal is requesting. We believe that where our Company can have the most impact is by doing what we are already doing, and that is providing easy access to information on evolving ESG disclosure trends and best practices, and educate our exchanges on ESG matters such that listed companies can evaluate and develop their disclosure appropriately.

The Company believes that by working with its subsidiaries to increase the visibility of ICE’s current efforts and education on ESG disclosure, and by exploring additional ways to support ICE’s listed companies in their ESG disclosure, we will achieve the ultimate goals of the stockholder proposal in a more efficient and fair manner that is consistent with our obligation to create long term value on behalf of our stockholders. We plan to continually evaluate the needs of our listed companies and requests of our stockholders related to ESG matters. For the above reasons, we ask our stockholders to vote against the stockholder proposal.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING THE PREPARATION OF A REPORT BY OUR BOARD OF DIRECTORS ASSESSING THE CURRENT GLOBAL EXPECTATIONS BY INVESTORS FOR ESG MARKET DISCLOSURE.

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based on data provided to us or filed with the SEC, with respect to beneficial ownership of shares of our Common Stock as of March 21, 2017 for (i) each person known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (ii) each director and nominee for election as a director, (iii) each of our NEOs, and (iv) all of our director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes having voting and/or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 21, 2017 or restricted stock units that vest within 60 days of March 21, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. As of March 21, 2017, there were [             ] shares of Common Stock issued and outstanding. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328. All share amounts in the table below reflect the 5-for-1 stock split that was effected in the fourth quarter of 2016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Holders of More Than 5%:
T. Rowe Price Associates, Inc.(1)	49,039,159	8.2%
100 E. Pratt Street, Baltimore, MD 21202

The Vanguard Group(2)	37,893,271	6.4%
100 Vanguard Blvd., Malvern, PA 19355

BlackRock, Inc.(3)	32,447,452	5.4%
55 East 52nd Street, New York, NY 10022
Named Executive Officers, Directors and Nominees:
Ann M. Cairns(4)	0	*
Charles R. Crisp(4)(5)	64,875	*
Jean-Marc Forneri(4)	92,065	*
Duriya M. Farooqui(4)	0	*
Lord Hague of Richmond(4)	7,045	*
Fred W. Hatfield(4)	33,640	*
Thomas E. Noonan(4)	0	*
Frederic V. Salerno(4)	31,225	*
Judith A. Sprieser(4)	32,865	*
Vincent Tese(4)	51,870	*
Jeffrey C. Sprecher(6)(7)	6,470,144	[ ]%
Thomas W. Farley(6)	219,265	*
David S. Goone(6)	289,723	*
Scott A. Hill(6)	591,016	*
Charles A. Vice(6)	764,141	*
All Directors, Nominees and Executive Officers as a Group (17 persons)(4)(6)	8,776,249	[ ]%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Based on a report on Schedule 13G/A filed February 7, 2017 by T. Rowe Price Associates, Inc. (“T. Rowe Price 13G”). According to the T. Rowe Price 13G, T. Rowe Price Associates, Inc. has sole voting power over 16,465,926 shares of Common Stock and sole dispositive power over 49,039,159 shares of Common Stock. As disclosed by T. Rowe Price Associates, Inc., these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as an investment advisor. For the purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of such securities.

(2)	Based on a report on Schedule 13G/A filed February 10, 2017 by The Vanguard Group, Inc. (the “Vanguard 13G”). According to the Vanguard 13G, The Vanguard Group, Inc. has sole voting power over 935,200 shares of Common Stock, sole dispositive power over 36,861,496 shares of Common Stock, shared voting power over 106,430 shares of Common Stock and shared dispositive power over 1,031,775 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 764,060 shares of Common Stock as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 438,855 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(3)	Based on a report on Schedule 13G/A filed January 25, 2017 by BlackRock, Inc. (the “BlackRock 13G”). According to the BlackRock 13G, BlackRock, Inc. has sole voting power over 27,353,069 shares of Common Stock, sole dispositive power over 32,434,289 shares of Common Stock and shared voting power and dispositive power over 13,163 shares of Common Stock.

(4)	Beneficial ownership of directors includes stock options exercisable within 60 days of March 21, 2017 under the 2000 Stock Option Plan, and/or restricted stock unit awards that vest within 60 days of March 21, 2017 under the 2003 Restricted Stock Deferral Plan for Outside Directors, the 2009 Omnibus Incentive Plan and the 2013 Omnibus Non-Employee Director Incentive Plan.

(5)	Includes 10,000 shares of Common Stock held by Mr. Crisp’s spouse.

(6)	Beneficial ownership of each executive officer includes stock options exercisable within 60 days of March 21, 2017 under the 2000 Stock Option Plan, the 2009 Omnibus Incentive Plan or the 2013 Omnibus Employee Incentive Plan and restricted stock unit awards that vest within 60 days of March 21, 2017 under the 2009 Omnibus Incentive Plan or the 2013 Omnibus Employee Incentive Plan.

(7)	Includes 3,791,705 shares of Common Stock held by Continental Power Exchange, Inc. (“CPEX”) and 112,366 shares of Common Stock and 80,535 shares of Common Stock underlying restricted stock awards and stock options, respectively, exercisable within 60 days of March 21, 2017 held by Mr. Sprecher’s spouse. Mr. Sprecher owns 100% of the equity interest in CPEX. CPEX currently has no assets other than its equity interest in us and conducts no operations. Mr. Sprecher disclaims beneficial ownership of the shares held directly and underlying stock options held by his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has delegated to the Nominating and Corporate Governance Committee the authority to review and approve all transactions between us and one or more of our directors, or between us and any corporation, partnership, association or other organization in which one or more of our directors or officers serve as a director or officer or have a financial interest. In addition, our Global Code of Business Conduct, which applies to all employees, officers and directors, generally prohibits conflicts of interests and requires that such conflicts in all cases should be discussed with management (or the Chief Executive Officer, in the case of conflicts related to outside employment or board membership). The Nominating and Corporate Governance Committee reports the findings of any review and its determinations regarding transactions with related persons to the full Board of Directors.

Our Board of Directors has also adopted a formal, written related-party transactions approval policy that provides that the Nominating and Corporate Governance Committee or the Board of Directors will review and approve transactions in excess of $120,000 in value in which we participate and in which a director, executive officer or 5% stockholder (or immediate family member of any of the foregoing) has or will have a direct or indirect material interest. Under this policy, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will be provided with the significant details of each related-party transaction, including the material terms of the transaction and the benefits to ICE and to the relevant related party, as well as any other information it believes to be relevant to review and approve these transactions. In determining whether to approve a related-party transaction, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will consider, among other factors:

•	whether the terms of the transaction are fair to ICE;

•	whether there are business reasons for ICE to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

•

whether the transaction presents an impermissible conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or related party, the nature of his or her interest in the transaction, and the ongoing nature of the transaction.

After consideration of the relevant information, the Board of Directors may approve only those related-party transactions that it determines are not inconsistent with the best interests of ICE. This policy also includes categorical standards providing that specified types of transactions will be deemed not to be inconsistent with the best interests of ICE.

Relationships with Our Stockholders

Registration Rights

As a part of the transactions surrounding our formation, we entered into an agreement with our predecessor company, CPEX, on May 11, 2000. Our Chief Executive Officer, Mr. Sprecher, owns all the equity interests in CPEX. Pursuant to the agreement, CPEX conveyed all of its assets and liabilities to us. These assets included intellectual property that we used to develop our electronic platform. In return, we issued to CPEX an equity interest in our business and we agreed to give CPEX a put option, by which CPEX could require us to buy its equity interest in our business at the purchase price equal to the greater of our fair market value or $5 million. In connection with our initial public offering, in October 2005 we entered an agreement with CPEX and Mr. Sprecher to terminate the put option upon the closing of our initial public offering. In connection with the termination of the put option, we amended certain registration rights previously granted to CPEX, which as of March 21, 2017 owns [            ] shares of our Common Stock. Under this agreement, CPEX is entitled to require us to register for resale into the public market its Common Stock if Mr. Sprecher’s employment with us has been terminated. In addition, we may be obligated to pay the expenses of registration of such shares, including underwriters’ discounts up to a maximum of $4.5 million.

Other

Kelly L. Loeffler, a corporate officer and our Senior Vice President, Corporate Communications, Marketing & Investor Relations, married Jeffrey C. Sprecher, our Chairman and Chief Executive Officer in 2004. Since joining ICE in September 2002, Ms. Loeffler has reported directly to our Chief Financial Officer. In 2016, Ms. Loeffler received total cash compensation of approximately $900,000.

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, officers and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file initial reports of their ownership of our equity securities and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports provided by the reporting persons or their respective brokers and on information known to us regarding changes in ownership, we believe that during the fiscal year ended December 31, 2016, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements except for a late filing for Messrs. Crisp, Forneri, Hatfield and Salerno for a transaction that occurred on May 24, 2016 that was not reported until May 31, 2016. In addition, on February 26, 2016, an amended Form 4 was filed for Mr. Sprecher to correct the options exercised by the reporting person’s spouse that were timely reported in the original Form 4 filing on February 25, 2015.

VOTING INSTRUCTIONS AND FREQUENTLY ASKED QUESTIONS

Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of shares of our Common Stock. Subject to the voting limitations described below under What are the voting and ownership limitations?, each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders for approval. The holders of shares of Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the holders of shares of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 21, 2017. On the record date, [             ] shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

There are nine proposals to be considered and voted on at the meeting:

•	To elect eleven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	An advisory resolution on our executive compensation;

•	An advisory vote on the frequency of future advisory votes on executive compensation;

•	To approve the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan;

•	To approve an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit;

•

To approve the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries;

•

To approve the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	The stockholder proposal described in this Proxy Statement regarding the preparation of a report assessing ESG market disclosure expectations, if properly presented at the Annual Meeting.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors.

•	“FOR” the executive compensation advisory vote.

•	“FOR” the approval, on an advisory basis, of conducting an advisory vote on executive compensation EVERY year.

•	“FOR” the approval of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan.

•	“FOR” the approval of an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit.

•

“FOR” the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries.

•

“FOR” the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014.

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	“AGAINST” the stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations.

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of March 21, 2017 will be available for inspection as described below under How can I view the stockholders list?.

•

If you hold shares of Common Stock that are registered in your name on the records of ICE maintained by its transfer agent, Computershare Investor Services, on March 21, 2017, the record date for the Annual Meeting, you are a stockholder of record entitled to vote on the proposals; or

•	If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

If you are a stockholder of record, the Notice of Internet Availability of Proxy Materials described below is being sent to you directly. If you hold shares in street name, the Notice is being sent to you by the bank, broker or similar institution through which you hold your shares.

What are the voting and ownership limitations?

Our Third Amended and Restated Certificate of Incorporation places certain ownership and voting limits on the holders of our Common Stock. Capitalized terms used below and not otherwise defined in this Proxy Statement are defined in Exhibit B to this Proxy Statement. Under our Third Amended and Restated Certificate of Incorporation:

•

No Person (either alone or together with its Related Persons) may beneficially own shares of our Common Stock representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter; and

•

No Person (either alone or together with its Related Persons) shall be entitled to vote or cause the voting of shares of our Common Stock representing in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no Person (either alone or together with its Related Persons) may acquire the ability to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of our outstanding capital stock.

In the event that a Person, either alone or together with its Related Persons, beneficially owns shares of our Common Stock representing more than 20% of the total number of votes entitled to be cast on any matter, such Person and its Related Persons shall be obligated to sell promptly, and ICE shall be obligated to purchase promptly, at a price equal to the par value of such shares of Common Stock and to the extent that funds are legally available for such purchase, that number of shares of our Common Stock necessary so that such Person, together with its Related Persons, shall beneficially own shares of our Common Stock representing in the aggregate no more than 20% of the total number of votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

In the event that a Person, either alone or together with its Related Persons, possesses more than 10% of the total number of votes entitled to be cast on any matter (including if it possesses this voting power by virtue of agreements entered into by other Persons not to vote shares of our outstanding capital stock), then such Person, either alone or together with its Related Persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and ICE shall disregard any such votes purported to be cast in excess of this percentage.

The voting limitations do not apply to a solicitation of a revocable proxy by or on behalf of ICE or by any officer or director of ICE acting on behalf of ICE or to a solicitation of a revocable proxy by an ICE stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to certain solicitations by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of ICE where the total number of persons solicited is not more than ten.

Our Board of Directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination of our Board of Directors that:

•	the acquisition of such shares and the exercise of such voting rights, as applicable, by such Person, either alone or together with its Related Persons, will not impair:

•

the ability of any national securities exchange registered under Section 6 of the Exchange Act that is directly or indirectly controlled by the Company (each such national securities exchange so controlled, an “Exchange”), Intermediate Holding Company or the Company to discharge their responsibilities under the Exchange Act and the rules and regulations thereunder; and

•	the ability of the SEC to enforce the Exchange Act;

•	the acquisition of such shares and the exercise of such voting rights, as applicable, is otherwise in the best interests of ICE, its stockholders and each Exchange;

•

neither the Person obtaining the waiver nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such Person is seeking to obtain a waiver above the 20% level; and

•	for so long as ICE directly or indirectly controls one or more Exchanges, neither the Person requesting the waiver nor any of its Related Persons is a Member of any Exchange.

In making these determinations, our Board of Directors may impose conditions and restrictions on the relevant stockholder or its Related Persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of ICE.

Our Third Amended and Restated Certificate of Incorporation also provides that our Board of Directors has the right to require any Person and its Related Persons that our Board reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including Related Persons) that at any time beneficially owns 5% or more of our outstanding capital stock, to provide to us, upon our Board’s request, complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above.

If you are a Related Person with another holder of our Common Stock and either: (i) you (either alone or with your Related Person) may vote shares of Common Stock representing more than 10% of the then outstanding shares entitled to vote at the Annual Meeting, or (ii) you have entered into an agreement not to vote shares of our Common Stock, the effect of which agreement would be to enable any Person, either alone or with its Related Persons, to vote or cause the voting of shares of our Common Stock that represent in the aggregate more than 10% of the then outstanding votes entitled to be cast at the Annual Meeting, then please so notify ICE by contacting our Corporate Secretary by mail at Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328, or by phone at 770-857-4700.

How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for any purpose germane to the meeting at our principal executive offices, 5660 New Northside Drive, Third Floor, Atlanta, GA 30328, during the ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (770) 857-4700 or investors@theice.com.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send our stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of Common Stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice.

If you own shares of Common Stock in more than one account — for example, in a joint account with your spouse and in your individual brokerage account — you may have received more than one Notice. To vote all of your shares of Common Stock, please follow each of the separate proxy voting instructions that you received for your shares of Common Stock held in each of your different accounts.

We expect to send the Notice to most of our stockholders by mail or email beginning on or about March [    ], 2017.

What information does the Notice contain?

The Notice includes, among other matters: (i) the place, date and time of the Annual Meeting; (ii) a brief description of the proposals to be voted on at the Annual Meeting and the Board of Directors’ voting recommendation with regard to each proposal; (iii) information regarding the website where the proxy materials are posted; (iv) various methods by which a stockholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or in person at the Annual Meeting.

If I have previously indicated that I want to get ICE proxy materials electronically, will I get them electronically this year?

Yes. If you previously elected to receive proxy materials electronically, this year you will receive the Notice and you will not receive paper copies of the proxy materials. If you have previously agreed to electronic delivery of our proxy materials but wish to receive paper copies of the materials for the 2017 Annual Meeting or for future meetings, please follow the instructions on the Notice you received to request paper copies.

How do I vote?

You may submit your proxy with voting instructions in one of three ways:

•

By Internet. Go to www.proxyvote.com and follow the instructions for Internet voting, which can also be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2017.

•

By Telephone. By calling the toll-free number for telephone voting that can be found on the enclosed proxy card (800-690-6903). You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2017.

•

By Mail. If you request printed copies of the proxy materials to be sent to you by mail, complete the proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2017.

You may also vote your shares in person at the Annual Meeting. See What do I need to do to attend the Annual Meeting? below.

If your shares of Common Stock are held in “street name” (i.e., through a bank, broker or other nominee), your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of Common Stock for more information.

What do I need to do to attend the Annual Meeting and can I view the Annual Meeting without physically attending the Annual Meeting?

You may attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring proof of your ownership of Common Stock as of the close of business on March 21, 2017.

If you hold shares of Common Stock in “street name” and would like to vote in person at the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 21, 2017. Alternatively, you may contact the institution in whose name your shares are registered and obtain a legal proxy from that institution and bring it to the Annual Meeting.

We plan to broadcast the Annual Meeting live over the Internet. You can access the Annual Meeting through the investor relations and media section of our website at www.intercontinentalexchange.com under the links “Investors & Media — Events & Presentations”. You can also listen to the Annual Meeting live via telephone by dialing 800-769-9015 from the United States or Canada, or 212-231-2931 from outside the United States.

How can I revoke my proxy or substitute a new proxy or change my vote?

You may revoke a proxy at any time before it is exercised by:

•	filing a written revocation with the Secretary of ICE;

•	submitting a proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the NYSE, any beneficial owner of our Common Stock whose shares are held in street name by a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm.

Attending the Annual Meeting will not automatically revoke a proxy that was submitted by Internet, telephone or mail.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of ICE’s director nominees; FOR the advisory resolution on executive compensation; FOR an ANNUAL advisory vote on executive compensation; FOR the approval of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan; FOR the approval of an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit; FOR the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries; FOR the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014; FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; AGAINST the stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations; and otherwise voted in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a broker and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers ten (10) days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on (i) the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries, (ii) the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014 and (iii) the ratification of the appointment of the independent registered public accounting firm because such matters are currently deemed as “routine” matters under NYSE rules. In addition, certain member brokers will only vote uninstructed shares in the same proportion as the instructions received by that broker from all other stockholders.

NYSE rules provide that (i) the election of directors, (ii) the advisory resolution on our executive compensation, (iii) the advisory vote on the frequency of future executive compensation votes, (iv) the approval of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan, (v) the approval of an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit and (vi) the stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations are “non-routine” matters, which means that member brokers that have not received instructions from the beneficial owners of shares of Common Stock do not have discretion to vote the shares held by those beneficial owners on the election of directors and the advisory resolution on our executive compensation.

How many votes are required to transact business at the Annual Meeting?

A majority of all issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Any shares in excess of the voting limits described in What are the voting and ownership limitations? will not count as present or outstanding for purposes of determining whether a quorum is present at the Annual Meeting unless the holder of those shares has received a waiver of the voting limits from our Board of Directors. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from any adjournments or postponements of the Annual Meeting, unless a new record date is set).

How are votes counted?

Election of Directors

Our Bylaws provide for a majority vote standard in the election of directors in uncontested elections. This means that a majority of the votes cast by stockholders entitled to vote “for” or “against” the election of a director nominee must be voted “for” the director nominee in order for that director nominee to be elected. A director who fails to receive a majority of “for” votes will be required to tender his or her resignation. An abstention will not be treated as a vote “for” or “against” the election of any nominee and will have no effect on the outcome of the vote.

Advisory Resolution on Our Executive Compensation

Under our Bylaws, the affirmative vote of a majority of votes cast by the stockholders entitled to vote at the Annual Meeting is required to approve the advisory resolution on our executive compensation. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Under our Bylaws, the affirmative vote of a majority of votes cast by the stockholders entitled to vote at the Annual Meeting is required to approve the advisory vote on the frequency of future advisory votes on executive compensation. You may vote to hold a say on pay vote annually (once every year), biennially (every two years) or triennially (every three years), or you may “abstain.” An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Approval of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan

Under our Bylaws, the affirmative vote of a majority of votes cast by the stockholders entitled to vote at the Annual Meeting is required to approve the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Approval of an Amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to Add an Aggregate Annual Compensation Limit

Under our Bylaws, the affirmative vote of a majority of votes cast by the stockholders entitled to vote at the Annual Meeting is required to approve an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Approval of the Adoption of Our Fourth Amended and Restated Certificate of Incorporation to Update and Streamline References to Our National Securities Exchange Subsidiaries, Their Members, and the Holding Companies That Control Such Exchanges, and Delete References to Certain Other Subsidiaries

Under our Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon is required to approve the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries. As a result, “abstention” from voting on this matter will be treated as both “present” for quorum purposes and a vote “against” the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries.

Approval of the Adoption of Our Fourth Amended and Restated Certificate of Incorporation to Remove an Obsolete Proviso Cross-Referencing a Section of Our Bylaws That Was Deleted After the Sale of the Euronext Business in 2014

Under our Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote thereon is required to approve the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014. As a result, “abstention” from voting on this matter will be treated as both “present” for quorum purposes and a vote “against” the approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017

Under our Bylaws, the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Stockholder Proposal Regarding the Preparation of a Report Assessing ESG Market Disclosure expectations

Under our Bylaws, the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve the stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Abstentions and Broker Non-Votes

In the cases of the (i) election of directors, (ii) advisory resolution on our executive compensation, (iii) advisory vote on the frequency of future advisory votes on executive compensation, (iv) approval of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan, (v) approval of an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit, (vi) approval of the ratification of the appointment of Ernst & Young LLP and (vii) stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations, only votes cast “for” or “against” will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” any of these proposals and therefore will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on the approval of the ratification of the appointment of Ernst & Young LLP within a specified period of time prior to the meeting, then your broker will have the authority to vote your shares on such proposal.

In regards to the (i) approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries and (ii) approval of the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014, abstentions and broker non-votes will have the effect of a vote “against” these proposals. If you hold your shares through a broker and you do not instruct the broker on how to vote on (i) the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our subsidiaries and delete references to other subsidiaries or (ii) the adoption our Fourth Amended and Restated Certificate of Incorporation to remove a proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014, in each case, within a specified period of time prior to the meeting, then your broker will have authority to vote your shares on any such proposal which you did not instruct the broker how to vote.

Where and when will the voting results be available?

We will file the official voting results on a Current Report on Form 8-K within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who pays for the expenses of this proxy solicitation?

In addition to soliciting proxies through the mail and by email pursuant to the SEC “Notice and Access” rules, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have also engaged Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902 to assist us in the solicitation of proxies, and the anticipated cost of such engagement is approximately $10,000.00. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

This Proxy Statement and Our Annual Report are available at www.proxyvote.com.

The Annual Report of Intercontinental Exchange, Inc. for the fiscal year ended December 31, 2016 (the “Annual Report”), which includes our Form 10-K for the fiscal year ended December 31, 2016, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement. This Proxy Statement and the Annual Report are also available on our website at www.intercontinentalexchange.com. We will also provide a copy of the Annual Report for no charge upon written or verbal request. See Distribution of Certain Documents below.

Also, we are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.intercontinentalexchange.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K, without charge to any stockholder upon written or verbal request to us at Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail investors@theice.com.

In addition, the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee are available on our website at www.intercontinentalexchange.com. We also provide our Global Code of Business Conduct, which includes information on our Global Reporting and Anti-Fraud Policy, our Board Communication Policy and our Board of Directors Governance Guidelines on our website at www.intercontinentalexchange.com. We will also provide a printed copy of these documents to stockholders upon request.

Distribution of Certain Documents

SEC rules permit us to deliver a single copy of this Proxy Statement and our Annual Report to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report, he or she may contact us at Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail: investors@theice.com, and we will deliver those documents to such stockholder promptly upon receiving the request.

If you are receiving multiple copies of our Annual Report and Proxy Statement, you may request “householding” in the future by contacting Investor Relations. Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may request “householding” by contacting our registrar and transfer agent, Computershare Trust Company, N.A. via phone at (888) 404-6332 or by mail at P.O. Box 30170, College Station, TX 77842-3170. Overnight correspondence should be mailed to 211 Quality Circle, Suite 210, College Station, TX 77845. Beneficial owners may request “householding” by contacting their broker or bank.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by ICE under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation” and “Audit Committee Report,” will not be deemed incorporated, unless specifically provided otherwise in such filing.

STOCKHOLDERS’ PROPOSALS FOR 2018 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2018 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and such stockholder proposals must be received at our executive offices in Atlanta, Georgia, on or before [                 ], 2017 to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bylaws, and in addition to any other requirements under applicable law, for a matter (other than a nomination for director) not included in our proxy materials to be properly brought before the 2018 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of ICE, Johnathan H. Short, at Intercontinental Exchange, Inc., 5660 New Northside Drive, Third Floor, Atlanta, Georgia 30328, not less than 90 nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 19, 2018 and no later than February 19, 2018. However, if and only if the 2018 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2017 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Any such stockholder notice must be in writing and must set forth (i) the text of the proposal to be presented, (ii) a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, (iii) any material interest of such stockholder in the matter proposed (other than as a stockholder), if applicable, (iv) in the case of a person that holds stock entitled to vote at the annual meeting through a nominee or “street name” holder of record of such stock, evidence establishing such holder’s indirect ownership of the stock and entitlement to vote such stock on the matter proposed at the annual meeting, (v) the number and class of shares of each class of stock of ICE that are, directly or indirectly, owned of record and beneficially by any “associated person” of such stockholder or beneficial owner, (vi) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of stock of ICE, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of ICE or otherwise (a “Derivative Instrument”) directly or indirectly beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (vii) any other direct or indirect opportunity held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, to profit or share in any profit derived from any increase or decrease in the value of shares of any class of stock of ICE, (viii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner, or any such “associated person” has a right to vote any shares of any security of ICE, (ix) any short interest in any security of ICE held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (x) any right to dividends on the shares of any class of stock of ICE beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, which right is separated or separable from the underlying shares, (xi) any proportionate interest in shares of any class of stock of ICE or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner, or such “associated person” is a general partner or with respect to which such stockholder, such beneficial owner, or such “associated person”, directly or indirectly, beneficially owns an interest in a general partner and (xii) any performance-related fees (other than an asset-based fee) to which such stockholder, such beneficial owner, or such “associated person” is entitled based on any increase or decrease in the value of shares of any class of stock of ICE or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (v) through (xii) above, as of the date of such stockholder notice (which information shall be supplemented by such stockholder and by such beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such beneficial ownership, interest, or arrangement as of the record date). Stockholder nominations for the Board of Directors must comply with the procedures set forth above under Corporate Governance — Stockholder Recommendations for Director Candidates.

Proxy Access

For a stockholders’ notice of nomination of one or more director candidates to be included in our proxy materials for our 2018 Annual Meeting of Stockholders, pursuant to the proxy access right included in Section 2.15 of our Bylaws, such notice of nomination must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business 150 calendar days and no later than the close of business 120 calendar days before the anniversary date that we mailed our proxy materials for our 2017 Annual Meeting of Stockholders. The notice must contain the information required by our Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our Proposed Bylaws relating to the inclusion of stockholder nominees in our proxy materials.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of ICE.

By Order of the Board of Directors.

Jeffrey C. Sprecher

Chairman and Chief Executive Officer

Atlanta, Georgia

March [    ], 2017

Our 2016 Annual Report, which includes audited consolidated financial statements, has been made available to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

EXHIBIT A — FORM OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTERCONTINENTAL EXCHANGE, INC.

~~THIRD~~FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INTERCONTINENTAL EXCHANGE, INC.

Intercontinental Exchange, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(1) The present name of the Corporation is Intercontinental Exchange, Inc. The name under which the Corporation was originally incorporated was IntercontinentalExchange Group, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2013.

(2) This ~~Third~~Fourth Amended and Restated Certificate of Incorporation of the Corporation restates, integrates, and further amends the provisions of the ~~Second~~Third Amended and Restated Certificate of Incorporation of the Corporation.

(3) This ~~Third~~Fourth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(4) Pursuant to Sections 242 and 245 of the DGCL, the text of the ~~Second~~Third Amended and Restated Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as set forth on Exhibit A.

(5) This ~~Third~~Fourth Amended and Restated Certificate of Incorporation of the Corporation shall become effective at ~~12:00 P.M.~~        ●         Eastern Time, on ~~October 12, 2016~~        ●        , 2017.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this ~~Third~~Fourth Amended and Restated Certificate of Incorporation of the Corporation on this ~~12th~~    ●    day of ~~October, 2016~~         ●        , 2017.

INTERCONTINENTAL EXCHANGE, INC.

By:
Name:
Title:

Exhibit A

~~THIRD~~FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INTERCONTINENTAL EXCHANGE, INC.

ARTICLE I

Name of Corporation

The name of the Corporation is Intercontinental Exchange, Inc.

ARTICLE II

Registered Office

The address of the Corporation’s registered office in the State of Delaware, County of New Castle, is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

ARTICLE III

Purpose

The nature or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Stock

A. Classes and Series of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is one billion six hundred million (1,600,000,000) shares, consisting of:

1. one billion five hundred million (1,500,000,000) shares of Common Stock, par value $0.01 per share, which shares shall be designated as “Common Stock” (the “Common Stock”); and

2. one hundred million (100,000,000) shares of Preferred Stock, par value $0.01 per share, which shares shall be designated as “Preferred Stock” (the “Preferred Stock”).

B. Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized, to the fullest extent permitted by law, to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

1. the distinctive serial designation of such series, which shall distinguish it from other series;

2. the number of shares included in such series;

3. whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board of Directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividends, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

4. whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

5. the amount or amounts that shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

6. the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

7. the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

8. whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

9. whether or not the holders of the shares of such series shall have voting rights or powers, in addition to the voting rights and powers provided by law, and if so the terms of such voting rights or powers, which may provide, among other things and subject to the other provisions of this Amended and Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series together with one or more other series or classes of stock of the Corporation) and that all of the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

For all purposes, this Amended and Restated Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Amended and Restated Certificate of Incorporation to increase or decrease the number of authorized shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board of Directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote thereon and all other outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in the certificate of designations for the relevant series of Preferred Stock, holders of Common Stock shall not be entitled to vote on any amendment of this Amended and Restated Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation Law as then in effect.

C. Options, Warrants and Other Rights. The Board of Directors is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

1. adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any Person (as defined in paragraph A.~~8~~9 of Article V) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

2. restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

3. permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section C shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

ARTICLE V

Limitations on Voting and Ownership

A. Voting Limitation.

1. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, for so long as the Corporation shall directly or indirectly control ~~any U.S. Regulated Subsidiary (as defined below),~~a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a) no Person, either alone or together with its Related Persons, as of any record date for the determination of stockholders entitled to vote on any matter, shall be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than 10% of the then outstanding votes entitled to be cast on such matter, without giving effect to this ARTICLE V (such threshold being hereinafter referred to as the “Voting Limitation”), and the Corporation shall disregard any such votes purported to be cast in excess of the Voting Limitation; and (b) if any Person, either alone or together with its Related Persons, is party to any agreement, plan or other arrangement relating to shares of stock of the Corporation entitled to vote on any matter with any other Person, either alone or together with its Related Persons, under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this ARTICLE V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 10% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter) (the “Recalculated Voting Limitation”), then the Person, either alone or together with its Related Persons, shall not be entitled to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person, either alone or together with its Related Persons, in person or by proxy or through any voting agreement or other arrangement, to the extent that such shares represent in the aggregate more than the Recalculated Voting Limitation, and the Corporation shall disregard any such votes purported to be cast in excess of the Recalculated Voting Limitation.

2. The Voting Limitation and the Recalculated Voting Limitation, as applicable, shall apply to each Person unless and until: (a) such Person shall have delivered to the Board of Directors a notice in writing, not less than 45 days (or such shorter period as the Board of Directors shall expressly consent to) prior to any vote, of such Person’s intention, either alone or together with its Related Persons, to vote or cause the voting of shares of stock of the Corporation beneficially owned by such Person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, in excess of the Voting Limitation or the Recalculated Voting Limitation, as applicable; (b) the Board of Directors shall have resolved to expressly permit such voting; and (c) such resolution shall have been filed with, and approved by, the U.S. Securities and Exchange Commission (the “SEC”) under Section 19(b) of the ~~Securities~~ Exchange Act ~~of 1934, as amended (the “Exchange Act”),~~ and shall have become effective thereunder.

3. Subject to its fiduciary obligations under applicable law, the Board of Directors shall not adopt any resolution pursuant to clause (b) of Section A.2 of this ARTICLE V unless the Board of Directors shall have determined that:

(a) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, (i) will not impair the ability of any ~~U.S. Regulated Subsidiary, the Corporation, Intercontinental Exchange Holdings, Inc. (“ICE Holdings”), NYSE Holdings LLC (“NYSE Holdings”) or NYSE Group, Inc. (“NYSE Group”) (if and to the extent that NYSE Group continues to exist as a separate entity) to discharge their respective~~national securities exchange registered under Section 6 of the Exchange Act that is directly or indirectly controlled by the Corporation (each such national securities exchange so controlled, an “Exchange”), any entity controlled by the Corporation that is not itself an Exchange but that directly or indirectly controls an Exchange (each such controlling entity, an “Intermediate Holding Company”) or the Corporation to discharge their responsibilities under the Exchange Act and the rules and regulations thereunder and (ii) is otherwise in the best interests of (w) the Corporation, (x) its stockholders and (y) ~~the U.S. Regulated Subsidiaries~~each Exchange;

(b) the exercise of such voting rights or the entering into of such agreement, plan or other arrangement, as applicable, by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act;

(c) in the case of a resolution to approve the exercise of voting rights in excess of 20% of the then outstanding votes entitled to be cast on such matter, (i) neither such Person nor any of its

Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) (any such person subject to statutory disqualification being referred to in this Amended and Restated Certificate of Incorporation as a “U.S. Disqualified Person”); ~~(ii) for so long as the Corporation directly or indirectly controls NYSE Arca, Inc. (“NYSE Arca”) or NYSE Arca Equities, Inc. (“NYSE Arca Equities”) or any facility of NYSE Arca, neither such Person nor any of its Related Persons is an ETP Holder (as defined in the NYSE Arca Equities rules of NYSE Arca, as such rules may be in effect from time to time) of NYSE Arca Equities (any such Person that is a Related Person of an ETP Holder shall hereinafter also be deemed to be an “ETP Holder” for purposes of this Amended and Restated Certificate of Incorporation, as the context may require) or an OTP Holder or OTP Firm (each as defined in the rules of NYSE Arca, as such rules may be in effect from time to time) of NYSE Arca (any such Person that is a Related Person of an OTP Holder or OTP Firm shall hereinafter also be deemed to be an “OTP Holder” or “OTP Firm”, as appropriate, for purposes of this Amended and Restated Certificate of Incorporation, as the context may require); and (iii) for so long as the Corporation directly or indirectly controls New York Stock Exchange LLC (“New York Stock Exchange”) or NYSE Market (DE), Inc. (“NYSE Market”), neither such Person nor any of its Related Persons is a “member” or “member organization” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time) (a “NYSE Member”, and any such Person that is a Related Person of such member or member organization shall hereinafter also be deemed to be a “NYSE Member” for purposes of this Amended and Restated Certificate of Incorporation, as the context may require); and (iv) for so long as the Corporation directly or indirectly controls NYSE MKT LLC (“NYSE MKT”), neither such Person nor any of its Related Persons is a “member” (as defined in Sections 3(a)(3)(A)(i), 3(a)(3)(A)(ii), 3(a)(3)(A)(iii) and 3(a)(3)(A)(iv) of the Exchange Act) of NYSE MKT (an “MKT Member,” and any such Person that is a Related Person of such member or member organization shall hereinafter also be deemed to be an “MKT Member” for purposes of this Amended and Restated Certificate of Incorporation, as the context may require);~~and (ii) for so long as the Corporation directly or indirectly controls one or more Exchanges, neither such Person nor any of its Related Persons is a Member (as defined below) of any Exchange;

(d) in the case of a resolution to approve the entering into of an agreement, plan or other arrangement under circumstances that would result in shares of stock of the Corporation that would be subject to such agreement, plan or other arrangement not being voted on any matter, or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, but for this ARTICLE V, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of stock of the Corporation that would exceed 20% of the then outstanding votes entitled to be cast on such matter (assuming that all shares of stock of the Corporation that are subject to such agreement, plan or other arrangement are not outstanding votes entitled to be cast on such matter), (i) neither such Person nor any of its Related Persons is a U.S. Disqualified Person; and (ii) for so long as the Corporation directly or indirectly controls ~~NYSE Arca~~one or ~~NYSE Arca Equities or any facility of NYSE Arca, neither such Person nor any of its Related Persons is an ETP Holder, OTP Holder or an OTP Firm; (iii) for so long as the Corporation directly or indirectly controls New York Stock Exchange or NYSE Market~~more Exchanges, neither such Person nor any of its Related Persons is a ~~NYSE~~ Member~~; and (iv) for so long as the Corporation directly or indirectly controls NYSE MKT, neither such Person nor any of its Related Persons is a MKT Member~~ of any Exchange.

4. In making such determinations, the Board of Directors may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board of Directors may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation.

5. If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person (the “Record Owner”), this Section A of

ARTICLE V shall be enforced against such Record Owner by limiting the votes entitled to be cast by such Record Owner in a manner that will accomplish the Voting Limitation and the Recalculated Voting Limitation applicable to such Person and its Related Persons.

6. This Section A of ARTICLE V shall not apply to (1) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (2) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which this Section A of ARTICLE V shall apply).

7. For purposes of this Section A of ARTICLE V, no Person shall be deemed to have any agreement, arrangement or understanding to act together with respect to voting shares of stock of the Corporation solely because such Person or any of such Person’s Related Persons has or shares the power to vote or direct the voting of such shares of stock as a result of (1) any solicitation of any revocable proxy from any stockholder of the Corporation by or on behalf of the Corporation or by any officer or director of the Corporation acting on behalf of the Corporation or (2) any solicitation of any revocable proxy from any stockholder of the Corporation by any other stockholder that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act (other than a solicitation pursuant to Rule 14a-2(b)(2) promulgated under the Exchange Act, with respect to which this Section A of ARTICLE V shall apply), except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

~~8.~~8. “Member” shall mean a Person that is a “member” of an Exchange within the meaning of Section 3(a)(3)(A) of the Exchange Act.

9. “Person” shall mean any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government.

~~9~~10. “Related Persons” shall mean with respect to any Person:

(a) any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Exchange Act);

(b) any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation;

(c) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

(d) in the case of a Person that is a ~~“member organization” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time), any “member” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time)~~Member, any Person that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(e) in the case of a Person that is ~~an OTP Firm~~a natural person and is a Member, any ~~OTP Holder~~broker or dealer that is ~~associated~~ also a Member with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(f) in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

(g) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and

(h) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable~~;~~.

~~(e) in the case of a Person that is a “member” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);~~

~~(f) in the case of a Person that is an OTP Holder, the OTP Firm with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);~~

~~(g) in the case of a Person that is a “member” (as defined in Section 3(a)(3)(A)(i) of the Exchange Act) of NYSE MKT, the “member” (as defined in Sections 3(a)(3)(A)(ii), 3(a)(3)(A)(iii) and 3(a)(3)(A)(iv) of the Exchange Act) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and~~

~~(h) in the case of a Person that is a “member” (as defined in Sections 3(a)(3)(A)(ii), 3(a)(3)(A)(iii) and 3(a)(3)(A)(iv) of the Exchange Act) of NYSE MKT, any “member” (as defined in Section 3(a)(3)(A)(i) of the Exchange Act) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).~~

~~10. “U.S. Regulated Subsidiary” and “U.S. Regulated Subsidiaries” shall have the meanings set forth in the Bylaws of the Corporation, as amended from time to time.~~

B. Ownership Concentration Limitation.

1. Except as otherwise provided in this Section B of ARTICLE V, for so long as the Corporation shall directly or indirectly control any ~~U.S. Regulated Subsidiary~~Exchange, no Person, either alone or together with its Related Persons, shall be permitted at any time to own beneficially shares of stock of the Corporation representing in the aggregate more than 20% of the then outstanding votes entitled to be cast on any matter (the “Concentration Limitation”).

2. The Concentration Limitation shall apply to each Person unless and until: (a) such Person shall have delivered to the Board of Directors a notice in writing, not less than 45 days (or such shorter period as the Board of Directors shall expressly consent to) prior to the acquisition of any shares that would cause such Person (either alone or together with its Related Persons) to exceed the Concentration Limitation, of such Person’s intention to acquire such ownership; (b) the Board of Directors shall have resolved to expressly permit such ownership; and (c) such resolution shall have been filed with, and approved by, the SEC under Section 19(b) of the Exchange Act and shall have become effective thereunder.

3. Subject to its fiduciary obligations under applicable law, the Board of Directors shall not adopt any resolution pursuant to clause (b) of Section B.2 of this ARTICLE V unless the Board of Directors shall have determined that:

(a) such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, (i) will not impair the ability of any ~~U.S. Regulated Subsidiaries, the Corporation, ICE Holdings, NYSE Holdings or NYSE Group (if and to the extent that NYSE Group continues to exist as a separate entity) to discharge their respective~~Exchange, Intermediate Holding Company or the Corporation to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder and (ii) is otherwise in the best interests of (w) the Corporation, (x) its stockholders and (y) ~~the U.S. Regulated Subsidiaries~~each Exchange;

(b) such acquisition of beneficial ownership by such Person, either alone or together with its Related Persons, will not impair the SEC’s ability to enforce the Exchange Act. In making such determinations, the Board of Directors may impose such conditions and restrictions on such Person and its Related Persons owning any shares of stock of the Corporation entitled to vote on any matter as the Board of Directors may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the governance of the Corporation;

(c) neither such Person nor any of its Related Persons is a U.S. Disqualified Person; and

~~(a)~~ for so long as the Corporation directly or indirectly controls ~~NYSE Arca or NYSE Arca Equities or any facility of NYSE Arca, neither such Person nor any of its Related Persons is an ETP Holder or an OTP Holder or OTP Firm;~~

~~(a) for so long as the Corporation directly or indirectly controls New York Stock~~any Exchange ~~or NYSE Market~~, neither such Person nor any of its Related Persons is a Member~~; and~~

(d) ~~for so long as the Corporation directly or indirectly controls NYSE MKT, neither such Person nor any of its Related Persons is a MKT Member~~ of any Exchange.

4. Unless the conditions specified in Section B.2 of this ARTICLE V are met, if any Person, either alone or together with its Related Persons, at any time beneficially owns shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent funds are legally available therefor, that number of shares of stock of the Corporation necessary so that such Person, together with its Related Persons, shall beneficially own shares of stock of the Corporation representing in the aggregate no more than 20% of the then outstanding votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

5. Nothing in this Section B of ARTICLE V shall preclude the settlement of transactions entered into through the facilities of New York Stock Exchange; provided, however, that, if any Transfer of any shares of stock of the Corporation shall cause any Person, either alone or together with its Related Persons, at any time to beneficially own shares of stock of the Corporation in excess of the Concentration Limitation, such Person and its Related Persons shall be obligated to sell promptly, and the Corporation shall be obligated to purchase promptly, shares of stock of the Corporation as specified in Section B.4 of this ARTICLE V.

6. If any share of Common Stock shall be represented by a certificate, a legend shall be placed on such certificate to the effect that such share of Common Stock is subject to the Concentration Limitations as set in Section B of this Article V. If the shares of Common Stock shall be uncertificated, a notice of such restrictions and limitations shall be included in the statement of ownership provided to the holder of record of such shares of Common Stock.

C. Procedure for Repurchasing Stock.

1. In the event the Corporation shall repurchase shares of stock (the “Repurchased Stock”) of the Corporation pursuant to ARTICLE V, notice of such repurchase shall be given by first class mail, postage prepaid, mailed not less than 5 business nor more than 60 calendar days prior to the repurchase date, to the holder of the Repurchased Stock, at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (a) the repurchase date; (b) the number of shares of Repurchased Stock to be repurchased; (c) the aggregate repurchase price, which shall equal the aggregate par value of such shares; and (d) the place or places where such Repurchased Stock is to be surrendered for payment of the aggregate repurchase price. Failure to give notice as aforesaid, or any defect therein, shall not affect the validity of the repurchase of Repurchased Stock. From and after the repurchase date (unless default shall be made by the Corporation in providing funds for the payment of the repurchase price), shares of Repurchased Stock which have been repurchased as aforesaid shall become treasury shares and shall no longer be deemed to be outstanding, and all rights of the holder of such Repurchased Stock as a stockholder of the Corporation (except the right to receive from the Corporation the repurchase price against delivery to the Corporation of evidence of ownership of such shares) shall cease. Upon surrender in accordance with said notice of evidence of ownership of Repurchased Stock so repurchased (properly assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be repurchased by the Corporation at par value.

2. If and to the extent that shares of stock of the Corporation beneficially owned by any Person or its Related Persons are held of record by any other Person, this ARTICLE V shall be enforced against such Record Owner by requiring the sale of shares of stock of the Corporation held by such Record Owner in accordance with this ARTICLE V, in a manner that will accomplish the Concentration Limitation applicable to such Person and its Related Persons.

D. Right to Information; Determinations by the Board of Directors. The Board of Directors shall have the right to require any Person and its Related Persons that the Board of Directors reasonably believes (i) to be subject to the Voting Limitation or the Recalculated Voting Limitation, (ii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shares of stock of the Corporation entitled to vote on any matter in excess of the Concentration Limitation, or (iii) to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) an aggregate of 5% or more of the then outstanding shares of stock of the Corporation entitled to vote on any matter, which ownership such Person, either alone or together with its Related Persons, has not reported to the Corporation, to provide to the Corporation, upon the Board of Directors’ request, complete information as to all shares of stock of the Corporation beneficially owned by such Person and its Related Persons and any other factual matter relating to the applicability or effect of this ARTICLE V as may reasonably be requested of such Person and its Related Persons. Any constructions, applications or determinations made by the Board of Directors pursuant to ARTICLE V in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its directors, officers and stockholders.

ARTICLE VI

Board of Directors

A. Powers of the Board of Directors—General. All corporate powers shall be exercised by the Board of Directors of the Corporation, except as otherwise specifically required by law or as otherwise provided in this Amended and Restated Certificate of Incorporation.

B. Number of Directors. The number of directors of the Corporation shall be fixed only by resolution of the Board of Directors of the Corporation from time to time in the manner set forth in the bylaws.

C. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships that the holders of any class or classes of stock or series thereof are expressly entitled by this Amended and Restated

Certificate of Incorporation to fill) may be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

D. Directors representing holders of Preferred Stock. Notwithstanding Section C of this ARTICLE VI, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then any vacancies and newly created directorships that are reserved to such holders voting separately as a class shall be filled only by such holders voting separately as a class, provided always that the total number of directors of the Corporation shall not exceed the number fixed pursuant to Section B of this ARTICLE VI. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

E. Power to Call Stockholder Meetings. Special meetings of stockholders of the Corporation may be called at any time by, but only by, (1) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors then in office, (2) the Chairman of the Board of Directors, (3) the Chief Executive Officer of the Corporation or (4) request of holders of Common Stock representing in the aggregate at least 50% of the shares of Common Stock outstanding at such time that would be entitled to vote at the meeting as determined under Section A.1 of ARTICLE V, in each case, to be held at such date, time and place, if any, either within or without the State of Delaware as may be stated in the notice of the meeting.

F. Bylaws. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the bylaws of the Corporation.

G. Considerations of the Board of Directors. In taking any action, including action that may involve or relate to a change or potential change in the control of the Corporation, a director of the Corporation may consider, among other things, both the long-term and short-term interests of the Corporation and its stockholders and the effects that the Corporation’s actions may have in the short term or long term upon any one or more of the following matters:

1. the prospects for potential growth, development, productivity and profitability of the Corporation and its subsidiaries;

2. the current employees of the Corporation or its subsidiaries;

3. the employees of the Corporation or its subsidiaries and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation or its subsidiaries;

4. the customers and creditors of the Corporation or its subsidiaries;

5. the ability of the Corporation and its subsidiaries to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which they do business;

6. the potential impact on the relationships of the Corporation or its subsidiaries with regulatory authorities and the regulatory impact generally; and

7. such other additional factors as a director may consider appropriate in such circumstances.

Nothing in this Section G of ARTICLE VI shall create any duty owed by any director, officer or employee of the Corporation to any Person to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters. No employee, former employee, beneficiary, customer, creditor, community or regulatory authority or member thereof shall have any rights against any director, officer or employee of the Corporation or the Corporation under this Section G of ARTICLE VI.

ARTICLE VII

Officer and Director Disqualification

No person that is a U.S. Disqualified Person may be a director or officer of the Corporation.

ARTICLE VIII

Elections of Directors

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX

Stockholder Action

A. No Action by Written Consent. No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied. Notwithstanding this ARTICLE IX, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

B. Quorum. At each meeting of stockholders of the Corporation, except where otherwise required by law or this Amended and Restated Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum (it being understood that any shares in excess of the Voting Limitation or the Recalculated Voting Limitation shall not be counted as present at the meeting and shall not be counted as outstanding shares of stock of the Corporation for purposes of determining whether there is a quorum, unless and only to the extent that the Voting Limitation or the Recalculated Voting Limitation, as applicable, shall have been duly waived pursuant to Section A or Section B of ARTICLE V). For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the voting power of the outstanding shares of such class or classes entitled to vote, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. In the absence of a quorum of the holders of any class of stock of the Corporation entitled to vote on a matter, the meeting of such class may be adjourned from time to time until a quorum of such class shall be so present or represented. Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity, provided, further, that any such shares of the Corporation’s own capital stock held by it in a fiduciary capacity shall be voted by the person presiding over any vote in the same proportions as the shares of capital stock held by the other stockholders are voted (including any abstentions from voting).

If this Amended and Restated Certificate of Incorporation provides for more or less than one vote for any share of stock of the Corporation on any matter or to the extent a stockholder is prohibited pursuant to this Amended and Restated Certificate of Incorporation from casting votes with respect to any shares of stock of the Corporation, every reference in the bylaws of the Corporation to a majority or other proportion of shares of stock of the Corporation shall refer to such majority or other proportion of the aggregate votes of such shares of stock, taking into account any greater or lesser number of votes as a result of the foregoing.

C. Bylaws. No adoption, amendment or repeal of a bylaw by action of stockholders shall be effective unless approved by the affirmative vote of the holders of not less than 66 2/3%, or such higher percentage as may be specified in Section 11.2(b) of the bylaws of the Corporation, of the voting power of all outstanding shares of Common Stock and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this ARTICLE IX shall be in addition to any other vote of stockholders that may be required by law, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any agreement with a national securities exchange or otherwise.

D. Location of Stockholder Meetings and Records. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law as it now exists or as it may hereafter be amended) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE X

Amendments

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, (A) no provision of ARTICLE V, Section B or G of ARTICLE VI, ARTICLE IX or this clause (A) of ARTICLE X shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Amended and Restated Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class ~~(provided that, in the case of an amendment seeking to reduce the minimum percentage of votes specified in Section 11.2(b) of the bylaws or which would have the effect of enabling or facilitating such reduction, the minimum percentage applicable shall be 80%);~~; and (B) for so long as this Corporation shall control, directly or indirectly, any ~~of the U.S. Regulated Subsidiaries~~Exchange, before any amendment or repeal of any provision of the Certificate of Incorporation of this Corporation shall be effective, such amendment or repeal shall be submitted to the boards of directors of ~~New York Stock Exchange, NYSE Market, NYSE Regulation, Inc., NYSE Arca, NYSE Arca Equities and NYSE MKT~~each Exchange (or the boards of directors of their successors), and if any or all of such boards of directors shall determine that such amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act and the rules promulgated thereunder before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the SEC, as the case may be. Any vote of stockholders required by this ARTICLE X shall be in addition to any other vote of the stockholders that may be required by law, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, any agreement with a national securities exchange or otherwise.

ARTICLE XI

Exculpation

A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended, after approval by the stockholders of this ARTICLE, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

An amendment, repeal or modification of the foregoing provisions of this ARTICLE XI, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this ARTICLE XI, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE XII

Indemnification

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) such directors, officers or agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law as it now exists or as it may hereafter be amended, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this ARTICLE XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

EXHIBIT B — CERTAIN DEFINITIONS RELATED TO OUR OWNERSHIP AND VOTING LIMITATIONS

“Exchange” means any national securities exchange registered under Section 6 of the Exchange Act that is directly or indirectly controlled by the Company.

“Intermediate Holding Company” means any entity controlled by the Company that is not itself an Exchange but that directly or indirectly controls an Exchange.

“Member” shall mean a Person that is a “member” of an Exchange within the meaning of Section 3(a)(3)(A) of the Exchange Act.

“Person” means any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government.

“Related Persons” means, with respect to any Person:

1.	any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Exchange Act);

2.	any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Company;

3.	in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

4.	in the case of a Person that is a Member, any Person that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

5.	in the case of a Person that is a natural person and is a Member, any broker or dealer that is also a Member with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

6.	in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

7.	in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and

8.	in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

B-1

EXHIBIT C — INTERCONTINENTAL EXCHANGE, INC. 2017 OMNIBUS EMPLOYEE INCENTIVE PLAN

INTERCONTINENTAL EXCHANGE, INC.

2017 OMNIBUS EMPLOYEE INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan (as amended from time to time, the “Plan”) is to attract, retain and motivate officers and key employees (including prospective employees), consultants and others who may perform services for Intercontinental Exchange, Inc. and any Subsidiary, and any successor entity (the “Company” or “ICE”), to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.

This Plan replaces the Company’s 2013 Omnibus Employee Incentive Plan, which was approved by the Company’s stockholders at the 2013 Annual Meeting of Stockholders on May 17, 2013 (the “Prior Plan”), as amended to the Effective Date, for awards granted on or after the Effective Date. Awards may not be granted under the Prior Plan beginning on the Effective Date, but this Plan will not affect the terms or conditions of any equity award grants under the Prior Plan (or any predecessor plans) before the Effective Date. Terms not otherwise defined in context are defined in Section 3.23.

1.2 Administration

1.2.1 The Compensation Committee of the Board of Directors of ICE (the “Board,” and such committee as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a) exercise all of the powers granted to it under the Plan;

(b) construe, interpret and implement the Plan and all Award Agreements;

(c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations, rules applicable to Grantees who are foreign nationals (or employed outside the United States, or both);

(d) make all determinations necessary or advisable in administering the Plan;

(e) correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f) amend the Plan to reflect changes in applicable law;

(g) grant, or recommend to the Board for approval to grant, awards made pursuant to the Plan (“Awards”) and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including the effect of a termination of Employment on such Awards and the vesting and/or lapse of restrictions on Awards upon the attainment of Performance Goals and/or upon continued service;

(h) amend any outstanding Award Agreement in any respect including, without limitation, to

(1) accelerate the time or times at which (A) the Award becomes vested, unrestricted or may be exercised or (B) shares of Common Stock (“Shares”) are delivered under the Award, and in each case, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award,

(2) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions or

(3) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities);

(i) determine at any time whether, to what extent and under what circumstances and method or methods

(1) Awards may be

(A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement);

(B) exercised; or

(C) canceled, forfeited or suspended;

(2) Shares, other securities, other Awards or other property and other amounts payable for an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee;

(3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company for any Awards;

(4) Awards may be settled by ICE, any of its Subsidiaries or affiliates or any of their designees; and

(5) subject to Section 2.5.5, the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset; and

(j) cause ICE to enter into an agreement with any Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.

1.2.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by each of the Committee members, and action so taken will be as fully effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Securities Exchange Act 1934, as amended from time to time, or any successor thereto (such act and the applicable rules and regulations thereunder, the “Exchange Act”). Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.2.3 Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee.

1.2.4 No member of the Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made for the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from:

(a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and

(b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice.

The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under ICE’s Restated Certificate of Incorporation or Amended and Restated Bylaws, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.3 Shares Available for Awards

1.3.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.3, the total number of Shares that may be granted under the Plan will be [30,000,000], plus the number of additional Shares available for future awards under the Prior Plan as of the Effective Date and the number of Shares related to awards under the Prior Plan as of the Effective Date which thereafter terminate, expire unexercised, or are forfeited, canceled or otherwise lapse for any reason (the “Share Limit”). Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by the Company. In the case of a grant of a stock-settled stock appreciation right, the number of Shares available for grant under the Plan will be reduced by the full number of Shares granted under such stock appreciation right. Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of Shares that may be granted under the Plan or be subject to the minimum vesting provisions in Section 2.4. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to New York Stock Exchange rules) and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements. All Shares that can be delivered under the Plan (as adjusted pursuant to Section 1.3.3) may be delivered through Incentive Stock Options.

1.3.2 Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires, terminates or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration, termination or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award (including in the case of stock-settled stock appreciation rights the full number of Shares underlying such stock appreciation right). The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an Award will not again be available for Awards.

1.3.3 Adjustments. The Committee will:

(a) adjust the number of Shares authorized pursuant to Section 1.3.1;

(b) adjust the individual Grantee limitations set forth in Sections 1.3.4; and

(c) adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.

1.3.4 Individual Limitations. The maximum number of Shares for which Awards may be granted during any one fiscal year to any Grantee who is an Employee will be for (1) stock options, 3,000,000 Shares, (2) stock appreciation rights, 3,000,000 Shares, and (3) to the extent such Award is intended to be “performance-based compensation” as that term is used in Section 162(m), Performance Awards (other than, for the avoidance of doubt, stock options and stock appreciation rights), 2,000,000 Shares (or, for cash-based Performance Awards, the Fair Market Value of 2,000,000 Shares as of [the Effective Date]). Each of the limits on Shares (or value of Shares) in this paragraph is subject to adjustment pursuant to Section 1.3.3.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Types of Awards

Awards may be made to Employees and Consultants. Awards may be in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock:

(a) stock options (including Incentive Stock Options);

(b) stock appreciation rights;

(c) restricted shares;

(d) restricted stock units;

(e) dividend equivalent rights; and

(f) other stock-based (as further described in Section 2.9), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

2.2 Agreements Evidencing Awards

Each Award will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided, the Committee may grant Awards in tandem with or in substitution for or satisfaction of any other Award or Awards or any award granted under any other plan of the Company. By accepting an Award, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.3 No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of ICE for Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.3.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the stock certificates (or other appropriate document or evidence of ownership) representing Shares (the “Certificates”) are delivered, or if the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.4 Minimum Vesting

All Awards will be subject to a minimum vesting schedule of at least thirty-six (36) months following the date of grant of the Award, provided, however, that (i) after the first year of any vesting period, such vesting schedule may be on a monthly, quarterly or yearly pro-rata basis and (ii) all Awards for which vesting will lapse on the achievement of Performance Goals will be subject to a minimum performance period of at least twelve (12) months. Notwithstanding the foregoing, (a) up to 5% of the Shares available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 2.4, and (b) this Section 2.4 will not apply to Acquisition Awards. Any Award Agreement may also provide that Shares issued or acquired in connection with the applicable Award will be subject to additional holding requirements specified in such Award Agreement.

2.5 Stock Options and Stock Appreciation Rights

2.5.1 Designation as Incentive Stock Option. At the time of grant, the Committee will designate whether stock options are Incentive Stock Options, and the applicable Award Agreement will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. Incentive Stock Options may only be granted to eligible Employees, and will be subject to and construed consistently with the requirements of Code Section 422.

2.5.2 Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share for each stock option or stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.3.3, may never be less than the Fair Market Value of a Share (or, in the case of an Incentive Stock Option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of ICE and of any Subsidiary or parent corporation of ICE (a “Ten Percent Stockholder”), 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its Fair Market Value on the date of grant of the Award of stock options or stock appreciation rights.

2.5.3 Term of Stock Options and Stock Appreciation Rights. In no event will any stock option or stock appreciation right be exercisable after the expiration of ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) from the date on which the stock option or stock appreciation right is granted.

2.5.4 Vesting and Exercise of Stock Option and Payment for Shares. To exercise a stock option or stock appreciation right, the Grantee must give written notice to the Company specifying the number of Shares to be acquired or rights to be exercised. In the case of stock options, the notice must accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:

(a) personal check;

(b) Shares, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option;

(c) any other form of consideration approved by the Company and permitted by applicable law; and

(d) any combination of the foregoing.

The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option or stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder (the “Securities Act”), the Exchange Act and any other applicable legal requirements. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a stock option or stock appreciation right may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.5.5 No Repricing or Reloads. Except as otherwise permitted by Section 1.3.3, reducing the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such stock options or such stock appreciation rights, will require approval of ICE’s stockholders. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

2.6 Restricted Shares

2.6.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). Upon delivery, the Grantee will have the rights of a stockholder for the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. If a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse.

2.6.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the relevant Grantee.

2.7 Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of ICE, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to one Share or a combination thereof, as specified by the Committee.

2.8 Dividend Equivalent Rights

The Committee may include in the Award Agreement for any Award, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. Notwithstanding anything to the contrary in the Plan, with respect to any Award of restricted stock units (including any Performance Award of restricted stock units), such dividend equivalents rights shall be subject to the same performance conditions or service conditions, as applicable, as the underlying Award, and no dividend equivalents shall be released to a Grantee until the Award to which they pertain has vested. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of ICE until payment of such amounts is made as specified in the applicable Award Agreement. If such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the settlement of the vested Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.9 Other Stock-Based or Cash-Based Awards

2.9.1 Grant. The Committee may grant other types of stock-based, stock-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share Awards or performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine (subject to Section 2.4). The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.10 Performance Awards. Notwithstanding anything to the contrary, Awards may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) (“Performance Awards”). In such event, the Committee will follow the following procedures to the extent required to comply with Section 162(m):

2.10.1 Establishment of the Performance Period, Performance Goals and Formula. A Grantee’s Performance Award will be determined based on the attainment of written objective Performance Goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than ninety (90) days after the commencement of the performance period to which the Performance Goal relates or, the maximum period otherwise permitted by Section 162(m). At the same time as the Performance Goals are established, the Committee will prescribe a formula to determine the amount of the Performance Award that may be payable based upon the level of attainment of the Performance Goals during the performance period.

2.10.2 Performance Criteria. The Performance Goals will be based on one or more of the following business criteria (either separately or in combination) with regard to ICE (or a Subsidiary, division, other operational unit or administrative department of ICE) (“Performance Criteria”): earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue or net revenue measures; gross profit or operating profit measures (including before or after taxes and including profit growth and profit-related return ratios); cost management; dividend payout ratios; market share measures; economic value added; cash flow; return measures (including return on capital, invested capital, total capital, tangible capital, expenses, tangible expenses, equity, revenue, investment, assets, or net assets or total shareholder return or similar measures); increase in the Fair Market Value of Common Stock; or changes (or the absence of changes) in the per share or aggregate Fair Market Value of Common Stock.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) or such other objective principles, as may be designated by the Committee. To the extent financial terms are defined under GAAP, all determinations will be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to stockholders.

Any Performance Goals may be measured in absolute terms or relative to historic performance or the performance of other companies or an index.

To the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), for each fiscal year of ICE, the Committee may (i) designate additional business criteria on which the Performance Goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, to any of the Performance Criteria described above, as the Committee may deem appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense): (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the acquisition or disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of business under GAAP or (E) attributable to the business operations of any entity acquired by the Company during the fiscal year).

2.10.3 Certification of Performance. Following the completion of each performance period, the Committee will have the sole discretion to determine whether the applicable Performance Goals have been met for a given Grantee and, if they have, will so certify in writing and ascertain the amount of the applicable Performance Award. No Performance Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance Award actually paid to a given Grantee may be less (but not more) than the amount determined by the applicable Performance Goal formula, at the discretion of the Committee. The amount of the Performance Award determined by the Committee for a performance period will be paid to the Grantee at such time as determined by the Committee in its sole discretion after the end of such performance period.

2.11 Repayment If Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) for a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) for restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares and (c) for restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered for the applicable delivery date, in each case for clauses (a), (b) and (c) of this Section 2.11, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.2, 1.3.3 and 3.7, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent. Subject to Sections 1.2, 1.3.3 and 3.7, an Award Agreement may not be amended in a manner that materially adversely impairs the rights of a Grantee without the Grantee’s consent.

3.1.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C), no amendment that would require stockholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) will be effective without the approval of ICE’s stockholders as required by Section 162(m) and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Code Section 422, no amendment that would require stockholder approval under Code Section 422 will be effective without the approval of ICE’s stockholders.

3.2 Tax Withholding

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax):

(a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable);

(b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise); or

(c) the Company may enter into any other suitable arrangements to withhold such taxes required by law to be withheld in an amount not to exceed the individual tax rates applicable to the Grantee, as determined by the Company.

3.3 Required Consents and Legends

If the Committee at any time determines that any consent or approval is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.14 such Plan Action will not be taken, in whole or in part, unless and until such consent or approval will have been effected or obtained to the full satisfaction of the Committee, as determined in its discretion in accordance with applicable law, the terms of this Plan and the applicable Award Agreement, and any administrative procedures or guidelines adopted by the Committee in respect of the Plan. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares. Nothing in the Plan will require the Company to list, register or qualify the Shares on any securities exchange.

3.4 Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5 Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines; provided, that in no case will the Committee permit any transfer to a third-party financial institution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6 Change in Control

3.6.1 Unless otherwise determined by the Committee (or unless otherwise provided in the applicable Award Agreement or a Grantee’s employment agreement), if a Grantee’s Employment is terminated by the Company or any successor entity thereto without Cause, or the Grantee terminates Employment for Good Reason, in each case, upon or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Employment, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than fifteen (15) days) following such Grantee’s termination of Employment.

3.6.2 As of the Change in Control date, any outstanding Performance Awards will be deemed earned at the greater of the target level and the actual performance level through the Change in Control date for all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original vesting and/or performance period and subject to the provisions of Section 3.6.1 above.

3.6.3 Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for fair value (as determined in the sole discretion of the Committee), which in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least twenty (20) days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent value rights (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent value rights. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.3 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

3.7 No Continued Employment or Engagement; Right of Discharge Reserved

Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment, or other engagement, with the Company, nor will it interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, such Employment or other engagement at any time.

3.8 Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9 Non-Uniform Determinations

The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.10 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the day before the tenth anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements, and provided further that no Awards (other than a stock option or stock appreciation right) that are intended to be “performance-based” under Section 162(m) will be granted on or after the five-year anniversary of the stockholder approval of the Plan unless the Performance Criteria are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Performance Criteria.

3.13 Clawback/Recapture Policy

Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.

3.14 Section 409A

3.14.1 All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement for an Award, the Plan will govern.

3.14.2 Without limiting the generality of Section 3.14.1, for any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(a) any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

(b) Any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and if such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;

(c) any payment to be made for such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B)) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(d) if any payment to be made for such Award would occur at a time when the tax deduction for such payment would be limited or eliminated by Section 162(m), such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated;

(e) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur for the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(f) for any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

(g) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(h) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and

(i) for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with ICE, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.15 Governing Law

THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

3.16 Disputes; Choice of Forum

3.16.1 The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Atlanta, Georgia over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Grantee, any aspect of the Grantee’s Employment with the Company or the termination of that Employment. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.16.1.

3.16.2 The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3 Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of ICE as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4 Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.18, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim). For the avoidance of doubt, nothing in this Plan or any Award Agreement is intended to impair such Grantee’s right to make disclosures under the whistleblower provisions of any applicable law or regulation or require such Grantee to notify ICE or obtain its authorization prior to doing so, or prohibit such Grantee from responding truthfully to a valid subpoena.

3.17 Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.18 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

3.19 Severability; Entire Agreement; Successors and Assigns

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties for the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral for the subject matter thereof. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 3.6.

3.20 No Liability For Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary in the Plan, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.21 No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.2.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.22 Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted by the Board on [    ], 2017 and was approved by ICE’s stockholders on [    ], 2017 (the “Effective Date”). Any Awards granted under the Plan prior to such stockholder approval will be conditioned upon such approval and will be null and void if such approval is not obtained; provided, however, that stock options and stock appreciation rights granted under the Plan prior to such stockholder approval may not be exercisable until after such stockholder approval and no Shares may be delivered pursuant to a restricted stock unit granted under the Plan prior to such stockholder approval until after such stockholder approval; provided further that restricted stock and Other Stock-Based or Cash-Based Awards may not be granted prior to obtaining stockholder approval. If the Plan is not so approved by the stockholders of ICE, then the Plan will be null and void in its entirety and the Prior Plan will remain in full force and effect.

3.23 Definitions of Certain Terms

3.23.1 “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference in the Plan to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

3.23.2 “Cause” means, unless otherwise provided in an Award Agreement or employment agreement:

(a) Grantee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony involving intentional conduct or any act of fraud, misappropriation or embezzlement;

(b) Grantee knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct (1) which is reasonably likely to adversely affect the Company’s right or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading commodities or (2) which violates the rules of any exchange or market on which the Company effects trades (or at such time is actively contemplating effecting trades) and which could lead to a denial of the Company’s right or qualification to effect trades on such exchange or market;

(c) any act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties and responsibilities to the material detriment of the Company; or

(d) Grantee breaches in any material respect any of the provisions of any applicable employment agreement or Award Agreement or violates any provision of any generally applicable code of conduct which is distributed in writing to the Company’s Employees.

3.23.3 “Change in Control” means the happening of any of the following:

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of ICE eligible to vote for the election of the members of ICE’s Board (the “Company Voting Securities”)unless (1) such person is the Company, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company, (3) such person is the Grantee, an entity controlled by the Grantee or a group which includes the Grantee or (4) such person acquired such securities in a Non-Qualifying Transaction (as defined in Section 3.23.3(d));

(b) during any period of not more than thirty-six (36) months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of ICE as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(c) any dissolution or liquidation of ICE or any sale or the disposition of 50% or more of the assets or business of ICE; or

(d) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of ICE’s Board immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of (i) the successor or survivor corporation in such transaction immediately following the consummation of such transaction or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power of the successor or survivor corporation in such transaction and (2) the number of the securities of such successor or survivor corporation or ultimate parent corporation (the “Post-Transaction Corporation”) representing the voting power described in Section 3.23.3(d)(1) held by the persons described in Section 3.23.3(d)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction, provided (3) the percentage described in Section 3.23.3(d)(1) of the securities of the Post-Transaction Corporation and the number described in Section 3.23.3(d)(2) of the securities of the Post-Transaction Corporation will be determined exclusively by reference to the securities of the Post-Transaction Corporation which result from the beneficial ownership of Shares by the persons described in Section 3.23.3(d)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above will be deemed to be a “Non-Qualifying Transaction”).

3.23.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

3.23.5 “Common Stock” means the common stock of ICE, par value $0.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.3.3.

3.23.6 “Consultant” means any individual (other than a non-employee member of the Board), corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company.

3.23.7 “Employee” means a regular, active employee and/or a prospective employee of the Company.

3.23.8 “Employment” means a Grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

3.23.9 “Fair Market Value” means, for a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified in the Plan. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

3.23.10 “Good Reason” means, unless otherwise provided in an Award Agreement or employment agreement, and in the absence of written consent of a Grantee:

(a) there is a material reduction in the Grantee’s base salary in effect immediately prior to a Change in Control; or

(b) there is a transfer of the Grantee’s primary work site to a new primary work site that is more than 30 miles (measured along a straight line) from the Grantee’s primary work site unless such new primary work site is closer (measured along a straight line) to the Grantee’s primary residence than the Grantee’s then current primary work site.

If the Grantee does not deliver to the Company a written notice of termination within sixty (60) days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company thirty (30) days to cure the event constituting Good Reason, and must actually terminate his or her employment with the Company within sixty (60) days after the Company’s failure to cure such event.

3.23.11 “Grantee” means an Employee or Consultant who receives an Award.

3.23.12 “Incentive Stock Option” means a stock option that is intended to be an “incentive stock option” within the meaning of Code Sections 421 and 422, as now constituted or subsequently amended, or pursuant to a successor Code provision.

3.23.13 “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards, which may or may not be based on Performance Criteria and which may differ from Grantee to Grantee and from Award to Award.

3.23.14 “Section 162(m)” and “Section 409A” mean Code Section 162(m) and Code Section 409A, respectively, in each case including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

3.23.15 “Subsidiary” means any consolidated subsidiary of ICE.

3.23.16 “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

EXHIBIT D – INTERCONTINENTAL EXCHANGE, INC. 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

INTERCONTINENTALEXCHANGE, INC.

2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

INTERCONTINENTALEXCHANGE, INC.

2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan is to attract, retain and motivate qualified and experienced individuals who may perform services for the Company as Non-Employee Directors (each, as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.

1.2 Definitions of Certain Terms

For purposes of this 2013 Omnibus Non-Employee Director Incentive Plan, the following terms have the meanings set forth below:

1.2.1 “Award” means an award made pursuant to the Plan.

1.2.2 “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.3 “Board” means the Board of Directors of ICE.

1.2.4 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.5 “Change in Control” means the happening of any of the following:

(a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of ICE eligible to vote for the election of the members of ICE’s Board (the “Company Voting Securities” unless, (1) such person is ICE or any subsidiary of ICE, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of ICE or a subsidiary of ICE, (3) such person is the Grantee, an entity controlled by the Grantee or a group which includes the Grantee or (4) such person acquired such securities in a Non-Qualifying Transaction (as defined in 1.2.5(c));

(b) any dissolution or liquidation of ICE or any sale or the disposition of 50% or more of the assets or business of ICE, or

(c) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of ICE’s Board immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of the securities of such successor or survivor corporation representing the voting power described in 1.2.5(c)(1) held by the persons described in 1.2.5(c)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of ICE’s Board immediately before the consummation of such transaction, provided (3) the percentage described in 1.2.5(c)(1) of the securities of the successor or survivor corporation and the number described in 1.2.5(c)(2) of the securities of the successor or survivor corporation shall be determined exclusively by reference to the securities of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of ICE by the persons described in 1.2.5(c)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”).

1.2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.7 “Committee” has the meaning set forth in Section 1.3.1.

1.2.8 “Common Stock” means the common stock of the Company, par value $0.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.3.

1.2.9 “Company” means IntercontinentalExchange, Inc. and its consolidated subsidiaries.

1.2.10 “Consent” has the meaning set forth in Section 3.3.2.

1.2.11 “Covered Person” has the meaning set forth in Section 1.3.4.

1.2.12 “Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of ICE.

1.2.13 “Effective Date” means May 17, 2013, or such other date when the Plan is approved by the stockholders of ICE.

1.2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.15 “Fair Market Value” means, with respect to a share of Common Stock, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.16 “Grantee” means a Non-Employee Director who receives an Award.

1.2.17 “ICE” means IntercontinentalExchange, Inc. or a successor entity contemplated by Section 3.6.

1.2.18 “Non-Employee Director” means a regular, active Director or a prospective Director of the Company or any of its subsidiaries, in either case who is not an employee of the Company or its subsidiaries.

1.2.19 Non-Qualified Stock Option” means a stock option not intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code.

1.2.20 “Non-Qualifying Transaction” has the meaning set forth in Section 1.2.5(c).

1.2.21 “Plan” means this 2013 Omnibus Non-Employee Director Incentive Plan, as amended from time to time.

1.2.22 “Plan Action” has the meaning set forth in Section 3.3.1.

1.2.23 “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.3 Administration

1.3.1 The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a) exercise all of the powers granted to it under the Plan;

(b) construe, interpret and implement the Plan and all Award Agreements;

(c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d) make all determinations necessary or advisable in administering the Plan;

(e) correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f) amend the Plan to reflect changes in applicable law but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the holder’s consent;

(g) grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of a Grantee’s service as a Non-Employee Director on such Awards;

(h) amend any outstanding Award Agreement in any respect, but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the holder’s consent, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a termination of a Grantee’s service as a Non-Employee Director); and

(i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee, (3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company with respect to any Awards and (4) Awards may be settled by ICE, any of its subsidiaries or affiliates or any of its or their designees.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the

Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive.

The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.3 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein. The Committee in its sole discretion may also determine (a) whether and when a Grantee’s leave of absence from Board service results in a termination of his or her service as a Non-Employee Director, (b) whether and when a change in a Grantee’s association with the Company results in a termination of his or her service as a Non-Employee Director and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s service as a Non-Employee Director being terminated will include both voluntary and involuntary terminations. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a termination of a Grantee’s service as a Non-Employee Director occurs when a Grantee experiences a “separation from service” (as such term is defined under Section 409A of the Code).

1.3.4 No Director or employee (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by ICE against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with ICE’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that ICE will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once ICE gives notice of its intent to assume the defense, ICE will have sole control over such defense with counsel of ICE’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under ICE’s Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that ICE may have to indemnify such persons or hold them harmless.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to Non-Employee Directors.

1.5 Types of Awards under Plan

Awards may be made under the Plan in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted shares, (d) restricted stock units, (e) dividend equivalent rights and (f) other stock-based or stock-related Awards (including performance awards) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. For the avoidance of doubt, it is intended that any stock options granted under the Plan will constitute Non-Qualified Stock Options.

1.6 Shares of Common Stock Available for Awards

1.6.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be granted under the Plan is 250,000. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by ICE. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan.

1.6.2 Replacement of Shares. If any Award is forfeited, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Common Stock, then the shares of Common Stock covered by such forfeited, expired, terminated or lapsed award will again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (A) any shares of Common Stock withheld in respect of taxes, (B) any shares tendered or withheld to pay the exercise price of stock options, (C) any shares repurchased by the Company from the optionee with the proceeds from the exercise of stock options and (D) any shares subject to stock appreciation rights but not issued on exercise as a result of the operation of Section 2.4.4.

1.6.3 Adjustments. The Committee will adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1, adjust the individual Grantee limitations set forth in Sections 2.3.1 and 2.4.1 and 2.9 and adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, or otherwise as it deems appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of ICE, including any extraordinary dividend or extraordinary distribution. After any adjustment made pursuant to this Section 1.6.3, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of ICE. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of ICE with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.

2.3 Options

2.3.1 Grant. Subject to Section 2.9, stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2 Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee but will not be less than the Fair Market Value of the Common Stock.

2.3.3 Term of Stock Option. In no event will any stock option be exercisable after the expiration of ten years from the date on which the stock option is granted.

2.3.4 Exercise of Stock Option and Payment for Shares. A stock option may be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to ICE specifying the number of shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by ICE, on terms acceptable to ICE, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares acquired pursuant to the exercise of a stock option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.5 Repricing. Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of ICE.

2.4 Stock Appreciation Rights

2.4.1 Grant. Subject to Section 2.9, stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.4.2 Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but will not be less than the Fair Market Value of the Common Stock.

2.4.3 Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of ten years from the date on which the stock appreciation right is granted.

2.4.4 Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to ICE specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, shares of Common Stock with a Fair Market Value equal to (a) the excess of (1) the Fair Market Value of the Common Stock on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by ICE, on terms acceptable to ICE, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5 Repricing. Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of ICE.

2.5 Restricted Shares

2.5.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of performance goals, as determined by the Committee at the time of grant. Upon the delivery of such shares, the Grantee will have the rights of a stockholder with respect to the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee but will be held by ICE or its designated agent until the time the restrictions lapse.

2.5.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the relevant Grantee.

2.6 Restricted Stock Units

2.6.1 Grant. Subject to Section 2.9, the Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of ICE until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of performance goals, as determined by the Committee at the time of grant. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.7 Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of ICE until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.8 Other Stock-Based Awards

Subject to Section 2.9, the Committee may grant other types of stock-based or stock-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock and the grant of performance based awards) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of performance goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.9 Individual Limitation on Awards

The maximum number of shares of Common Stock as to which stock options, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other types of stock-based or stock-related Awards may be granted under the Plan to any one individual in any one fiscal year may not exceed a number of Awards with a grant date fair value of $500,000.

2.10 Repayment if Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares and (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 2.10, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent.

3.1.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency.

3.2 Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any shares of Common Stock, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award, (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable), (b) the Committee will be entitled to require that the Grantee remit cash to the Company or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.3 Required Consents and Legends

3.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2 The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Right of Offset

The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5 Nonassignability; No Hedging

Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6 Change in Control

3.6.1 Unless otherwise determined by the Committee (or unless otherwise set forth in an Award Agreement), if a Grantee’s service as a Non-Employee Director is terminated by ICE or any successor entity thereto on or within one year after a Change in Control, each Award granted to such Grantee prior to such Change in Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of service, and any shares of Common Stock deliverable pursuant to restricted stock units shall be delivered promptly (but no later than 15 days) following such Grantee’s termination of service, provided that, as of the Change in Control date, any outstanding performance-based Awards shall be deemed earned at the greater of the target level or actual performance level through the Change in Control date (or if no target level is specified, the maximum level) with respect to all open performance periods.

3.6.2 In the event of a Change in Control, a Grantee’s Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights will be exercisable as to all shares of Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

3.7 Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement will (1) confer upon any Grantee the right to remain in the service of the Company as a Non-Employee Director or affect any right which the Company may have to terminate or alter the terms and conditions of such service or (2) create any obligation on behalf of the Board to nominate any Non-Employee Director for re-election to the Board by the Company’s shareholders.

3.8 Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the

Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of shares of Common Stock, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9 Non-Uniform Determinations

3.9.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s service as a Non-Employee Director has been terminated for purposes of the Plan.

3.9.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States, or both, and grant Awards (or amend existing Awards) in accordance with those rules.

3.10 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate May 17, 2023, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13 Section 409A

It is the intention of the Company that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Awards shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Grantees pursuant to Section 409A. The Company shall have no liability to any Grantee or otherwise if the Plan or any Award, vesting, exercise or payment of any Award hereunder is subject to the additional tax and penalties under

Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that is subject to Section 409A of the Code, if a Grantee is a “specified employee” (as such term is defined in Section 409A of the Code and as determined by the Company) as of the Grantee’s termination of service as a Non-Employee Director, any payments (whether in cash, shares or other property) to be made with respect to the Award upon the Grantee’s termination of service as a Non-Employee Director will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Grantee’s “separation from service” (as such term is defined and used in Section 409A of the Code) or (ii) the date of the Grantee’s death.

3.14 Clawback/Recoupment

Awards under this Plan may be subject to recoupment or clawback as may be required by applicable law, or the Company’s recoupment, or “clawback” policy as it may be amended from time to time.

3.15 Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.16 Choice of Forum

3.16.1 The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Atlanta, Georgia over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relationship to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.16.1.

3.16.2 The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3 Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of ICE as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4 Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.16, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17 Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.19 No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.20 Successors and Assigns of ICE

The terms of the Plan will be binding upon and inure to the benefit of ICE and any successor entity contemplated by Section 3.6.

3.21 Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.22 Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted on March 1, 2013 by the Board, subject to the approval by the stockholders of ICE at the 2013 Annual Meeting of Stockholders on May 17, 2013. The Plan will only be effective if it is approved by the stockholders of ICE at the 2013 Annual Meeting. Any Awards granted under the Plan prior to such stockholder approval shall be conditioned upon such approval and shall be null and void if such approval is not obtained; provided, however, that stock options and stock appreciation rights granted under the Plan prior to such stockholder approval may not be exercisable until after such stockholder approval and no shares of Common Stock may be delivered pursuant to a restricted stock unit granted under the Plan prior to such stockholder approval until after such stockholder approval; provided further that restricted stock and other stock-based or stock-related Awards may not be granted prior to obtaining stockholder approval. If the Plan is not so approved by the stockholders of ICE, then the Plan will be null and void in its entirety. If the Plan is approved by stockholders of ICE, then no further grants will be made under the Company’s 2003 Restricted Stock Deferral Plan For Outside Directors on or after the Effective Date.

EXHIBIT E – AMENDMENT TO INTERCONTINENTAL EXCHANGE, INC. 2013 OMNIBUS NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

Amendment No. 1 to the 2013 Omnibus Non-Employee Director Incentive Plan

WHEREAS, Intercontinental Exchange, Inc. (the “Company”) has adopted and maintains the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth below, subject to approval by the stockholders of the Company, to be effective upon the date of such approval (the “Amendment Effective Date”); and

WHEREAS, capitalized terms not otherwise defined shall have the meaning given to them by the Plan.

NOW, THEREFORE, pursuant to Section 3.1 of the Plan, the Plan is hereby amended as follows:

1.	A new aggregate annual limit on Non-Employee Director cash and equity compensation shall be added to the Plan. Accordingly, the following new Section 3.23 is hereby added:

“3.23 Limits on Compensation to Non-Employee Directors.

No Non-Employee Director of the Company may be granted (in any calendar year) cash and non-cash compensation, with respect to the Non-Employee Director’s service to the Company or a subsidiary of the Company, with an aggregate value in excess of $850,000, with the value of any stock-based Awards based on the accounting grant date value of such Award.”

Except as set forth above, the Plan shall remain unmodified and in effect in accordance with its terms as of the Amendment Effective Date.

As adopted by the Board of Directors of the Company on March 3rd, 2017, contingent upon approval by the stockholders of the Company to be effective as of the Amendment Effective Date.

E-1

INTERCONTINENTAL EXCHANGE, INC. 5660 NEW NORTHSIDE DRIVE THIRD FLOOR ATLANTA, GA 30328	VOTE BY INTERNET - www.proxyvote.com
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INTERCONTINENTAL EXCHANGE, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 4, 5, 6, 7 and 8, “1 YR” on Proposal 3 and AGAINST Proposal 9.
1.	Election of Directors
	Nominees:
	To be elected for terms expiring in 2018:	For	Against	Abstain				For	Against	Abstain
	1a. Ann M. Cairns	☐	☐	☐	2.	To approve, by non-binding vote, the advisory resolution on executive compensation for named executive officers.		☐	☐	☐
							1YR	2YR	3YR	Abstain
	1b. Charles R. Crisp	☐	☐	☐	3.	To approve, by non-binding vote, the advisory resolution on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
	1c. Duriya M. Farooqui	☐	☐	☐				For	Against	Abstain
	1d. Jean-Marc Forneri	☐	☐	☐	4.	To approve the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan.		☐	☐	☐
	1e. The Rt. Hon. the Lord Hague of Richmond	☐	☐	☐	5.	To approve an amendment to the Intercontinental Exchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan to add an aggregate annual compensation limit.		☐	☐	☐
	1f. Fred W. Hatfield	☐	☐	☐
	1g. Thomas E. Noonan	☐	☐	☐	6.

To approve the adoption of our Fourth Amended and Restated Certificate of Incorporation to update and streamline references to our national securities exchange subsidiaries, their members, and the holding companies that control such exchanges, and delete references to certain other subsidiaries.

								☐	☐	☐
	1h. Frederic V. Salerno	☐	☐	☐
	1i. Jeffrey C. Sprecher	☐	☐	☐	7.

To approve the adoption of our Fourth Amended and Restated Certificate of Incorporation to remove an obsolete proviso cross-referencing a section of our Bylaws that was deleted after the sale of the Euronext business in 2014.

								☐	☐	☐
	1j. Judith A. Sprieser	☐	☐	☐
	1k. Vincent Tese	☐	☐	☐	8.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐
For address changes/comments, mark here. (see reverse for instructions)				☐	9.	Stockholder proposal regarding the preparation of a report assessing ESG market disclosure expectations.		☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No		Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

E06590-P75774

Intercontinental Exchange, Inc.

Annual Meeting Details: May 19, 2017, 8:30 a.m., local time

St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, GA 30305

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INTERCONTINENTAL EXCHANGE, INC. FOR THE 2017 ANNUAL MEETING

The undersigned stockholder of Intercontinental Exchange, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Intercontinental Exchange, Inc. to be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, GA 30305, on Friday, May 19, 2017 at 8:30 a.m., and hereby appoints Scott A. Hill, Johnathan H. Short and Andrew J. Surdykowski and each of them proxies and attorneys-in-fact, each with power of substitution and revocation and each with all powers that the undersigned would possess if properly present, to attend and represent the undersigned at such meeting and any postponements or adjournments of such meeting and to vote all shares of Intercontinental Exchange, Inc. common stock which the undersigned is entitled to vote at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The securities that can be voted at the annual meeting consist of Intercontinental Exchange, Inc. common stock, $0.01 par value per share.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, “1 YR” ON PROPOSAL 3, FOR PROPOSAL 4, FOR PROPOSAL 5, FOR PROPOSAL 6, FOR PROPOSAL 7, FOR PROPOSAL 8, AGAINST PROPOSAL 9, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THROUGH THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

IMPORTANT TO BE SIGNED AND DATED ON REVERSE SIDE